As filed with the Securities and Exchange Commission on February 12, 2007
Registration No. 333-110906

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON FORM S-1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CHINACAST EDUCATION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4812 (Primary Standard Industrial Classification Code Number)	20-0178991 (I.R.S. Employer Identification Number)

660 Madison Avenue, 15th Floor
New York, New York 10021
(212) 753-0804
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ron Chan Tze Ngon, Chief Executive Officer
ChinaCast Education Corporation
660 Madison Avenue, 15th Floor
New York, New York 10021
(212) 753-0804
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mitchell S. Nussbaum, Esq.
Angela M. Dowd, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4000
(212) 407-4990 – Facsimile
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and lit the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
Explanatory Note
     This Post-Effective Amendment No. 1 on Form S-1 contains an updated prospectus relating to (i) the offering and sale of shares of common stock issuable upon exercise of warrants that were issued to public investors in connection with the registrant’s IPO and (ii) certain securities issuable upon exercise of an option sold to the representative of the underwriters in connection with such offering, all of which were (together with certain other securities of the registrant) initially registered by Great Wall Acquisition Corporation, the former name of the registrant, on the Registration Statement on Form S-1 (File No. 333-110906) declared effective by the Securities and Exchange Commission on March 17, 2004. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statement.

Prospectus	Subject to Completion, Dated February 12, 2007
CHINACAST EDUCATION CORPORATION
10,400,000 shares of Common Stock
400,000 Units
800,000 Warrants
     This prospectus relates to 9,200,000 shares of our common stock, par value $0.0001 per share, which are issuable upon the exercise of warrants originally issued in our initial public offering pursuant to a prospectus dated March 17, 2004. In order to obtain the shares, the holders of the public warrants must pay an exercise price of $5.00 per share. We will receive proceeds from the exercise of the public warrants but not from the sale of the underlying common stock.
     In connection with our initial public offering, we sold to Broadband Capital Management LLC, who acted as the representative of the underwriters in such offering, an option to purchase up to 400,000 units at a purchase price of $9.90 per unit. The representative units issuable upon exercise of the option are identical to the units that were offered in such offering except that the warrants included in the option have an exercise price of $6.95 per share. The registration statement of which this prospectus forms a part also covers the 400,000 units underlying the option, the 400,000 shares of common stock and the 800,000 representative warrants included as part of such units and the 800,000 shares of common stock underlying the representative warrants included as part of such units.
     Our shares of common stock are currently traded on the OTC Bulletin Board under the symbol “CEUC.” On February 8, 2007, the closing sale price of our common stock was $5.76 per share.
     Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 to read about factors you should consider before buying shares of our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2007

PROSPECTUS SUMMARY
The Company
     We were formed as a blank check company to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the paper, packaging, forest products and related industries. On March 17, 2004, we completed an initial public offering of our securities (the “IPO”). Any references in this prospectus to “we,” “us,” “our,” the “holding company” or “ChinaCast Education” refers to ChinaCast Education Corporation and its subsidiaries, unless otherwise specified. Any reference to “ChinaCast” refers to our principal operating subsidiary, ChinaCast Communication Holdings Limited.
The Acquisition of ChinaCast
     On September 13, 2005, the holders of 51.15% of the ordinary shares of ChinaCast agreed to our acquisition offer (the “Offer”), under which ChinaCast stockholders would have the option to receive, in the Offer, either one share of our common stock for every 21.29 ChinaCast shares tendered, or a cash payment of 0.28 Singapore dollars (US$0.167, based on the Singapore-U.S. dollar exchange rate on that date (S$1.6810 per U.S. dollar)) for each ChinaCast share tendered. On July 13, 2006, the letters of undertaking previously executed lapsed in accordance with Singapore law and we obtained new letters of undertaking (the “Letters of Undertaking”) from stockholders of ChinaCast holding in the aggregate 50.85% of its outstanding shares. ChinaCast’s majority stockholders delivering the undertakings (the “ChinaCast Majority”) committed to receive shares of our common stock in the Offer.
     On December 7, 2006, in connection with our pending acquisition of ChinaCast, we entered into a Credit Facility Agreement with certain lenders and DBS Bank Ltd., as Administrative Agent. The Facility Agreement established a secured credit facility under which we may borrow up to S$62,000,000. We are permitted to use the proceeds of loans under the Facility Agreement only for the acquisition of outstanding shares of ChinaCast and to pay fees, interest and other expenses related to such acquisition and the loans.
     On December 18, 2006, our stockholders voted to approve the acquisition of ChinaCast. No holders of shares issued in our IPO elected to have their shares redeemed.
     On December 22, 2007, we completed the acquisition of ChinaCast through our acquisition as of such date, of 51.22% of the outstanding ordinary shares of ChinaCast. As of January 18, 2007, the date on which the Offer was completed, we had acquired an additional 29.05% of the outstanding ordinary shares of ChinaCast. As of February 12, 2007, we had acquired an additional 19% of the outstanding shares of ChinaCast.
     On January 4, 2007, we filed an amendment to our certificate of incorporation to change our name to ChinaCast Education Corporation and to increase the number of shares of common stock that we are authorized to issue to 100,000,000.
     Our executive offices are located at 660 Madison Avenue, 15th Floor, New York, New York 10021 and our telephone number is (212) 753-0804.
The Business of ChinaCast
     ChinaCast was incorporated under the laws of Bermuda on November 20, 2003 as an exempted company with limited liability, and as the holding company for a public flotation in Singapore of ChinaCast’s business.
Products and Services
     ChinaCast offers products and services to customers under four principal product lines:

•	Post Secondary Education Distance Learning Services — ChinaCast enables universities and other higher learning institutions to provide nationwide real-time distance learning services. Its “turn-key” packages include all the hardware, software and broadband satellite network services necessary to allow university students located at remote classrooms around the country to interactively participate in live lectures broadcast from a main campus. ChinaCast currently services 15 universities with over 113,000 students in over 300 remote classrooms. For example, Beijing Aeronautical and Aeronautics University (Beihang), consistently ranked among the top ten Universities in China by the Ministry of Education, launched its distance learning network in cooperation with ChinaCast in 2002. By 2005, the number of distance learning students reached 20,000, at over 120 remote learning centers in China. In return for the turnkey distance learning services, ChinaCast receives from the University a percentage of each remote student’s tuition. According to China’s Ministry of Education, in 2003 there were over 100 million higher education students in the PRC, while universities had sufficient physical space to accommodate only about 15% of the students qualified to attend.

•	K-12 Educational Services — ChinaCast currently broadcasts multimedia educational content to 6,500 primary, middle and high schools throughout the PRC in partnership with leading educational content companies, such as Sun TV, Huajiao and the Clever Group, and renowned educational institutions such as the Beida Middle School and the Middle China Normal University High School. The educational content packages assist teachers in preparing and teaching course content. Each school pays ChinaCast a subscription fee for this service.

•	Vocational/Career Training Services — In partnership with various ministries and government departments, ChinaCast has deployed over 100 training centers throughout China providing job-skills training to recent graduates, employees of state-owned enterprises and the unemployed. One such key vocational e-learning project for the Ministry of Labor and Social Security (MLSS) provides job skills training for recently laid off workers from state-owned enterprises. The MLSS/ChinaCast distance learning job sills program was launched in April 2003 and has trained over 50,000 workers. Over 75% of the graduates of the program have gone on to find jobs. Future plans include expanding the distance learning network from 50 to over 200 sites to achieve a target of up to 30,000 graduates per year. MLSS pays ChinaCast monthly service and content subscription fees to provide the distance learning service.

•	Enterprise/Government Training and Networking Services — ChinaCast provides training and networking services to large corporations, government agencies and multinational companies that require data, video and voice communications between their head office and branch offices throughout China. ChinaCast provides these services to such customers as energy companies, post offices, insurance/financial institutions, retailers and manufacturers. One such enterprise network for Taikang Insurance, the country’s fifth largest insurance company, provides interactive corporate training to over 165,000 insurance agents throughout China. These enterprise customers typically buy the hardware and software and pay a monthly service fee based on the number of sites and bandwidth used.
     In its business segments, ChinaCast competes with state-owned and private enterprises that provide IT/Telecom services as well as educational services. These include large, well-funded state owned telecom companies such as China Telecom, China Netcom, China Unicom, China Railcom, China Satcom, China Orient, Guangdong Satellite Telecom and China Educational TV, as well as private educational service companies such as ChinaEdu, Beida Online, Ambow, Tengtu and China-Training.com. Not all of these companies compete directly in all e-learning and educational content sectors ChinaCast services and may offer services that are comparable or superior to ChinaCast’s.
     ChinaCast seeks to achieve brand recognition in targeted high growth, high margin market segments, such as for-profit education and corporate/government training. It strives to maximize customer loyalty and increase margins by offering additional services not offered by traditional service providers. ChinaCast intends to continue to develop for these segments new products and services that integrate broadband multimedia delivery with quality educational content. These new products include educational services such as career and vocational training courses and telecom/IT services such as voice over IP, video conferencing and web-based applications.

The Offering

Securities offered	9,200,000 shares of common stock, underlying public warrants with an exercise price of $5.00 per share 400,000 representative units 400,000 shares of common stock included as part of the representative units 800,000 representative warrants included as part of the representative units 800,000 shares of common stock underlying representative warrants with an exercise price of $6.95 per share. The warrants expire on March 16, 2009.

Common Stock:

Number outstanding before this offering	25,294,525

Number to be outstanding after this offering	32,736,952, assuming the exercise of all of the public warrants; 33,536,952 assuming the exercise of all of the public warrants and the representative warrants; and 33,936,952 assuming the exercise of all of the public warrants, the representative warrants and the representative units.

Offering proceeds	Assuming the exercise of all of the public warrants , we will receive gross proceeds of $46,000,000.
Assuming the exercise of all of the public warrants and the representative warrants, we will receive gross proceeds of $51,560,000.

Assuming the exercise of all of the public warrants, all of the representative warrants and all of the representative units, we will receive gross proceeds of $55,520,000 We intend to use the proceeds from the exercise of the warrants and the representative units for working capital, operating expenses and other general corporate purposes.

Redemption	We may redeem the outstanding warrants:

• In whole and not in part,

• at a price of $.01 per warrant at any time after the warrants become exercisable,

• upon a minimum of 30 days’ prior written notice of redemption, and

• if and only if the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

OTC Bulletin Board Symbols	CEUC – Common Stock

CEUCW – Warrants

CEUCU – Units
FORWARD-LOOKING STATEMENTS
     We believe that some of the information in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. Any information in this prospectus regarding the contingent earn-out payments should also be considered forward-looking statements. You should read statements that contain these words carefully because they:
•	discuss future expectations;

•	contain information which could impact future results of operations or financial condition; or

•	state other “forward-looking” information.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.
     All forward-looking statements included herein attributable to us, ChinaCast or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

RISK FACTORS
     An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before making a decision to invest in our securities.
Risks related to ChinaCast’s Business
Our business may be harmed if the Satellite Operating Entities upon which we rely fails to perform their obligations.
     We provide our services primarily over broadband satellite. Pursuant to the technical services agreement between them, ChinaCast provides technical services to ChinaCast Li Xiang Co. Ltd. (“CCLX”), which is licensed to provide value-added satellite broadband services in the PRC and to the Beijing Branch (“CCLBJ”) of ChinaCast Co. Ltd. (“CCL”) (CCLX and CCLBJ sometimes referred to as the “Satellite Operating Entities”). ChinaCast provides its technical services to customers of the Satellite Operating Entities, whom it considers to be its own customers. ChinaCast also engages the Satellite Operating Entities to provide the required satellite broadband service when a customer in China engages ChinaCast directly.
     ChinaCast has management control over, but does not own directly or indirectly, CCLX or its parent, CCL. It has no management control over CCL other than the operation of CCLBJ. Our Chairman Yin Jianping owns 20% of Tibet Tiantai Investment Management Co., Ltd., a company that owns 70% of CCL. CCL owns 90% of CCLX. Although the technical services agreement and the pledge agreements executed by the stockholders of CCL and CCLX in ChinaCast’s favor contains contractual safeguards to protect ChinaCast’s interests, these safeguards may not be enforceable or effective. We have no other legal control over the Satellite Operating Entities.
     As such, we are dependent on the due performance by the Satellite Operating Entities of their obligations, and if they fail to perform their obligations under or terminate the technical services agreement between them, we will be unable to provide our services.
We and the Satellite Operating Entities have a relatively short operating history and are subject to the risks of a new enterprise, any one of which could limit growth, content and services, or market development.
     Our short operating history makes it difficult to predict how our businesses will develop. Accordingly, we face all of the risks and uncertainties encountered by early-stage companies, such as:
•	uncertain growth in the market for, and uncertain market acceptance of, products, services and technologies;

•	the evolving nature of e-learning services and content; and

•	competition, technological change or evolving customer preferences that could harm sales of their services, content or solutions.
     If we and the Satellite Operating Entities are not able to meet the challenges of building businesses and managing growth, the likely result will be slowed growth, lower margins, additional operational costs and lower income.
If we and the Satellite Operating Entities do not manage growth successfully, our growth and chances for continued profitability may slow or stop.
     We and the Satellite Operating Entities have expanded operations rapidly during the last several years, and we plan to continue to expand with additional solutions tailored to meet the different needs of end customers in specific market segments. This expansion has created significant demands on administrative, operational and financial personnel and other resources, particularly the need for working capital. Additional expansion in existing or new markets and new lines of business could strain these resources and increase the need for capital, which may result in cash flow shortages. We or the Satellite Operating Entities’ personnel, systems, procedures, and controls may not be adequate to support further expansion.
     Our acquisition of ChinaCast has placed even heavier demands for capital due to:
•	the potential rescission liability existing as a result of our charter amendments;

•	the outstanding liabilities due to service providers since the announcement of the transaction; and

•	the increased costs of complying with the rules and regulations of being a public reporting operating company.
Future financings may dilute stockholders or impair our financial condition.
     In the future, we may need to raise additional funds through public or private financing, which might include the sale of equity securities. The issuance of equity securities could result in financial and voting dilution to our existing stockholders. The issuance of debt could result in effective subordination of stockholders’ interests to the debt, create the possibility of default, and limit our financial and business alternatives.
If we and the Satellite Operating Entities fail to keep pace with rapid technological changes, especially in the satellite and distance learning education industries, our competitive position will suffer.
     We market and the enabling technologies (including satellite and distance learning technology) used in our education/training and enterprise data networking solutions are characterized by rapid technological change. As our services are primarily based on satellite broadband infrastructure, we rely on the Satellite Operating Entities. As such, ChinaCast also relies on the Satellite Operating Entities to keep pace with technological changes. Prior to our acquisition of ChinaCast, ChinaCast’s stockholders provided it the funding it required to expand and to provide the Satellite Operating Entities with the financial support to acquire required technology. ChinaCast will, however, need further external funding to upgrade existing technology, and there is no assurance that we will be able to obtain the necessary funds to keep pace with rapid technological changes in our markets. Failure to respond to technological advances could make our business less efficient, or cause our services to be of a lesser quality than our competitors. These advances could also allow competitors to provide higher quality services at lower costs than we can provide. Thus, if we are unable to adopt or incorporate technological advances, our services will become uncompetitive.
Unexpected network interruptions caused by system failures, natural disasters, or unauthorized tamperings with systems could disrupt our operations.
     The continual accessibility of our web sites and the performance and reliability of CCLX’s satellite network infrastructure are critical to our reputation and our ability to attract and retain users, customers and merchants. Any system failure or performance inadequacy that causes interruptions in the availability of our services, or increases response time, could reduce our appeal to users and customers. Factors that could significantly disrupt our operations include:
•	system failures and outages caused by fire, floods, earthquakes or power loss;

•	telecommunications failures and similar events;

•	software errors;

•	computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems; and

•	security breaches related to the storage and transmission of proprietary information, such as credit card numbers or other personal information.
     We and CCLX have limited backup systems and redundancy. Future disruptions or any of the foregoing events could damage our reputation, require us to expend significant capital and other resources and expose us to a risk of loss or litigation and possible liability. Furthermore, as we rely on CCLX to provide the satellite network infrastructure, if CCLX suffers such disruptions or failure, we may have to provide CCLX with substantial financial support. Neither we nor CCLX carries any business interruption insurance to compensate for losses that may occur as a result of any of these events. Accordingly, our revenues and results of operations may be adversely affected if any of the above disruptions should occur.
If we and the Satellite Operating Entities lose key management personnel, our business may suffer.
     Our continued success is largely dependent on the continued services of our key management personnel, as well as those of the Satellite Operating Entities, and on our ability to identify, recruit, hire, train and retain qualified employees for technical, marketing and managerial positions. The loss of the services of certain of our or the Satellite Operating Entities’ key personnel, including Messrs. Yin, Chan and Sena, without adequate replacement, could have an adverse effect on us. Each of these individuals played significant roles in developing and executing our overall business plan and maintaining customer relationships and proprietary technology systems. While none is irreplaceable, the loss of the services of any would be disruptive to our business. Competition for qualified personnel in Chinese telecommunications and Internet-related markets is intense. As a result, we may have difficulty attracting and retaining them.
We may not compete successfully with large, well-funded state-owned and private enterprises in its industry, which could result in reduced revenue.
     Competition in providing education/training and enterprise data networking service is becoming more intense in the PRC. Large, well-funded state-owned enterprises, such as China Telecom, China Netcom, China Unicom, China Railcom, China Sat, China Orient, Guangdong Satellite Telecom and China Educational TV, as well as private enterprises like chinaedu.net, Beida Online, Ambow, and Tengtu, may offer services that are comparable or superior to ours. As there are no independent market surveys of our business segments, we are unable to ascertain our market share accurately. Failure to compete successfully with these state-owned enterprises will adversely affect our business and operating results.
Foreign Exchange Risk
Changes in the conversion rate between the RMB and foreign currencies, such as Hong Kong or United States dollars, may adversely affect our profits.
     ChinaCast bills its customers in Chinese RMB, but 62.4%, 13.0%, 11.9% and 14.4% of its revenues in fiscal years 2003, 2004, 2005 and the nine months ended September 2006, respectively, were collected in Hong Kong dollars. In addition, 12.5%, 19.5%, 8.8% and 6.6% of its purchases/expenses in those fiscal periods, respectively, were in United States dollars; 0%, 1.1%, 3.1% and 1.8% were in Singapore dollars; and 15.3%, 10.1%, 9.5% and 7.9% were in Hong Kong dollars during these same periods. The remainder of its revenues and expenses/purchases were in Chinese RMB. As such, we may be subject to fluctuations in the foreign exchange rates between these currencies.
     The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of Renminbi into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.
     Neither we nor our subsidiaries have a formal hedging policy with respect to foreign exchange exposure. In the future, we may hedge exchange transactions after considering the foreign currency amount, exposure period and transaction costs.

Chinese foreign exchange controls may limit our ability to utilize ChinaCast’s revenues effectively and receive dividends and other payments from our Chinese subsidiaries.
     ChinaCast’s 98.5% owned subsidiary, ChinaCast Technology (Shanghai) Limited (“CCT Shanghai”), is subject to Chinese rules and regulations on currency conversion. The Chinese government regulates the conversion of the Chinese RMB into foreign currencies. Currently, foreign investment enterprises, of which CCT Shanghai is one, are required to apply for authority (renewed annually) to open foreign currency accounts governing conversion for payment of dividends limited capital items such as direct investments, loans, and issuances of securities, some of which may be effected with governmental approval, while others require authorization.
     The ability of CCT Shanghai to remit funds to us may be limited by these restrictions. There can be no assurance that the relevant regulations in China will not be amended so as to adversely affect CCT Shanghai’s ability to remit funds to us.
Risks Relating to Doing Business in China
Introduction of new laws or changes to existing laws by the Chinese government may adversely affect our business.
     ChinaCast, our operating subsidiary, and the Satellite Operating Entities’ business and operations in China are governed by the Chinese legal system, which is codified in written laws, regulations, circulars, administrative directives and internal guidelines. The Chinese government is in the process of developing its commercial legal system to meet the needs of foreign investors and encourage foreign investment. As the Chinese economy is developing and growing generally at a faster pace than its legal system, uncertainty exists regarding the application of existing laws and regulations to novel events or circumstances. Chinese laws and regulations, and their interpretation, implementation and enforcement, are developing and are therefore generally subject to greater changes than more established bodies of commercial law.
     Moreover, precedents of interpretation, implementation and enforcement of Chinese laws and regulations are limited, and Chinese court decisions are not binding on lower courts. Accordingly, the outcome of dispute resolutions may not be as consistent or predictable as in other more mercantilely advanced jurisdictions. It may be difficult to obtain timely and equitable enforcement of Chinese laws, or to obtain enforcement in China of a judgment by a foreign court or jurisdiction.
     Chinese law will govern ChinaCast’s material operating agreements, some of which may be with Chinese governmental agencies. There is no assurance that ChinaCast will be able to enforce those material agreements or that remedies will be available outside China. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a substantial degree of uncertainty as to the outcome of litigation. The inability to enforce or obtain a remedy under our future agreements may have a material adverse impact on our operations.
Our business will be adversely affected, if Chinese regulatory authorities view ChinaCast’s and the Satellite Operating Entities’ corporate activities not complying with applicable Chinese laws and regulations, including restrictions on foreign investments, change applicable laws and regulations, or impose additional requirements and conditions with which they are unable to comply.
     The Chinese government restricts foreign investment in businesses engaged in telecommunications and education services, Internet access, education content and distribution of news and information, but permits foreign investment in businesses providing technical services in these areas. CCL and CCLX are licensed to provide value-added satellite broadband services, Internet services and Internet content in China. We have not sought confirmation from Chinese regulatory governmental authorities whether our structure and business arrangement with the Satellite Operating Entities comply with applicable Chinese laws and regulations, including regulation of value-added telecommunication business in China.

     Chinese legal advisers have opined that ChinaCast’s performance under the technical services agreement with CCLX complies with applicable Chinese laws and regulations, and ChinaCast complies with PRC laws and regulations to the extent that its services are technical services. However, they do not rule out the possibility that the PRC regulatory authorities will view ChinaCast as not being in compliance with applicable PRC laws and regulations, including but not limited to restrictions on foreign investments in the value-added telecommunication business. If:
•	Chinese authorities deem ChinaCast’s corporate activities as violating applicable Chinese laws and regulations (including restrictions on foreign investments);

•	Chinese regulatory authorities change applicable laws and regulations or impose additional requirements and conditions with which ChinaCast is unable to comply; or

•	ChinaCast is found to violate any existing or future Chinese laws or regulations;
the relevant Chinese authorities would have broad discretion to deal with such a violation by levying fines, revoking business license(s), requiring us to restructure ChinaCast’s ownership or operations, and requiring ChinaCast’s and/or CCLX to discontinue some or all of their businesses. Any of these actions will adversely affect our business.
We may be unable to enforce ChinaCast’s agreements with the Satellite Operating Entities.
     Chinese law currently prohibits foreign investors from owning greater than 50% equity interests in companies engaged in telecommunication value-added businesses in the PRC. Although we have been advised by counsel that the pledge agreements between ChinaCast and the Satellite Operating Entities are valid under PRC law, unless the equity interest restriction is amended or repealed, and subject to the approval of the relevant government authorities, ChinaCast will only be entitled to enforce its right to take possession and ownership of up to a 50% interest in the Satellite Operating Entities.
Our success depends on stable political, economic and social environments, which are subject to disruption in the PRC.
     Economic conditions in China are subject to uncertainties that may arise from changes in government policies and social conditions. Since 1978, the Chinese government has promulgated various reforms of its economic systems, resulting in economic growth over the last two decades. However, many of the reforms are unprecedented or experimental and expected to be refined and modified from time to time. Other political, economic and social factors may also lead to changes, which may have a material impact on our operations and our financial performance. For instance, less governmental emphasis on education and distance learning services or on retraining out-of-work persons in the Chinese work force would harm our business, prospects, results and financial condition.
Because our executive officers and directors reside outside of the U.S., it may be difficult for you to enforce your rights against them or enforce U.S. court judgments against them in the PRC.
     Our executive officers and directors reside outside of the U.S. and substantially all of our assets are located outside of the U.S. It may therefore be difficult for you to enforce your legal rights, to effect service of process upon our officers and directors or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties of our directors and executive officer under U.S. federal securities laws. Moreover, we have been advised that the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the U.S. Further, it is unclear if extradition treaties now in effect between the U.S. and the PRC would permit effective enforcement of criminal penalties of the U.S. federal securities laws.
Weakened political relations between the U.S. and China could make us less attractive.
     The relationship between the United States and China is subject to sudden fluctuation and periodic tension. Changes in political conditions in China and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations, and its future business plans and profitability.

Our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to the market-oriented economies of OECD member countries.
     The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it functions and produces according to governmental plans and pre-set targets or quotas. In certain aspects, the PRC’s economy has been transitioning to a more market-oriented economy. However, there can be no assurance of the future direction of these economic reforms or the effects these measures may have. The PRC economy also differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, an international group of member countries sharing a commitment to democratic government and market economy. For instance:
•	the number and importance of state-owned enterprises in the PRC is greater than in most OECD countries;

•	the level of capital reinvestment is lower in the PRC than in most OECD countries; and

•	Chinese policies make it more difficult for foreign firms to obtain local currency in China than in OECD jurisdictions.
     As a result of these differences, our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to those of OECD member countries.
The economy of China has been experiencing unprecedented growth, which could be curtailed if the government tries to control inflation by traditional means of monetary policy or its return to planned-economy policies, any of which would have an adverse effect on the combined company.
     The rapid growth of the Chinese economy has led to higher levels of inflation. Government attempts to control inflation may adversely affect the business climate and growth of private enterprise, and the demand for higher education and e-learning, in China. In addition, our profitability may be adversely affected if prices for our products and services rise at a rate that is insufficient to compensate for the rise in its costs and expenses.
Fluctuations in the value of the Renminbi relative to foreign currencies could affect our operating results.
     We prepare our financial statements in U.S. dollars, but payroll and other costs of non-U.S. operations will be payable in foreign currencies, primarily Renminbi. To the extent future revenue is denominated in non-U.S. currencies, we would be subject to increased risks relating to foreign currency exchange rate fluctuations that could have a material adverse affect on our business, prospects, financial condition and results of operations. The value of Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. As our operations will be primarily in China, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars into Chinese Renminbi for our operations, appreciation of this currency against the U.S. dollar could have a material adverse effect on our business, prospects, financial condition and results of operations. Conversely, if we decide to convert our Renminbi into U.S. dollars for other business purposes and the U.S. dollar appreciates against this currency, the U.S. dollar equivalent of the Renminbi we convert would be reduced. The Chinese government recently announced that it is pegging the exchange rate of the Renminbi against a number of currencies, rather than just the U.S. dollar. Fluctuations in the Renminbi exchange rate could adversely affect our ability to operate our business.
Risks Associated with this offering
A substantial number of shares of our common stock are currently available for sale, which might result in a decline in market price.
     As of February 12, 2007, 20,582,300 additional shares of our common stock had been issued to the former ChinaCast stockholders, representing approximately 81.4% of our outstanding common stock. As a result of this increase in our outstanding common stock, a substantial number of additional shares are eligible for resale in the public market, which could adversely affect its market price.
     The approximately 10.5 million shares of common stock issued to the ChinaCast Majority stockholders and the approximately 5 million shares held by other ChinaCast stockholders solicited to sign the Letters of Undertaking in the Offer are not covered by any registration statement and, therefore, are not currently freely-tradable by those stockholders. The Company may file a registration statement relating to resales of such shares by the ChinaCast Majority stockholders and other ChinaCast stockholders solicited to sign the Letters of Undertaking some time in the future.
     In addition, upon the effectiveness of this post-effective amendment to our registration statement, of which this prospectus forms a part, outstanding warrants and unit purchase options to purchase an aggregate of 10,400,000 shares of common stock issued in connection with our IPO will become exercisable. If they are exercised, a substantial number of additional shares of our common stock will be eligible for resale in the public market, which could adversely affect the market price.
Registration rights held by our initial stockholders who purchased shares prior to the IPO may have an adverse effect on the market price of our common stock.
     Our initial stockholders who purchased common stock prior to the IPO are entitled to demand that we register the resale of their shares at any time after they are released from escrow. If such stockholders exercise their registration rights with respect to all of their shares, there will be an additional 1,000,000 shares of common stock eligible for trading in the public market. The presence of these additional shares may have an adverse effect on the market price of our common stock.
If we are unable to receive a listing of its securities on the Nasdaq Global Market, it may be more difficult for stockholders to sell their securities.
     As required by the Letters of Undertaking, we intend to apply for listing of our securities on the Nasdaq Global Market. If they are not so listed, then it may be more difficult for stockholders to sell their securities.
Our stockholders may have securities law claims against us for rescission or damages that are not extinguished by consummation of the acquisition of ChinaCast.
     On March 21, 2006, after obtaining the approval of our stockholders, we amended our certificate of incorporation, the effect of which was, among other things, to eliminate the provision of our certificate of incorporation that purported to prohibit amendment of the “business combination” provisions contained therein and to extend the date before which we must complete a business combination, to avoid being required to liquidate, from March 23, 2006 to December 31, 2006. Because extending the period during which we could consummate a business combination was not contemplated by our IPO prospectus, our stockholders may have securities law claims against us for rescission (under which a successful claimant would have the right to receive the total amount paid for his or her shares, plus interest and less any income earned on the shares, in exchange for surrender of the shares) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of the security). Such claims might entitle stockholders asserting them to up to US$6.00 per share of common stock, based on the initial offering price of the public units comprised of stock and warrants, less any amount received from sale of the original warrants purchased with them and plus interest from the date of our IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares.
We may be subject to securities laws claims regarding past disclosures.
     We may be subject to claims for rescission or other securities law claims resulting from our failure to disclose that our charter provision purporting to prohibit certain amendments was possibly inconsistent with Delaware’s General Corporation Law. We may also be subject to such claims as a result of inaccuracies in other disclosures, as follows: It may be argued that our IPO prospectus misstated the vote required by its charter to approve a business combination by providing that “[w]e will proceed with a business combination only if the public stockholders who own at least a majority of the shares of common stock sold in [that] offering vote in favor [of it] ...,” and that our Exchange Act reports have been inaccurate in describing ChinaCast as a leading provider of e-learning content (as opposed to being primarily a content carrier). On November 13, 2006, we filed a Current Report on Form 8-K with the SEC regarding this last item. We are unable to predict the likelihood that claims might be made with regard to the foregoing or estimate any amounts for which it might be liable if any such claim was made.
We may choose to redeem our outstanding warrants at a time that is disadvantageous to our warrant holders.
     We may redeem the warrants issued as a part of the units in our IPO at any time, in whole and not in part, at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption, if and only if, the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before the notice of redemption is sent and if, and only if, there is an effective and current registration statement under the Securities Act of 1933, as amended, with respect to the common stock issuable upon exercise of the warrants at the redemption date. Although we may not redeem any warrant unless there is a effective and current registration statement under the Act with respect to the common stock issuable upon exercise of the warrant at the redemption date, if there is no current registration statement under the Act with respect to the shares underlying the warrants during the period between the date on which we issue the notice of redemption and the redemption date (“Measurement Period”), warrant holders will not be able to exercise their warrants during the Measurement Period. Further, redemption of the warrants could force the warrant holders to (i) exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (ii) sell the warrants at the then-current market price when they might otherwise wish to hold them, or (iii) accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.
Compliance with the Foreign Corrupt Practices Act could adversely impact our competitive position; failure to comply could subject us to penalties and other adverse consequences.
     We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States public companies from engaging in bribery of or other prohibited payments to foreign officials to obtain or retain business. Foreign companies, including some that may compete with the combined company, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time to time in China. There is no assurance that our employees or other agents will not engage in such conduct, for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.
USE OF PROCEEDS
     Assuming the exercise of all of the public warrants, we will receive gross proceeds of $46,000,000. Assuming the exercise of all of the public warrants and the representative warrants, we will receive gross proceeds of $51,560,000. Assuming the exercise of all of the public warrants and all of the representative warrants and the purchase of all of the representative units, we will receive gross proceeds of $55,520,000. We intend to use the proceeds from the exercise of the warrants and the purchase of the representative units for working capital, operating expenses and other general corporate purposes, including possible acquisitions. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants or that the representative will elect to purchase any or all of the representative units.

PRICE RANGE OF SECURITIES AND DIVIDENDS
     Our common stock, warrants and units are quoted on the OTC Bulletin Board (OTCBB) under the symbols CEUC, CEUCW and CEUCU, respectively. The closing price for these securities February 8, 2007, was US$5.76, US$1.61 and US$8.80, respectively.
     Our units commenced public trading on March 17, 2004 and our common stock and warrants commenced public trading on March 30, 2004. The table below sets forth, for the calendar quarters indicated, the high and low bid prices for the securities as reported on the OTC Bulletin Board in U.S. dollars. These quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

					Warrants
	Common Stock				(US$)				Units
	High		Low		High		Low		High		Low
2004:
First Quarter	US$	4.90	US$	4.50	US$	0.70	US$	0.60	US$	6.15	US$	6.00
Second Quarter		4.90		4.63		0.90		0.60		6.40		6.00
Third Quarter		4.95		4.75		0.75		0.60		6.50		5.90
Fourth Quarter		5.25		4.90		0.95		0.56		6.95		6.00
2005:
First Quarter		5.40		5.03		0.95		0.59		7.45		6.10
Second Quarter		5.20		5.03		0.69		0.39		6.80		5.80
Third Quarter		5.50		5.10		0.82		0.26		7.00		5.80
Fourth Quarter		5.25		5.15		0.71		0.15		6.45		5.49
2006:
First Quarter		5.56		5.23		0.80		0.21		7.00		5.75
Second Quarter		5.53		5.04		0.80		0.51		7.08		6.05
Third Quarter		5.50		5.13		0.75		0.34		6.90		5.80
Fourth Quarter		6.66		5.30		2.31		0.60		11.00		6.60
2007:
First Quarter (through February 6, 2007)		6.37		5.65		2.30		1.51		10.75		8.70
     Number of Holders. As of February 8, 2007, there were of record 66 holders of common stock, 1 of warrants, and 1 of units.
     Dividends. We have not paid any dividends on our common stock to date. Any dividends paid will be solely at the discretion of our Board of Directors.
SELECTED HISTORICAL FINANCIAL INFORMATION
     We derived historical information concerning ChinaCast from its unaudited management financial statements for 2001 and 2002, from its audited consolidated financial statements for the three years ended December 31, 2005 and its unaudited consolidated financial statements for the nine-month period ended September 30, 2006. We derived our historical information from our audited financial statements for the two years ended December 31, 2005 and our unaudited financial statements for the nine-months ended September 30, 2006. The information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained elsewhere herein. The historical results included below and elsewhere in this prospectus are not indicative of our future performance.

CHINACAST HISTORICAL FINANCIAL INFORMATION
Selected Consolidated Statements of Operation Data (In thousands)

	For the Nine Months Ended September30,			For the Year Ended December 31,
	2006	2006	2005	2005	2005	2004	2003	2002	2001
	USD	RMB	RMB	USD	RMB	RMB	RMB	RMB	RMB
		(Unaudited)						(Unaudited)
Revenue	16,244	129,953	95,177	19,043	152,347	80,571	72,757	73,512	26,416
Cost of Revenue	(8,280)	(66,239)	(36,198)	(9,220)	(73,757)	(39,713)	(34,373)	(34,369)	(13,578)

Gross Profit	7,964	63,714	58,979	9,823	78,590	40,858	38,384	39,143	12,838

Selling and Marketing Expenses	(349)	(2,796)	(2,328)	(443)	(3,543)	(3,613)	(2,584)	(6,245)	(10,059)
General and Administrative Expenses	(3,616)	(28,929)	(25,514)	(4,508)	(36,065)	(49,893)	(19,727)	(18,448)	(37,368)
Foreign Exchange Loss	(134)	(1,068)	(1,688)	(295)	(2,361)	(78)	(73)	—	—
Management Service Fee	1,018	8,147	6,865	1,786	14,286	34,451	26,528	2,756	40

Total operating (expenses) income, net	(3,081)	(24,646)	(22,665)	(3,460)	(27,683)	(19,133)	4,144	(21,937)	(47,387)
Income (loss) from Operations	4,883	39,068	36,314	6,363	50,907	21,725	42,528	17,206	(34,549)
Interest Income	783	6,260	4,287	576	4,604	2,648	635	435	236
Interest Expense	(2)	(14)	(14)	(2)	(19)	(391)	(1,050)	(1,177)	(2,235)
Other Income	—	—	194	73	581	144	4	65	26

Income (loss) before Income Taxes	5,664	45,314	40,781	7,010	56,073	24,126	42,117	16,529	(36,522)
Provision for Income Taxes	(1,095)	(8,758)	(7,282)	(1,318)	(10,540)	(8,689)	(7,460)	(3,566)	(1,536)

Net Income (loss) after Income Taxes Before Equity Earnings of Equity Investments and Minority Interest	4,569	36,556	33,499	5,692	45,533	15,437	34,657	12,963	(38,058)
Equity Earnings of Equity Investments	(88)	(704)	(165)	(50)	(402)	—	—	—	—
Minority Interest	(286)	(2,290)	—	(209)	(1,669)	—	—	—	—

Net Income (loss)	4,195	33,562	33,334	5,433	43,462	15,437	34,657	12,963	(38,058)
Deemed dividend on Redeemable Convertible Preference Shares	—	—	—	—	—	(10,576)	(22,609)	(17,503)	(11,696)
Income (loss) Attributable to Holders of Ordinary Shares	4,195	33,562	33,334	5,433	43,462	4,861	12,048	(4,540)	(49,754)
Earnings Per Share Data

	For the Nine Months Ended September 30,			For the Year Ended December 31,
	2006	2006	2005	2005	2005	2004	2003	2002	2001
	USD	RMB	RMB	USD	RMB	RMB	RMB	RMB	RMB
		(Unaudited)						(Unaudited)
Income (loss) per share (in RMB cents/US cents)
Basic	0.95	7.60	7.54	1.23	9.84	1.36	6.05	(2.28)	24.97)
Diluted	0.91	7.28	7.27	1.19	9.48	1.32	6.05	(2.28)	(24.97)
Shares used in computation
Basic	441,816,501	441,816,501	441,816,501	441,816,501	441,816,501	356,346,342	199,218,524	199,218,524	199,218,524
Diluted	461,276,020	461,276,020	458,375,869	458,642,895	458,642,895	368,759,638	199,218,524	199,218,524	199,218,524

Consolidated Balance Sheet Data (In thousands)

			December 31,
	September 30, 2006		2005	2005	2004	2003	2002	2001
	USD	RMB	USD	RMB	RMB	RMB	RMB	RMB
	(Unaudited)						(Unaudited)
Cash and Cash Equivalents	4,973	39,780	15,046	120,368	54,425	46,682	126	13,321
Term Deposits	53,784	430,271	34,225	273,798	323,901	64,313	27,313	16,553
Total Current Assets	66,679	533,431	57,727	461,813	412,860	159,115	65,114	39,724
Non-Current Assets	23,891	191,131	26,887	215,100	174,085	147,174	69,609	66,826
Total Assets	90,570	724,562	84,614	676,913	586,945	306,289	134,723	106,550
Total Current liabilities	12,020	96,159	10,499	83,993	41,691	39,279	32,521	5,822
Total Long-term liabilities	9	74	24	190	428	642	13,392	24,922
Minority interest	3,188	25,506	2,902	23,216	19,063	19,063	—	—
Total Liabilities	15,217	121,739	13,425	107,399	61,182	58,984	45,913	30,744
Redeemable convertible preference shares	—	—	—	—	—	299,530	166,253	148,682
Total Shareholders’ (deficit) Equity	75,353	602,823	71,189	569,514	525,763	(52,225)	(77,443)	(72,876)
Selected Operating Data

	For the Nine Months Ended
	September 30,			For the Year Ended December 31,
	2006	2006	2005	2005	2005	2004	2003
	USD	RMB	RMB	USD	RMB	RMB	RMB
Post secondary education-distance learning services (millions)(1)	6,401	51,207	36,501	6,394	51,123	7,206	—
No. of students(2)	128,000	128,000	97,000	113,000	113,000	82,000	47,000
No of universities generating revenues	14	14	10	14	14	8	7
No. of universities under contract	20	20	15	20	20	15	15

(1) The Post secondary education-distance learning services revenue figure disclosed below represents the revenue of the Post secondary education-distance learning services of ChinaCast and CCLBJ.

	For the Nine Months
	Ended September 30,			For the Year Ended December 31,
(in millions)	2006	2006	2005	2005	2005	2004	2003
	USD	RMB	RMB	USD	RMB	RMB	RMB
Post secondary education—distance learning services
ChinaCast	6.4	51.2	36.5	6.4	51.0	7.2	—
CCLBJ	1.9	15.5	12.7	2.7	22.3	49.2	37.6

The Post secondary education-distance learning service represents the fastest growing business line of ChinaCast in terms of profitability and selected operating data of this business line is presented here to enable the reader to separately analyze segmental information appearing elsewhere in this Proxy Statement/Prospectus. As there was also revenue from this business line captured in CCLBJ and all the business of this product line will be transferred from CCLBJ to CCLX in 2007, the revenue of this business line of CCLBJ is also presented here for reference, although you should note that our revenues presented in accordance with US GAAP do not combine such amounts as such transfer has not yet taken place.

(2)	The enrollment data presented represents the combined enrollment of ChinaCast and CCLBJ. The breakdown of the student enrollment of ChinaCast and CCLBJ is presented below:

	Nine Months
	Ended	Year	Year	Year
	September	Ended	Ended	Ended
	30, 2006	2005	2004	2003
No. of students enrolled in post secondary distance learning courses
ChinaCast	84,000	71,000	13,000	—
CCLBJ	44,000	42,000	69,000	47,000
Combined	128,000	113,000	82,000	47,000
CHINACAST EDUCATION CORPORATION (FORMERLY GREAT WALL)
HISTORICAL FINANCIAL INFORMATION

			Period from
			August 20, 2003
			(Inception) to			Year
	Nine Months Ended		September 30,	Year Ended	Year Ended	Ended
	September 30,		2006	December 31,	December 31,	December 31,
	2006	2005	(Cumulative)	2005	2004	2003
	(Restated) (Unaudited)		(Restated) (Unaudited)	(Restated)
Revenue	$—	$—	$—	$—	$—	$—
Interest income on IPO trust account(1)	649,555	373,430	1,353,779	540,264	163,960	—
Net loss	(355,692)	(146,068)	(1,713,014)	(1,214,957)	(141,152)	(1,213)
Net loss per share	(0.06)	(0.03)	—	(0.22)	(0.03)	(0.00)
Cash dividends per share	—	—	—	—	—	—

(1)	Excludes deferred portion of interest.

	At September 30,	At December 31,
	2006	2005	2004
	(Restated) (Unaudited)	(Restated)
Total assets (including cash deposited in IPO trust account in 2004)	$25,254,679	$24,298,479	$24,057,277
Common stock subject to possible conversion	4,629,887	4,629,887	4,629,887
Stockholders’ equity	18,671,131	18,324,738	19,238,695

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
     The following discussion should be read in conjunction with our financial statements and the related notes, as well as the financial statements and the related notes for ChinaCast Communication Holdings Limited, included in this prospectus beginning on page F-1. Our financial statements do not reflect the recapitalization of ChinaCast Communication Holdings Limited which has not occurred as of September 30, 2006.
Recent Events
     On December 18, 2006, our stockholders approved the acquisition of ChinaCast. In connection with the acquisition of ChinaCast, our stockholders also approved amendments to our certificate of incorporation to increase the number of authorized shares of our common stock to 100,000,000 and to change our name to “ChinaCast Education Corporation.” On January 4, 2007, we filed the Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware effectuating these amendments to our Articles of Incorporation.
     On December 22, 2006, we consummated the acquisition of ChinaCast. On that date, shareholders of ChinaCast that had previously executed Letters of Undertaking with us with respect to the sale of their shares and that collectively held 239,648,953 shares of ChinaCast or 51.22% of ChinaCast’s outstanding shares accepted the voluntary conditional offer made in Singapore by DBS Bank, for and on our behalf, to acquire all of the outstanding ordinary shares of ChinaCast. As a result of this acceptance of the Offer by the ChinaCast shareholders that previously executed the Letters of Undertaking, ChinaCast become our subsidiary and such acquisition qualified as a “business combination” under Great Wall’s amended and restated certificate of incorporation. Each of the ChinaCast shareholders who accepted the Offer received 0.04697048 new share of our common stock in exchange for each share of ChinaCast tendered by such shareholder.
     As of February 12, 2007 we had acquired 99.27% of the outstanding ordinary share of ChinaCast. In connection with such acquisition we paid a total of $71,249.30 in cash and issued to the former ChinaCast shareholders 20,582,300 shares of our common stock.
ChinaCast Communication Holdings Limited
Operation Highlights

	Nine Months Ended						Years Ended
	September 30,		% of	Year Ended		% of		% of		% of
(In millions)	2006	2006	Total	2005	2005	Total	2004	Total	2003	Total
	(US$)	RMB		(US$)	(RMB)		(RMB)		(RMB)
Post secondary education — distance learning services(1)	6.4	51.2	39%	6.4	51.0	34%	7.2	9%
K-12(1)	7.1	57.5	44%	8.9	71.8	47%	72.5	90%	72.8	100%
Others(1)	2.7	21.3	17%	3.7	29.5	19%	0.9	1%
Total revenue	16.2	130.0	100%	19.0	152.3	100%	80.6	100%	72.8	100%
Management Service Fee	1.0	8.1		1.8	14.3		34.4		26.5

	Nine Months
	Ended	Year	Year	Year
	September 30,	Ended	Ended	Ended
	2006	2005	2004	2003

No. of students enrolled in post secondary distance learning courses(2)	128,000	113,000	82,000	47,000
No. of subscribers for K-12 contents	6,500	6,500	6,700	7,000

(1)	The revenue figures of each business line disclosed include revenue transferred from CCLBJ to CCLX, which is shown below for reference.

	Nine Months	Year	Year	Year
	Ended	Ended	Ended	Ended
	September 30,	2005	2004	2003
(in millions)	2006	(RMB)	(RMB)	(RMB)
	(RMB)
Revenue transfer from CCLBJ to CCLX
Post secondary education distance learning services	—	31.0	7.2	—
K-12		1.9	0.9	—
Others	—	3.2	1.0	—
Total	—	36.1	9.1	—

(2)	The enrollment data presented represents the combined enrollment of ChinaCast and CCLBJ. The breakdown of the student enrollment of ChinaCast and CCLBJ is presented below:

	Nine Months
	Ended	Year	Year	Year
	September 30,	Ended	Ended	Ended
	2006	2005	2004	2003
No. of students enrolled in post secondary distance learning courses
ChinaCast	84,000	71,000	13,000	—
CCLBJ	44,000	42,000	69,000	47,000
Combined	128,000	113,000	82,000	47,000
     Overview. ChinaCast is one of the leading e-learning services providers to educational institutions, government agencies and corporate enterprises in China. ChinaCast is headquartered in Beijing with offices in Shanghai, Hong Kong and Singapore, and currently employs more than 200 employees throughout these locations. It was incorporated under the laws of Bermuda in November 2003.
     ChinaCast achieved net income of RMB43.5 million (US$5.4 million) in 2005, RMB15.4 million in 2004, and RMB34.7 million in 2003. For 2005, ChinaCast generated RMB152.3 million (US$19.0 million) in total revenues, compared to RMB80.6 million and RMB72.8 million for 2004 and 2003, respectively, representing increases of 89.1% and 10.7%, respectively. For the nine months ended September 30, 2006, net income amounted to RMB33.6 million (US$4.2 million) on total revenue of RMB130.0 million (US$16.2 million).
     During 2005, approximately 34% of ChinaCast’s product revenues came from post-secondary education distance learning services, and another 47% of revenues came from K-12 educational services. The remaining approximately 19% of revenues were derived from vocational and career training services and enterprise/government training and networking services. In 2004, approximately 9% of ChinaCast’s product revenues came from post-secondary education distance learning services and another 90% of revenues came from K-12 educational services. The remaining approximately 1% of revenues were derived from vocational and career training services and enterprise/government training and networking services. The main reason for the variances in product revenue since 2003 was the transfer of the service contracts from CCLBJ to CCLX as a result of the reorganization undertaken by ChinaCast, CCL and CCLX in connection with its public offering of securities on the

Mainboard of the Singapore Exchange. The revenue generated from the business transferred from CCLBJ to the consolidated group in those periods amounted to RMB36.1 million (US$4.5 million) in 2005 and RMB9.1 million in 2004. However, the net income level was not affected by these transfers because the economic benefit of the unconsolidated revenue of CCLBJ was taken up by ChinaCast as management service fee. Other reasons for the variance include the acquisition of Tongfang Education, which increased the revenue from post-secondary education distance learning services by RMB6.3 million (US$0.79 million) in 2005, and the growth of the vocational and career training services and enterprise/government training and networking services. Post secondary education distance learning services and vocational and career training services are expected to continue to expand rapidly due to the high demand for educational services in China. The total number of students enrolled in post secondary distance learning courses using ChinaCast’s distance learning platform (on a combined basis with CCLBJ) was 47,000 in 2003 and 82,000 in 2004. In 2005, after the acquisition of Tongfang Education, total enrollment (on a combined basis with CCLBJ) reached 113, 000, which has increased to 128,000 at September 30, 2006. The total number of subscribers to ChinaCast’s K-12 educational services has remained stable at 6,500 in the past 21 months despite a very competitive market in which ChinaCast competes. The number of subscribers was 6,700 in 2004 and 7,000 in 2003. Vocational and career training has recently been elevated by the Chinese central government to a status equivalent to K-12 and post-secondary distance learning, highlighting its policy of equipping China’s workforce with workplace skills, including English language training. The Chinese Government’s emphasis on vocational training signifies that China will encourage institutions in the vocational training segment, including for-profit private schools. ChinaCast believes it is a leader in the higher education, K-12 and vocational e-learning segments, and intends to become a leading “brick and clicks,” for-profit school operator in China.
     An evaluation of ChinaCast’s financial condition should take into account the business risks discussed elsewhere in this document. Financial risks include (i) CCLX’s ability to continuously renew its satellite license, (ii) the need to sign up new university partners to continue growth in the distance learning segment and to maintain and expand the number of students and programs at such universities, (iii) ChinaCast’s ability to maintain its competitive position in the K-12 segment, (iv) the emergence of competition or disruptive technology that could suddenly change the trading relationship between ChinaCast and its partners and (v) the continuation of economic reforms within the PRC as it embraces market economy principles, the effects of either retaining or reimposing planned economic growth in the PRC and its sustainability. One of the greatest challenges facing ChinaCast is that it is primarily a technology service provider and is therefore subject to the risk of sudden changes in technology or the advent of disruptive technology. ChinaCast devotes resources to increasing its ownership in content to meet this challenge. For growth to continue, ChinaCast will require capital to support these activities. It believes the combination with Great Wall will help provide these capital resources. However, to the extent there is inadequate capital, its growth potential will be affected.
     Critical Accounting Policies. The discussion and analysis of ChinaCast’s financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of those financial statements requires it to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of its financial statements. Actual results may differ from these estimates under different assumptions or conditions.
     Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. Described below are what ChinaCast believes are its most critical accounting policies that involve a high degree of judgment, and the methods of their application. For a description of all of ChinaCast’s significant accounting policies, see Note 2 to its consolidated financial statements.
     Revenue Recognition. ChinaCast’s principal sources of revenues are from provision of satellite bandwidth and network access services in distance learning and to a lesser extent, sales of satellite communication related equipment and accessories. ChinaCast recognize revenue when (1) there is persuasive evidence of an agreement with the customer, (2) product is shipped and title has passed, (3) the amount due from the customer is fixed and determinable, (4) collectibility is reasonably assured, and (5) ChinaCast has no significant future performance obligation. At the time of the transaction, ChinaCast assesses whether the amount due from the customer is fixed and determinable and collection of the resulting receivable is reasonably assured. ChinaCast assesses whether the amount due from the customer is fixed and determinable based on the terms of the agreement with the customer, including, but not limited to, the payment terms associated with the transaction. ChinaCast assesses collection based on a number of factors, including past transaction history with the customer and credit-worthiness of the customer. Accordingly, the revenues from provision of satellite bandwidth and network access services in distance learning is recognized monthly as the services are provided for recurring management fee and usage fee under transaction-based arrangement. Subscription fee received from the multimedia educational content broadcasting service is recognized as revenue over the subscription period during which the services are delivered. Revenues from satellite communication related equipment and accessories are recognized once the equipment and accessories are delivered and accepted by the customers.
     Certain agreements also include multiple deliverables or elements for products and services. Agreements with multiple deliverables are reviewed and the deliverables are separated into units of accounting under the provisions of EITF No. 00-21. The total arrangement fee is allocated over the relative fair value of the units of accounting. ChinaCast recognizes revenue from these agreements based on the relative fair value of the products and services. The determination of the fair value of the elements, which is based on a variety of factors, including the amount ChinaCast charges other customers for the products or services, price lists or other relevant information, requires judgment by management. Revenue is recognized as the elements are delivered, assuming all the other conditions for recognition of revenue discussed in the preceding paragraphs have been met.
     Prepayments for the satellite bandwidth and network access services are deferred and recognized as revenue when the services are rendered.
     Impairment of long-lived assets. ChinaCast reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, it measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the asset and eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair market value of the asset, is recognized.
     Goodwill. Under SFAS 142, Goodwill is no longer amortised but tested for impairment upon first adoption and annually thereafter, or more frequently if events or changes in circumstances indicate that it might be impaired. SFAS No. 142 requires a two-step goodwill impairment test. The first step compares the fair values of each business unit to its carrying amount, including goodwill. If the fair value of each business unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a business unit’s goodwill. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.
Results of Operations
     Nine months ended September 30, 2006 compared to nine months ended September 30, 2005. Total net revenue for the nine months ended September 30, 2006 increased by 36.5% to RMB130.0 million (US$16.2 million) as compared to RMB95.2 million (US$11.9 million) in the same period of 2005. Net revenue from post secondary education distance learning services increased from RMB36.5 million (US$4.6 million) in the nine months ended September 30, 2005 to RMB51.2 million (US$6.4 million) in the nine months ended September 30, 2006. The increase of 40.3% was due to business growth as well as the acquisition of Tongfang Education in the second half of 2005, which added five more university partners to ChinaCast. The total number of post-secondary students enrolled in courses using ChinaCast’s distance learning platform including CCLBJ increased to 128,000 at September 30, 2006 from 97,000 at September 30, 2005. The significant increase was due to the continuous growth of students enrolled in distance learning courses as well as the Tongfang Education acquisition which has added approximately 20,000 students. Net revenue from K-12 educational services increased from RMB52.6 million (US$6.6 million) in the nine months ended September 30, 2005 to RMB57.5 million (US$7.2 million) in the same period of 2006. The number of subscribers for K-12 distance learning services has stabilized at 6,500 despite a decrease in revenue which was attributed to less equipment sales and other non-subscription services compared to the corresponding period last year. Net revenue from vocational and career training services and enterprise/government training and networking services increased from RMB6.0 million (US$0.8 million) to RMB 21.3 million (US$2.7 million). The increase was mainly due to equipment sales.
     Cost of revenue increased by 83.0% to RMB66.2 million (US$8.3 million) in the nine months ended September 30, 2006 from RMB 36.2 million (US$4.5 million) in the same period of 2005. The increase in cost was due to the increase in equipment sales, which have a low gross margin. The cost of equipment sold increased from RMB8.2 million (US$1.0 million) in the nine months ended September 30, 2005 to RMB27.1 million (US$3.4 million) in the same period of 2006. The higher cost in the nine months ended September 30, 2006 was also due to the amortization of intangible assets, which amounted to RMB4.0 million (US$0.5 million) due to the acquisition of Tongfang Education in the second half of 2005.
     As a percentage of total net revenues, overall gross margin was 49.0% in the nine months ended September 30, 2006, as compared with 62.0% in the same period of 2005. This decrease in gross margin was primarily due to the increase in equipment sales and the lower gross margin of the Tongfang Education business.
     Net operating expenses after setting off against management service fee received from CCLBJ increased to RMB24.6 million (US$3.1 million) in the nine months ended September 30, 2006 from RMB22.7 million (US$2.8 million) in the nine months ended September 30, 2005. This increase was partially offset by the increase in management service fees to RMB8.1 million (US$1.0 million) in the 2006 period from RMB6.9 million (US$0.9 million) in the 2005 period as a result of increase in the profitability of CCLBJ.
     Selling and marketing expenses increased by 20.1% to RMB2.8 million (US$0.35 million) in the nine months ended September 30, 2006 from RMB2.3 million (US$0.29 million) in the nine months ended September 30, 2005 due primarily to the increase in payroll resulting from the acquisition of the Tongfang Education Business.
     General and administrative expenses increased by 13.4% to RMB28.9 million (US$3.6 million) in the nine months ended September 30, 2006 from RMB25.5 million (US$3.2 million) in the same period of 2005, primarily due to the increase in rental and professional expenses.
     Net income from operations increased by 7.6% from RMB36.3 million (US$4.5 million) in the nine months ended September 30, 2005 to RMB39.1 million (US$4.9 million) in the same period of 2006.
     Interest income increased by 46.0% from RMB4.3 million (US$0.5 million) in the nine months ended September 30, 2005 to RMB6.3 million (US$0.8 million) in the same period of 2006. The increase was caused by the higher interest rate from fixed deposits.
     Income taxes increased by 20.3% from RMB7.3 million (US$0.9 million) in the nine months ended September 30, 2005 to RMB8.8 million (US$1.1 million) in the same period of 2006 as a result of an increase in profit.
     Net income increased by less than 1% from RMB33.3 million (US$4.2 million) in the nine months ended September 30, 2005 to RMB33.6 million (US$4.2 million) in the same period of 2006, mainly due to the increase in general and administrative expenses.
     2005 Compared to 2004. Total net revenue increased by 89.1% from 2004 to 2005, to RMB152.3 million (US$19.0 million) in 2005, as compared to RMB80.6 million in 2004. Net revenue from post-secondary education distance learning services increased from RMB7.2 million in 2004 to RMB51.1 million (US$6.4 million) in 2005. The significant increase was due to the transfer of business, amounting to RMB31.0 million, from CCLBJ to CCLX, which was set up in 2003 as part of ChinaCast’s restructuring to hold the satellite license and to engage in all business that requires the use of the satellite license. The economic benefit of those businesses in CCLBJ was originally captured by ChinaCast through the service fee, and therefore, the transfer of business from CCLBJ to CCLX did not change the economic interests of CCL. It is expected that revenue booked in CCLBJ will decrease further in 2006. The total number of students enrolled including CCLBJ increased to 113,000 at the end of 2005 from 82,000 at the end of 2004. The significant increase was due to the continuous growth in students’ enrollment as well as the acquisition of Tongfang Education in the last quarter of 2005. Net revenue from K-12 educational services decreased slightly from RMB72.5 million in 2004 to RMB71.8 million (US$9.0 million) in 2005 despite a business transfer amounting to RMB1.9 million of this business line from CCLBJ to CCLX. The number of subscribers had declined slightly from 6,700 in 2004 to 6,500 in 2005. Net revenue from vocational and career training services and enterprise/government training and networking services increased from RMB0.9 million to RMB29.5 million (US$3.7 million). The increase was mainly due to the increase in equipment sales. There was also a transfer of business amounting to RMB3.2 million of the business line from CCLBJ to CCLX.
     Cost of revenue increased, at a lower rate than revenue growth, by 85.7%, to RMB73.8 million (US$9.2 million) in 2005 from RMB39.7 million (US$5.0 million ) in 2004, in line with the increase in revenue for those years. Cost of sales comprises mainly transponder fees, satellite platform usage fees paid to CCL for use of the satellite platform, fees paid to our service partners, content fees, cost of leased lines and cost of equipment sold to customers. Transponder fees are paid for the leasing of satellite transponder bandwidth. Satellite platform usage fees are paid to CCL for using the satellite platform. Fees paid to service partners are for the rendering of various services, primarily maintenance of the satellite terminals and collection of subscription fees. The service partners are essentially the resellers/distributors of ChinaCast’s products and services. Apart from selling their products and services, they are also responsible for the installation, repair and maintenance of the satellite equipment at the premises of end customers. ChinaCast pays commissions to service partners in return for their services. Content fees consist of the cost of the educational content that ChinaCast purchases from various sources for content aggregation purposes. The aggregated content is sent to ChinaCast’s customers mainly in the K-12 distance learning and educational content solutions business segment. The cost of leased lines is incurred for the usage of the dedicated internet trunk line. The increase in cost was mainly due to the increase in equipment sales. The cost of equipment sold increased from RMB0.7 million in 2004 to RMB29.1 million in 2005. Depreciation cost increased from RMB1.7 million in 2004 to RMB4.5 million in 2005 as a result of the purchase of equipment in the second half of 2004 and 2005.
     As a percentage of total net revenues, overall gross margin was 51.6% in 2005, as compared with 50.7% in 2004. This increase in gross margins was primarily the result of the increase in contribution from university customers. The university product line has a higher gross margin than the other product lines.
     Operating expenses increased to RMB 27.7 million (US$3.5 million) from RMB19.1 million in 2004. The increase was due to foreign exchange losses of RMB2.4 million (US$0.3 million) resulting from appreciation of RMB against the US dollar during 2005, as well as a significant decrease in management fees derived from CCLBJ to RMB14.3 million (US$1.8 million) from RMB34.5 million in 2004. The decrease in management fees is due to CCLBJ’s continuing transfer of its business contracts to CCLX. The revenue of CCLBJ dropped from RMB56.9 million in 2004 to RMB26.6 million (US$3.3 million) in 2005. There was also a decrease in total share-based compensation from RMB23.3 million in 2004 to RMB1.9 million (US$0.2 million) in 2005.
     Selling and marketing expenses decreased by 2.0% to RMB3.5 million (US$0.4 million) in 2005 from RMB3.6 million in 2004. Selling expenses consist principally of sales, marketing and remunerations of customer service personnel, printing expenses, travel and transport expenses incurred by our sales and marketing personnel entertainment expenses and advertising fees.
     General and administrative expenses decreased by 27.7% to RMB36.1 million (US$4.5 million) in 2005 from RMB49.9 million in 2004, primarily due to the decrease in share-based compensation included in general and administrative expenses, from RMB21.7 million in 2004 to RMB1.8 million (US$0.2 million) in 2005. The share-based compensation for both years was based on the Pre-IPO Share Option Plan adopted in March 2004 which had encapsulated the 2001 Stock Incentive Plan and the 2003 Employee Share Option Scheme. No options have been granted under the Post-IPO Share Option Plan.
     Income from operations increased by 134%, from RMB21.7 million in 2004 to RMB50.9 million (US$6.4 million) in 2005. This increase in income from operations was primarily attributable to the growth in overall revenues and the decrease in share-based compensation.
     Interest income increased by 73.9% to RMB4.6 million (US$0.6 million) in 2005 from RMB2.6 million in 2004. The increase in interest income was primarily attributable to increases in the amount of combined cash and cash equivalents and term deposits from RMB378.3 million in 2004 to RMB 394.2 million (US$49.3 million) in 2005, and average interest rate from 1.8% to 3.2%.
     Other income increased by 303.5% to RMB0.58 million (US$0.07 million) in 2005 from RMB0.14 million in 2004 as a result of the increase in tax refund in 2005.
     Income taxes increased 21.3% to RMB10.5 million (US$1.3 million) in 2005 from RMB8.7 million in 2004 as a result of the increase in profit.
     Net income increased 182% to RMB43.5 million (US$5.4 million) in 2005, compared to RMB15.4 million in 2004, due to the increase in revenue and decrease in share-based compensation.
     2004 Compared to 2003. Total net revenue increased by 10.7% from 2003 to 2004, to RMB80.6 million in 2004, as compared to RMB72.8 million in 2003. Net revenue in 2003 was all attributable to K-12 educational services. Net revenue in 2004 was made up of RMB7.2 million from post-secondary education distance learning services; RMB72.5 million from K-12 educational services and RMB0.9 million from vocational and career training services and enterprise/government training and networking services. The increase in revenue in 2004 in the post-secondary education distance learning services and vocational and career training services and enterprise/government training and networking services was due to the transfer of business from CCLBJ to CCLX which amounted to RMB7.2 million and RMB0.9 million, respectively. Net revenue from K-12 educational services decreased slightly from RMB72.8 in 2003 to RMB72.5 million in 2004 despite a business transfer amounting to RMB0.9 million of this business line from CCLBJ to CCLX.
     The total number of students enrolled in post-secondary courses utilizing ChinaCast’s distance learning platform including CCLBJ increased to 82,000 at the end of 2004 from 47,000 in 2003. The significant increase was due to the growth in the number of students returning for new courses. The number of subscribers for K-12 distance learning services dropped from approximately 7,000 in 2003 to 6,700 in 2004 due to very competitive market segment in which we compete.
     Cost of revenue increased by 15.5% from 2003 to 2004, to RMB39.7 million in 2004, as compared to RMB34.4 million in 2003. The higher increase in cost relative to revenue in 2004 is due to increases in transponder fees, which increased from RMB6.2 million in 2003 to RMB9.8 million in 2004, as well as the increase in depreciation charges of RMB1.7 million as a result of expansion of ChinaCast’s business.
     As a percentage of total net revenues, overall gross margin was 50.7% in 2004, as compared with 52.8% in 2003. This decrease in gross margin was primarily due to the relatively higher initial cost to increase transponder capacity to accommodate two way satellite communication capabilities in 2004.
     Management service fees derived from CCLBJ increased to RMB34.5 million from RMB26.5 million in 2003 due to new business growth under CCLBJ. The revenue of CCLBJ increased from RMB46.6 million in 2003 to RMB56.9 million in 2004.
     Selling and marketing expenses increased by 39.8% to RMB 3.6 million in 2004 from RMB 2.6 million in 2003.
     General and administrative expenses increased by 153% to RMB49.9 million in 2004 from RMB19.7 million in 2003, primarily due to the share-based compensation included in general and administrative expenses, which amounted to RMB21.7 million in 2004 when the pre-IPO stock option scheme was established under the new ChinaCast Group to replace the old schemes.
     Income from operations decreased by 48.9%, from RMB42.5 million in 2003 to RMB21.7 million in 2004, primarily due to share based compensation of RMB21.7 million.
     Interest income increased by 317% to RMB2.6 million in 2004 from RMB0.6 million in 2003. The increase in interest income was primarily attributable to increases in the amount of combined cash and cash equivalents and term deposits from RMB111.0 million in 2003 to RMB378.3 million in 2004 after ChinaCast’s IPO in Singapore.
     Income taxes increased to RMB8.7 million in 2004 from RMB7.5 million in 2003 as a result of the increase in taxable income.
     Net income decreased 55.5% to RMB15.4 million in 2004, from RMB34.7 million in 2003, due to share-based compensation expenses in 2003.
Liquidity and Capital Resources
     The following table sets forth ChinaCast’s cash flows with respect to operating, investing and financing activities for the periods indicated (in thousands):

	Years Ended December 31,				Period Ended September 30,
	2003	2004	2005	2005	2006	2006
	(RMB)	(RMB)	(RMB)	(US Dollars)	(RMB)	(US Dollars)
Net cash (used in) provided by operating activities	39,994	74,332	57,929	7,241	62,362	7,796
Net cash (used in) provided by investing activities	(108,345)	(292,186)	8,333	1,042	(142,834)	(17,854)
Net cash (used in) provided by financing activities	114,843	225,590	(291)	(37)	(111)	(14)
Net increase(decrease) in cash and cash equivalents	46,492	7,736	65,971	8,246	(80,583)	(10,072)
Cash and cash equivalents, beginning of year	126	46,682	54,425	6,804	120,368	15,046
Cash and cash equivalents, end of year	46,682	54,425	120,368	15,046	39,780	4,973
     ChinaCast’s net cash provided by operating activities in the nine months ended September 30, 2006 was RMB62.4 million (US$7.8 million). This was mainly attributable to net income of RMB33.5 million (US$4.2 million), as adjusted for an add-back of RMB9.3 million (US$1.2 million) in depreciation and amortization as a non-cash item; a RMB7.0 million (US$0.9 million) reduction in amounts due from related parties; a RMB5.6 million (US$0.7 million) increase in accounts payable; and a RMB7.9 million (US$1.0 million) increase in income tax payable, which was offset by a RMB3.6 million (US$0.4 million) increase in accounts receivable. The reduction in amounts due from related parties was due to the repayment of such amounts by the related parties. The increase in accounts payable was due to the increase in equipment sales, which resulted in an increase in purchase of inventory. The increase in income tax payable was mainly due to the income tax provision, which was not required to be settled by ChinaCast in the period. Accounts receivable increased from RMB39.3 million (US$4.9 million) as at December 31, 2005 to RMB42.5 million (US$5.3 million) as at September 30, 2006, which was mainly due to the seasonal repayment pattern of customers and an increase in business volume. Inventory increased from RMB3.3 million (US$0.4 million) as at December 31, 2005 to RMB4.2 million (US$0.5 million) as at September 30, 2006 as a result of new purchase in anticipation of forthcoming business sales.
     Net cash used in investment activities in the nine months ended September 30, 2006 was RMB142.8 million (US$17.9 million), mainly reflecting transfer to fixed deposit of RMB156.5 million (US$19.6 million) and the payment of a RMB10 million (US$1.3 million) deposit for the acquisition of Modern English, which was partly offset by the settlement of RMB21.8 million (US$2.7 million) by CCLBJ. The refundable deposit was paid after the signing of a non-binding MOU to acquire a stake in Modern English. It is expected that the potential liquidity needs in relation to the acquisition of Modern English will be less than RMB60 million (US$7.5 million).
     Net cash used in financing activities in the nine months ended September 30, 2006 was RMB111,000 (US$14,000), which was due to the repayment of a finance lease.
     ChinaCast’s net cash provided by operating activities in the nine months ended September 30, 2005 was RMB13.0 million. This was mainly attributable to the net income of RMB33.3 million, as adjusted for an add-back of RMB5.3 million in depreciation and amortization as a non-cash item; and a RMB3.6 million increase in account payable, which was offset by a RMB14.8 million increase in prepaid expenses and other current assets and a RMB10.1 million increase in account receivable. The increase in account payable was due to the increase in transponder fee borne by CCLX after CCLBJ transfer its business to CCLX. The increase in prepaid expenses and other current assets was mainly due to the prepayment paid for the development of a project and the deposit for the acquisition of Tongfang Education. Account receivable increased from RMB16.0 million as at December 31, 2004 to RMB42.5 million as at September 30, 2005, which represented the normal level of ChinaCast’s account receivable during the period. The account receivable amount as at December 31, 2004 was considerably lower than the normal level after the settlement of certain major customers just before the year end. Inventory increased from RMB0.3 million as at December 31, 2004 to RMB4.2 million as at September 30, 2005 as a result of the transfer of business from CCLBJ to CCLX.
     Net cash used in investment activities in the nine months ended September 30, 2005 was RMB15.2 million, mainly reflecting the RMB15.0 million investment in Teacher.com.cn and a RMB4.3 million investment in the Hunan postal project; and an advance of RMB12.2 million to support the business development of CCLBJ, which was offset by a transfer of RMB28.5 million from fixed deposit.
     Net cash used in financing activities in the nine months ended September 30, 2005 was RMB253,000, which was due to the repayment, amounting to RMB113,000, of a finance lease and the full repayment of a vehicle mortgage bank loan amounting to RMB140,000.
     ChinaCast financed its operations through cash generated from operating activities. ChinaCast’s cashflow is generated principally from recurring sources and settled through periodic payments. Although revenue is recognized evenly throughout the periods from which the income is derived, settlements may be received in batches ahead of or behind the income recognized. For revenue related to project sales, the timing of settlement will depend upon the terms of the contracts. ChinaCast’s net cash provided by operating activities in 2005 was RMB57.9 million (US$7.2 million) compared to RMB74.3 million in 2004 and RMB40.0 million in 2003. The net change between 2003 and 2004 was due to increase in business and reduction in prepaid expenses, other current assets and amount due from related parties. The net change between 2004 and 2005 was mainly due to the increase in accounts receivable.
     Net cash provided by investment activities was RMB8.3 million (US$1.0 million) in 2005. A total of RMB50.1 million (US$6.3 million) was transferred from term deposits, of which RMB 15.0 million (US$1.9 million) was used in the acquisition of 20% of Teacher.com.cn and RMB12.2 million (US$1.5 million) was used in the acquisition of 50% of the subsidiary Tongfang Education. Net cash used in investing activities was RMB292.2 million in 2004 and RMB108.3 million in 2003. Amounts transferred to term deposits amounted to RMB259.6 million in 2004 and RMB37.0 million in 2003. For the nine months ended September 30, 2006, net cash of RMB156.5 million was transferred to term deposits resulting in a net decrease of RMB143 million in net cash provided by investing activities.
     ChinaCast also funded the operation of a related party, CCL, which held the satellite license before transferring it to CCLX. The related party is still in the process of transferring its satellite related businesses to CCLX. Amounts advanced to the related party were RMB64.4 in 2003, RMB11.3 million in 2004 and RMB15.2 million (US$1.9 million) in 2005. For the nine months ended September 30, 2006, net repayment received from CCL amounted to RMB23.8 million.
     Net cash used in financing activities was RMB0.3 million (US$0.04 million) in 2005. ChinaCast raised RMB 110.7 million in 2003 through the issuance of redeemable convertible preference shares and made an initial public offering in Singapore in 2004, in which it raised RMB239.7 million. Net cash provided by financing activities was RMB225.6 million in 2004 and RMB114.8 million in 2003.
     ChinaCast had no other indebtedness at September 30, 2006, other than capital lease obligations of RMB 0.2 million (US$0.03 million).
     ChinaCast believes that its cash and cash equivalents balance, together with its access to financing sources, will continue to be sufficient to meet the working capital needs associated with its current operations on an ongoing basis, although that cannot be assured. Also, it is possible that ChinaCast’s cash flow requirements could increase as a result of a number of factors, including unfavorable timing of cash flow events, the decision to increase investment in marketing and development activities or the use of cash for acquisitions to accelerate its growth.
     Contractual Obligations and Commercial Commitments. ChinaCast has various contractual obligations that will affect its liquidity. The following table sets forth the contractual obligations of ChinaCast as of December 31, 2005:

	Payment Due by Period
		Within 1
	Total	Year	2007	2008	2009	2010	Thereafter
	(RMB ‘000)	(RMB ‘000)	(RMB ‘000)	(RMB ‘000)	(RMB ‘000)	(RMB ‘000)	(RMB ‘000)
Operating lease commitments	2,757	2,454	303
Other contractual obligations			—	—	—	—	—
Total contractual obligations	2,757	2,454	303
Equivalent US$ ‘000	345	307	38
     Operating Leases. ChinaCast leases certain office premises under non-cancelable leases. Rent expense under operating leases for the years ended December 31, 2003, 2004, and 2005 were RMB1.4 million, RMB1.6 million and RMB2.7 million (US$0.3 million), respectively. ChinaCast has entered into certain operating lease arrangements relating to the information usage and satellite platform usage services. Rental expense related to these operating lease arrangement for the years ended December 31, 2003, 2004 and 2005 were RMB19.7 million, RMB 19.0 million and RMB18.5 million, respectively. The Group had no fixed commitment on information usage and satellite platform usage fee. The satellite platform usage fee was payable to ChinaCast Co calculated at 10% of revenue generated by a subsidiary of ChinaCast during the period.
Off-Balance Sheet Arrangements
     ChinaCast has not entered any financial guarantees or other commitments to guarantee the payment obligations of any third parties.
     Quantitative and Qualitative Disclosures about Market Risk. ChinaCast is exposed to various market risks, including changes in foreign currency exchange rates that could adversely affect ChinaCast, since approximately 62% of its monetary assets are denominated in RMB and 38% in US dollars. If ChinaCast decides to convert Renminbi into US dollars for the purpose of declaring dividends or for other business purposes and the US dollars appreciates against the Renminbi, the US dollar equivalent of its earnings in China would be reduced. ChinaCast has not entered financial instruments to manage and reduce the impact of changes in foreign currency exchange rates, although it may enter such transactions in the future. ChinaCast’s exposure to changes in interest rates relates primarily to interest income generated by term deposits in banks. ChinaCast has not used derivative financial instruments to hedge interest rate risk. ChinaCast has not been exposed and does not anticipate being exposed to material risks due to changes in interest rates. Future interest income may fluctuate in line with changes in interest rates.
ChinaCast Education Corporation
Critical Accounting Policies
     Investments Held in Trust. Investments held in trust are invested in United States government securities (Treasury Bills) with a maturity of 180 days or less which are accounted for as a trading security and recorded at market value which approximates amortized cost. The excess of market value over cost, exclusive of the deferred interest described below, is included in interest income in the accompanying Statement of Operations.
     Deferred Interest. Deferred interest consists of 19.99% of the interest earned on the investments held in trust.

     Income Taxes. We account for income taxes using the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Statutory taxes not based on income are included in operating expenses.
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
     In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No.48, “Accounting for Uncertainty in Income Taxes”, an interpretation of FASB Statement No.109 (“FIN 48”), which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. We do not expect FIN 48 will have a material effect on our financial condition or results of operations.
     Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.
Business Overview
     We were formed as Great Wall Acquisition Corporation on August 20, 2003 to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business having primary operations in the People’s Republic of China and believed to have significant growth potential. On December 22, 2006, we completed the acquisition of 51.22% of the outstanding ordinary shares of ChinaCast. As of February 12, 2007, we completed the acquisition of 99.27% of the outstanding ordinary shares of ChinaCast.
Results of Operations
     We had net loss of $1,214,957 for the year ended December 31, 2005 as compared to net loss of $141,152 for the year ended December 31, 2004. The increase in net loss was the result of an increase in operating expenses in connection with, among other things, professional fees in connection with the proposed ChinaCast Acquisition, our filing reports under the Securities Exchange Act of 1934, and our searching for a target business. For the year ended December 31, 2005, we incurred $50,783 of travel expenses, capital based taxes $73,329, $1,572,791 for professional fees, $6,000 for rent and administrative services, transfer agent fees of $14,686, other operating costs of $1,030, income taxes of $36,602 and earned interest income on the Trust Fund investment of $540,264. We have incurred consulting fees of $85,000 for a third party to assist us finding a prospective target business for our business combination (included in professional fees above) pursuant to an agreement we entered into as of April 1, 2005, which may be terminated by one party in connection with a material violation of the agreement by the other party, or by either party for any reason upon 30 days prior written notice. Under this consulting agreement, the consultant is entitled to fees of $10,000 per month before December 1, 2005 and $5,000 per month after December 1, 2005 and reasonable travel and out-of-pocket expenses.
     We had a net loss of $114,739 for the three months ended September 30, 2006 as compared to a net loss of $25,824 for the three months ended September 30, 2005. The increase in our net loss was the result of a decrease in capital based taxes of $19,249 during the three months ended September 30, 2006 as compared to the three months ended September 30, 2005, an increase on our professional fee expense of $203,243 during the three months ended September 30, 2006 as compared to the three months ended September 30, 2005 and an increase in interest income of $84,158 for the three months ended September 30, 2006 as compared to the three months ended September 30,

2005. For the three months ended September 30, 2006, we incurred $22,187 of travel expenses, $324,083 of professional fees, $6,000 of capital based taxes, $1,500 of expenses pursuant to a monthly administrative services agreement, $3,178 of transfer agent fees, $6,411 of interest expense, and other operating costs of $126, offset by a tax benefit of $9,324 and interest income on our IPO trust fund investment of $239,422. We have incurred consulting fees of $15,000 for a third party to assist us finding a prospective target business for our business combination (included in professional fees above) pursuant to an agreement we entered into as of April 1, 2005, which may be terminated by one party in connection with a material violation of the agreement by the other party, or by either party for any reason upon 30 days prior written notice. Under this consulting agreement, the consultant was entitled to fees of $10,000 per month before December 1, 2005 and $5,000 per month after December 1, 2005 and reasonable travel and out-of-pocket expenses.
     For the three months ended September 30, 2005, we incurred $26,979 of travel expenses, $25,249 of capital based taxes, $120,840 of professional fees, $1,500 of expenses pursuant to a monthly administrative services agreement, $6,260 of transfer agent fees and other operating costs of $260, offset by interest income on the Trust Fund investment of $155,264.
     We had a net loss of $355,692 for the nine months ended September 30, 2006 as compared to a net loss of $146,068 for the nine months ended September 30, 2005. The increase in net loss was primarily the result of an increase in professional fees of $448,780 for the nine months ended September 30, 2006 as compared to the nine months ended September 30, 2005 and an increase in income tax provision of $75,165 during the nine months ended September 30, 2006 as compared to the same period in 2005. For the nine months ended September 30, 2006, we incurred $47,915 of travel expenses, $829,572 of professional fees, $18,000 of capital based taxes, $4,500 of expenses pursuant to a monthly administrative services agreement, $18,929 of transfer agent fees, $10,148 of interest expense and $75,165 of income tax provision and other operating costs of $1,018, offset by interest income on our IPO trust fund investment of $649,555.
     For the nine months ended September 30, 2005, we incurred $48,245 of travel expenses, $75,818 of capital based taxes, $380,792 of professional fees, $4,500 of expenses pursuant to a monthly administrative services agreement, $12,333 of transfer agent fees and other operating costs of $810, offset by interest income on the Trust Fund investment of $373,430.
     Net loss of $1,713,014 for the period from August 20, 2003 (inception) to September 30, 2006 consisted of $134,087 of travel expenses, $158,641 of capital based taxes, $2,586,954 of professional fees, $15,000 of expenses pursuant to a monthly administrative services agreement, transfer agent fees of $44,213, other operating costs of $4,872, $111,767 of income tax provision and interest expense of $11,259, offset by interest income on the Trust Fund investment of $1,353,779.
     We consummated our IPO on March 23, 2004. Gross proceeds from it were $24,000,000. We paid a total of $1,680,000 in underwriting discounts and commissions, and approximately $1,095,000 was paid for costs and expenses related to the IPO, including $720,000 for the underwriters’ non-accountable expense allowance of 3% of the gross proceeds. On March 30, 2004, the underwriters exercised their over-allotment option to sell an additional 515,975 units for additional gross proceeds of $3,095,850. We paid a total of approximately $216,700 in underwriting discounts and commissions, and approximately $118,000 was paid for costs and expenses related to the IPO, including approximately $93,000 for the underwriters’ non-accountable expense allowance of 3% of the gross proceeds. After deducting underwriting discounts and commissions and offering expenses, the total net proceeds to us from the offering were approximately $23,986,000, of which approximately $23,161,000 was deposited into the IPO trust account. The remaining proceeds are available to be used by it to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. As of September 30, 2006, there was $24,849,534 held in the IPO trust account.
     We have used the net proceeds of our IPO to seek to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. On December 22, 2006, we consummated the acquisition of 51.22% of the outstanding ordinary shares of ChinaCast. As of February 12, 2007 we had acquired approximately 99.27% of the outstanding ordinary share of ChinaCast. In connection with such acquisition we issued to the former ChinaCast shareholders 20,582,300 shares of our common stock. To the extent that our capital stock was used in whole or in part as consideration to effect a business combination, the proceeds held in the IPO trust account as well as any other net proceeds not expended will be used to finance the operations of the target business.
     On December 7, 2006, we entered into a Credit Facility Agreement (the “Facility Agreement”), with certain lenders and DBS Bank Ltd, as Administrative Agent (“Agent”). The Facility Agreement establishes a secured credit facility under which we may borrow up to S$62,000,000 in two tranches. We entered into the Facility Agreement in connection with our acquisition of the outstanding shares of ChinaCast. We may use the proceeds of loans under the Facility Agreement only for the acquisition of outstanding shares of ChinaCast and to pay fees, interest and other expenses related to such acquisition. The loans under the Facility Agreement bear interest pursuant to a formula as set forth in the Facility Agreement. Tranche A Loans under the Facility Agreement were permitted to be made at the time on of the fulfillment of the conditions to funding set forth in the Facility Agreement (the “Effective Date”) and ending on December 27, 2006. Tranche A Loans were not, in the aggregate, permitted to exceed the amount formerly held in our trust account with Continental Stock Transfer & Trust Company after paying any amounts for the conversion of our shares to cash owing to shareholders who exercised their conversion rights in connection with the acquisition of ChinaCast. Tranche A Loans were to mature on the date which was seven days after the date on which such Tranche A Loans are made. Tranche B Loans under the Facility Agreement were permitted to be made at any time from and after the Effective Date until February 8, 2007. We did not make any Tranche A Loans or Tranche B loans.
     A loan under the Facility Agreement may be repaid without penalty at any time prior to the maturity date for each loan, however, the Company must prepay any loan under the Facility Agreement under a number of circumstances, in particular (a) upon the issuance or sale by the Company of any of its capital stock, warrants, options or any other security interest representing an equity interest, (b) upon the disposition of any shares of ChinaCast, (c) upon the deposit into our account at the Agent of any amounts currently held in trust by us pursuant to our initial public offering (IPO). In addition to customary representations and warranties and events of default, additional events of default occur if (a) at anytime after December 31, 2006 we cease to own at least 50.0% of ChinaCast and (b) the shares of ChinaCast cease to be listed on the Singapore Exchange Securities Trading Limited (SGX). Payment of outstanding advances may be accelerated, at the option of the Agent, should we default in our obligations under the Facility Agreement.
     Obligations under the Facility Agreement are secured by all of our assets pursuant to a Security Agreement entered into on December 7, 2006 between us and the Agent. The obligations under the Facility Agreement are further secured by a Deed of Share Charge and Deed of Charge over Accounts both dated December 7, 2006 between us and the Agent.
     Commencing on March 17, 2004, we have incurred a fee from Sherleigh Associates LLC of $500 per month for providing it with office space and certain office and secretarial services. Jack Silver, one of our pre-IPO stockholders, is the principal investor and manager of Sherleigh. During 2006, Mr. Justin Tang, one of our current directors, loaned the Company a total of $440,000 to fund expenses incurred in connection with the proposed acquisition of ChinaCast. The loans bore interest at a rate of 8% per annum, and were payable December 31, 2006. These loans were repaid in full on January 26, 2007.
     Off Balance Sheet Arrangements. Options and warrants issued in conjunction with our IPO are equity linked derivatives and accordingly represent off balance sheet arrangements. The options and warrants meet the scope exception in paragraph 11(a) of FAS 133 and are accordingly not accounted for as derivatives for purposes of FAS 133, but instead are accounted for as equity. See the notes to the December 31, 2005 financial statements for a discussion of outstanding options and warrants.

THE BUSINESS OF CHINACAST
General
     ChinaCast Education Corporation was formed as Great Wall Acquisition Corporation on August 20, 2003 to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business having primary operations in the People’s Republic of China and believed to have significant growth potential. On December 22, 2006, we completed the acquisition of 51.22% of the outstanding ordinary shares of ChinaCast. As of February 12, 2007, we completed the acquisition of 99.27% of the outstanding ordinary shares of ChinaCast. The following is a discussion of ChinaCast’s business.
ChinaCast’s History and Current Business
     ChinaCast was incorporated under the laws of Bermuda on November 20, 2003 as an exempted company with limited liability, and as the holding company for a public flotation in Singapore of ChinaCast’s business.
     ChinaCast is party to a significant operating agreement with a consolidating entity, ChinaCast Li Xiang Co. Ltd. (“CCLX”), and its parent, ChinaCast Co. Ltd. (“CCL”), which is legally unaffiliated. ChinaCast accounts for its relationship with CCLX as an interest in a variable interest entity that is consolidated in ChinaCast’s financial statements. ChinaCast derives a management service fee from the Beijing Branch (“CCLBJ”) of CCL. CCLBJ represents CCL’s Turbo 163 business, DDN Enhancement business and Cablenet business (the “Satellite Business”). While technically not a separate legal entity, the revenues and expenses of the branch office are not commingled with those of CCL. The purpose of this arrangement was to carve out the satellite-related businesses of CCL and put them into CCLBJ to facilitate ChinaCast’s monitoring of the Satellite Business and the computation of service fee. CCLBJ is not consolidated in ChinaCast’s financial statements. Other than relationships disclosed in this document, ChinaCast has no business relationships with the other branches or the headquarters of CCL. CCLX is owned 90% by CCL and 10% by Li Wei, ChinaCast’s Executive Director and Chief Operating Officer. CCL is owned 70% by Tibet Tiantai Investment Management Co., Ltd, of which Mr. Yin Jianping, ChinaCast’s Executive Director and Chairman, is a principal shareholder. We sometimes refer to CCLX and CCLBJ as the “Satellite Operating Entities.” References to ChinaCast mean ChinaCast Communication Holdings Limited, the parent company publicly traded on the Singapore Exchange and reference to “the ChinaCast Group” mean collectively ChinaCast, its subsidiaries and CCLX.
     ChinaCast’s principal subsidiary, ChinaCast Technology (BVI) Limited (“CCT”), was founded in 1999 to provide CCL with funding for its satellite broadband Internet services.
     CCL used this funding to purchase the Hughes Network Systems’ DirecPC product for a broadband satellite communication network and established a Network Operations Center (NOC) at the Netcom Satellite Uplink Center in Beijing to provide around-the-clock monitoring and control of the nationwide network. With the establishment of the satellite broadband infrastructure, ChinaCast began to offer, through CCL, commercial service of the Turbo 163 Internet broadband access service in the second half of 2000. Later financings were used to fund ChinaCast’s obligations under the Technical Services Agreement with CCL.
     In late 2000, ChinaCast identified demand for its services in the education industry. Given the limited resources of its tertiary institutions (i.e., university/college), and to meet the fast-growing population of its university students, the PRC Ministry of Education granted licenses to approximately 30 (subsequently increased to 68) universities to conduct undergraduate and post-graduate courses by distance learning. ChinaCast’s first university customer, Peking University, used ChinaCast’s satellite services for its EMBA program.
     Initially, ChinaCast sold equipment to its university clients, and charged a fixed monthly bandwidth fee. ChinaCast soon realized, however, that its customers were constrained by high up-front capital costs from purchasing equipment and lacked in-house IT/telecom expertise to implement, operate and maintain distance learning networks. ChinaCast therefore expanded its services to meet these constraints by offering interactive distance learning studio facilities at university sites as well as satellite terminals at remote classroom facilities around the country, operating and maintaining the network to run the program. In return, ChinaCast received a percentage of revenue based on tuition fees. This model was replicated for universities, as well as businesses with distance learning needs, and expanded to the K-12 (kindergarten through high school) market.
     By the end of 2002, ChinaCast had signed over 15 universities in the PRC to use its satellite interactive distance learning network, serving over 50,000 students nationwide. In July, 2003, it raised additional funding to upgrade its satellite technology to the Hughes Network Systems DirecWay satellite broadband network, and thereafter expanded its distance learning business by signing additional K-12 and IT and management training customers.
     Also in 2002, Beijing Dongshi-ChinaCast Education Technology Co., Ltd. (“Teacher.com.cn”) was established to implement a new teacher training project under the direct guidance of the Normal Education Department of the Ministry of Education, providing continuous training to faculties among middle and primary schools.
     ChinaCast acquired a 20% stake in 2005. The other key partners aside from management for Teacher.com.cn are Northeast Normal University (NNU), and TVH.
     Teacher.com.cn utilizes Ministry of Education specified material to provide training to principals, schoolmasters, teachers and administrators via an Internet portal, and intends to widen its offerings to include degree and non-degree courses for the same target market. As of the end of 2005, Teacher.com.cn had attracted more than 15 provincial education colleges as franchisees and had more than 50,000 subscribers. Teacher.com.cn is currently the only teacher training web portal in China certified and supported by the Ministry of Education.
     In March 2004, ChinaCast launched an enterprise sector broadband satellite service for private networking, business TV, and multicast streaming/delivery applications. In March 2005, ChinaCast, together with Hunan Copote Science & Technology Col, Ltd. and Hunan Neng Tong High Tech Development Co., Ltd., created GuoYou Communication Network Co., Ltd., a joint venture to build and operate a post office communication network, based on ChinaCast’s satellite technology, for about 5,000 post offices in Hunan, Guangxi and adjacent provinces. Approximately 300 post offices have been set up on the communication network to date.
     Also in 2004, ChinaCast was awarded the “Education User Satisfaction Award” by China’s Ministry of Education. ChinaCast was also listed as one of the “China Top 15 Companies for Tomorrow, 2004,” by China High-Tech Enterprises magazine, a Chinese government-supported title managed by the National Bureau of Statistics, based on ChinaCast’s growth rate, influence on the industry, technology innovations, market coverage and indicators of new IT powers within China. In December 2004, ChinaCast was awarded the “User Recommendation Award” in the Deloitte Technology Fast 500 Asia Pacific 2004 Programme, sponsored by the Technology, Media and Telecommunications global industry group of Deloitte Touche Tohmatsu, an affiliate of China Cast’s independent auditors.
     In October, 2005, ChinaCast established Beijing Tongfang Digital Education Technology Limited, a 50% owned joint venture with Tsinghua Tongfang Co. Ltd. to own 51 percent of Beijing Tongfang Chuangxin Technology Limited, a provider of university distance learning services, and 100 percent of the operating rights of Tsinghua Tongfang Education Training School, a training center that ChinaCast intends to use to expand its educational content offerings and recruit students directly for the vocational training programs it acquires or develops with partners.
Products and Services
     ChinaCast offers products and services to customers under four principal product lines:
•	Post Secondary Education Distance Learning Services — ChinaCast enables universities and other higher learning institutions to provide nationwide real-time distance learning services. Its “turn-key” packages include all the hardware, software and broadband satellite network services necessary to allow university students located at remote classrooms around the country to interactively participate in live lectures broadcast from a main campus. ChinaCast currently services 15 universities with over 113,000 students in over 300 remote classrooms. For example, Beijing Aeronautical and Aeronautics University (Beihang), consistently ranked among the top ten Universities in China by the Ministry of Education, launched its distance learning network in cooperation with ChinaCast in 2002. By 2005, the number of distance learning students reached 20,000, at over 120 remote learning centers in China. In return for the turnkey distance learning services, ChinaCast receives from the University a percentage of each remote student’s tuition. According to China’s Ministry of Education, in 2003 there were over 100 million higher education students in the PRC, while universities had sufficient physical space to accommodate only about 15% of the students qualified to attend.

•	K-12 Educational Services — ChinaCast currently broadcasts multimedia educational content to 6,500 primary, middle and high schools throughout the PRC in partnership with leading educational content companies, such as Sun TV, Huajiao and the Clever Group, and renowned educational institutions such as the Beida Middle School and the Middle China Normal University High School. The educational content packages assist teachers in preparing and teaching course content. Each school pays ChinaCast a subscription fee for this service.

•	Vocational/Career Training Services — In partnership with various ministries and government departments, ChinaCast has deployed over 100 training centers throughout China providing job-skills training to recent graduates, employees of state-owned enterprises and the unemployed. One such key vocational e-learning project for the Ministry of Labor and Social Security (MLSS) provides job skills training for recently laid off workers from state-owned enterprises. The MLSS/ChinaCast distance learning job sills program was launched in April 2003 and has trained over 50,000 workers. Over 75% of the graduates of the program have gone on to find jobs. Future plans include expanding the distance learning network from 50 to over 200 sites to achieve a target of up to 30,000 graduates per year. MLSS pays ChinaCast monthly service and content subscription fees to provide the distance learning service.

•	Enterprise/Government Training and Networking Services — ChinaCast provides training and networking services to large corporations, government agencies and multinational companies that require data, video and voice communications between their head office and branch offices throughout China. ChinaCast provides these services to such customers as energy companies, post offices, insurance/financial institutions, retailers and manufacturers. One such enterprise network for Taikang Insurance, the country’s fifth largest insurance company, provides interactive corporate training to over 165,000 insurance agents throughout China. These enterprise customers typically buy the hardware and software and pay a monthly service fee based on the number of sites and bandwidth used.
The China e-Learning Market
     The Chinese government has stated that education is the key to the nation’s success as the country opens up to global competition. According to the Ministry of Education, the Chinese government plans to increase spending on public education significantly, from the current budget allocation of 2.8% of GDP (US$212 billion) in 2005 to 4.0% (US$412 billion) by 2010. Even after this increase, the target level will still be less than in developed countries, which typically spend an average of 5.4% of GDP on education.
     Government statistics suggest that Chinese consumers recognize education to be crucial to a better life. According to the China State Bureau of Statistics, the average family plans to spend roughly 10% of its disposable income on education.
     ChinaCast strives to tailor its e-learning products to China’s task of educating 200 million K-12 students and 10 million higher education students. In October 2000, China’s Ministry of Education launched the “All Schools Connected” project to equip all of China’s 550,871 K-12 schools with e-learning systems by 2010. The Ministry has also issued distance learning licenses to 68 of the country’s 1,552 colleges and universities, allowing them to offer degrees via e-learning infrastructure. The market for online vocational training and certification exam preparation is also developing rapidly.

Business Strategy
     ChinaCast believes that the combination of its proprietary e-learning products and services, ownership of a nationwide broadband access network and ability to generate multimedia content are essential to its long-term growth.
     ChinaCast seeks to achieve brand recognition in targeted high growth, high margin market segments, such as for-profit education and corporate/government training. It strives to maximize customer loyalty and increase margins by offering additional services not offered by traditional service providers. ChinaCast intends to continue to develop for these segments new products and services that integrate broadband multimedia delivery with quality educational content. These new products include educational services such as career and vocational training courses and telecom/IT services such as voice over IP, video conferencing and web-based applications.
Sales and Marketing
     To reach its customers, ChinaCast utilizes a direct sales force, distributors, resellers, Internet marketing and joint marketing efforts with strategic allies, seeking to market its products and services efficiently with minimal capital while fostering profitable customer relationships.
     ChinaCast’s sales and marketing team of over 50 professional and support personnel, located in Beijing and Shanghai, has responsibility for relationship building, performing customer requirements analysis, preparing product presentations, conducting demonstrations, implementing projects and coordinating after-sales support. To reach new customers, ChinaCast pursues various marketing activities, including direct marketing to potential clients and existing customers and strategic joint marketing activities with key partners and government departments such as the Ministries of Education and of Information and Technology.
Competitive Strengths
•	e-learning first mover advantage in the PRC
     Based on its general knowledge of the industry, ChinaCast believes it is one of the first distance learning providers using satellite broadband services, and is the market leader in this segment, although there are no independent surveys of this segment. Currently, many broadband operators rely mainly on terrestrial networks that do not have extensive coverage, especially in less-developed areas of rural China. ChinaCast believes its programs provide an attractive alternative for schools and businesses that require nationwide broadband coverage and wish to engage only a single company to provide all necessary satellite services, hardware, software and content.
•	Highly scalable, recurring revenue business model
     ChinaCast’s business model is capital efficient, profit driven and highly scalable. Its revenue stream from shared student tuition and school subscriptions provides predictability and visibility. ChinaCast pays close attention to market forces and profit trends, adhering to a strict financial plan that precludes unnecessary capacity or technology not required by its customers.
•	ChinaCast has an experienced and proven management team
     ChinaCast’s executive officers and directors and executive officers have on average over 15 years in the IT/Telecom/Media industry in Asia. They have established business relationships in the PRC, experience leading public companies in China, Hong Kong and Singapore, government regulatory know-how, access to capital and long-term personal relationships in the industry.
Corporate Structure
     In connection with its public offering of securities on the Mainboard of the Singapore Exchange, ChinaCast and its subsidiaries, ChinaCast Technology (BVI) Limited, (“CCT”), ChinaCast Technology (HK) Limited and

ChinaCast Technology (Shanghai) Limited (“CCT Shanghai”), engaged in a series of share exchanges pursuant to which shareholders of CCT exchanged substantially all of their shares in that entity for ChinaCast ordinary shares. At the same time, ChinaCast engaged in a restructuring of its subsidiaries’ relationship with CCL, which is currently owned 70% by Tibet Tiantai Investment Management Co., Ltd, of which Mr. Yin Jianping is a principal shareholder and CCLX, which is 90% owned by CCL and 10% owned by Mr. Li Wei. Throughout this proxy statement/prospectus, CCLX and CCLBJ are referred to as the “Satellite Operating Entities.”
Corporate Structure
     The corporate structure of ChinaCast, together with its contractual relationship with the Satellite Operating Entities, is as follows.
Definitions:

• CEC	ChinaCast Education Corporation

• CCHL	ChinaCast Communication Holdings Limited

• CCN	ChinaCast Communication Network Company Ltd.

• CCT	ChinaCast Technology (BVI) Limited

• CCT HK	ChinaCast Technology (HK) Limited

• CCT Shanghai	ChinaCast Technology (Shanghai) Limited

• Tongfang Education	Beijing Tongfang Digital Education Technology Limited

• TCS	Beijing Tongfang Chuangxin Technology Limited

• ETS	Tsinghua Tangfang Education Training School

• TTIM	Tibet Tiantai Investment Management Co., Ltd.

• CCL	ChinaCast Co., Ltd.

• CCLX	ChinaCast Li Xiang Co., Ltd.

• CCLBJ	Beijing Branch of ChinaCast Co., Ltd.

• BCN	Beijing Col Network Technology Co., Ltd.

• SZT	Shenzhen Zhongxun Teng Investment Development Co., Ltd.
Notes:

(1)	The Satellite Operating Entities (“SOE”) are CCLX and CCLBJ (the Beijing branch of CCL). CCT Shanghai receives service fees from SOE under technical service agreements and pledge agreements signed between CCT Shanghai and CCL, CCLX and the shareholders of CCLX and CCL. Although technically a branch office of CCL and not a legal entity, CCLBJ is operated as a stand-alone group of businesses for purposes of the contractual arrangements with CCT Shanghai. CCLBJ represents CCL’s Turbo 163 business, DDN Enhancement business and Cablenet business (the “Satellite Business”). The revenues and expenses of the branch office are not commingled with those of CCL. The purpose of this arrangement was to carve out the satellite-related businesses of CCL and put them into CCLBJ to facilitate ChinaCast’s monitoring of the Satellite Business and the computation of service fee. CCLBJ is not consolidated in ChinaCast’s financial statements.

(2)	Glander Assets Limited holds 1.5% of the issued share capital of CCT.

(3)	Tsinghua Tongfang Co. Ltd holds 50% of the issued share capital of Tongfang Education. CCHL’s effective ownership of Tongfang Education is 49.3%.

(4)	The PRC’s Ministry of Personnel holds 49% of the issued share capital of TCS.

(5)	Tongfang Education holds the exclusive operating right of ETS. ETS was established by Tsinghua Tongfang Co. Ltd, with the right to enroll students and offer training services. The ownership of ETS cannot be transferred without losing the student enrolment right. According to an agreement between Tongfang Education and Tsinghua Tongfang Co. Ltd, the operating right of ETS is assigned to Tongfang Education and Tongfang Education becomes the exclusive operator of ETS for a period of 10 years. During this period, Tongfang Education assumes all the rights and responsibility of the operations of ETS. Through this arrangement, the Tongfang Education can use ETS to enroll students and derive a service fee out of ETS for providing distance learning service to it. Considering that Tongfang Education has significant influence over ETS through the operating right it has, ETS is to be accounted for as a related party.

(6)	BCN and SZT are investment holding companies that do not have any interest or business relationship with any company in the ChinaCast Group.
ChinaCast’s Holding Company Structure
     CCHL was incorporated in Bermuda on November 20, 2003 as an investment holding company to acquire the entire share capital of CCN in preparation for listing. CCHL was subsequently listed in Singapore on May 14, 2004. Before that, on April 8, 2003, CCN was established to acquire the capital of CCT to accommodate the Series B investors.

     To operate in the PRC satellite communication market, a company requires a Very Small Aperture Terminals (VSAT) license. When the ChinaCast Group was established, foreign ownership was forbidden for companies holding a VSAT license. The arrangement with the satellite operating entities in the corporate structure was designed and strengthened after the Series A financing round to allow ChinaCast to obtain financing from investors outside China while participating in the PRC satellite communication market.
ChinaCast’s Contractual Arrangements with the Satellite Operating Entities
     ChinaCast provides its services through the Satellite Operating Entities, and it has entered various contractual arrangements pursuant to which it provide its services and protect its interests. The following describes contractual arrangements between ChinaCast and its subsidiaries, the Satellite Operating Entities and their corresponding stockholders.
Technical Services Agreement between CCLX and CCT Shanghai
     Services provided. ChinaCast provides its services and products to end customers in the PRC through CCLX under the terms of a technical services agreement, dated August 11, 2003, between CCT Shanghai, CCL, Li Wei and CCLX, as amended on March 29, 2004 (the “Technical Services Agreement”). Li Wei owns a 10% interest in CCLX and is also ChinaCast’s Chief Operating Officer and a member of its Board of Directors.
     Under the terms of the Technical Services Agreement, CCT Shanghai assists CCLX in implementing CCLX’s businesses relating to the provision of computer, telecommunications and information technology products and services, including the provision of Internet service and content. In connection with the services rendered by CCT Shanghai to CCLX, CCT Shanghai supplies to CCLX ancillary equipment together with certain associated software and technical documentation. With CCT Shanghai’s assistance, CCLX offers all the products and services as described in the section entitled “Product and Services” on page 35 of this proxy statement prospectus. CCLX is accounted for as an interest in a variable interest entity by ChinaCast, and its financial results, including revenue, are consolidated in ChinaCast’s financial statements. Certain products and services of ChinaCast not utilizing the satellite platform such as those provided by Tongfang Education, are offered independently without the assistance of CCLX.
     Service fees charged by ChinaCast. CCLX is obliged to pay CCT Shanghai a monthly service fee for the services rendered by CCT Shanghai. The service fee is an amount equivalent to the total revenue earned by CCLX, less operating expenses reasonably incurred in the course of conducting the business for which ChinaCast and its subsidiaries provide technical services.
     CCLX and its stockholders, consisting of CCL and Li Wei, have also undertaken that:
•	the accounts of CCLX shall be prepared in accordance with International Accounting Standards or in accordance with such other accounting standards, principles and practices generally accepted at CCT Shanghai’s absolute discretion;

•	all revenue earned in the course of CCLX’s business for which ChinaCast and its subsidiaries provide technical services shall be accurately and timely reflected in the accounts of CCLX; and

•	in the course of CCLX’s business for which ChinaCast and its subsidiaries provide technical services, CCLX will only incur reasonable operating expenses.
     Cost and expenses. CCT Shanghai is responsible for the operating expenses which have been reasonably incurred, unless any operating expenses exceed the budgeted amount, in which case CCT Shanghai has absolute discretion to bear those expenses.
     CCLX Budget. Pursuant to the Technical Services Agreement, CCLX prepares an annual budget for its business, which includes projected revenue, operating expenses, pricing policies and payment terms. CCLX submits this budget to CCT Shanghai for approval and CCT Shanghai reviews it quarterly. Changes to or deviation from the budget require approval of CCT Shanghai.
     CCLX has also undertaken to use best efforts to operate its business within the budget. CCT Shanghai is not responsible for any operating expenses that exceeds the budgeted amount, unless it consents in its absolute discretion to bear them.
     Right to inspect and audit CCLX accounts. CCT Shanghai has the right, at its request and expense, to inspect and/or procure the auditor of CCT to inspect any records kept by CCLX in relation to the operating expenses and service fees. The auditor of CCT shall, after such inspection, at the request of CCT Shanghai, issue a certificate certifying that the amount of operating costs are reasonable and have been incurred on an arm’s length basis. CCT Shanghai has the right, at its cost and expense, to have the accounts of CCLX audited by ChinaCast’s auditors for each accounting year in accordance with international accounting standards. A certificate issued by ChinaCast’s auditors of the amount of service fees payable and the operating expenses it is responsible for is final and conclusive.
     Financial Support. In addition, CCT Shanghai agrees to extend financial support to CCLX as CCT Shanghai deems necessary. The form and amount of financial support is determined by CCT Shanghai in its absolute discretion. Any financial support extended is repayable immediately upon demand from CCT Shanghai. ChinaCast has in the past provided financial support to CCLX for working capital and acquiring satellite equipment (which ChinaCast is obliged to provide under the Technical Services Agreement).
     Term and Termination. The Technical Services Agreement is for a period of 20 years commencing August 11, 2003. CCT Shanghai may at its discretion and without cause, terminate the Technical Services Agreement by giving CCLX notice of termination no less than one year prior to the effective date of termination.
Novation Deed
     As a transitional provision, CCT Shanghai also entered the Novation Deed to enable CCLX to assume the position of CCL and continue its obligations under another technical services agreement, dated November 15, 2000, by and among CCT Shanghai and CCL and its stockholders. The terms and conditions of this prior technical services agreement are substantially the same as those in the Technical Services Agreement. Under this agreement, CCT Shanghai assists CCLBJ in the implementation of CCLBJ’s businesses. CCLBJ provides technical support and software related services to facilitate distance learning services provided by the university partners, such as the provision of technical platforms, program scheduling and repair and maintenance. CCLBJ is obliged to pay to CCT Shanghai a service fee, equivalent to the total revenue earned by CCLBJ through these businesses less any related operating expenses.
Revenue and Cost Allocation Agreement
     In connection with the Technical Services Agreement and to formally document the informal understanding between the parties, CCT and CCT Shanghai, on the one hand, and CCLX, CCL and Li Wei, on the other hand, have also entered the Revenue and Cost Allocation Agreement, effective as of October 1, 2003, pursuant to which they agreed to allocate certain revenue and operating expenses in the following manner:
     Provision of service. ChinaCast’s customers may engage one of ChinaCast or its subsidiaries directly to provide the required satellite broadband services. If the customers appoint CCT or CCT Shanghai directly, ChinaCast will subcontract the performance of the service to CCLX and pay CCLX up to 10% of the revenue received from the engagement or such other amount as determined by CCT or CCT Shanghai, as the case may be, in its absolute discretion.
     Expenses reimbursement. CCT or CCT Shanghai will reimburse CCLX for expenses incurred by CCLX in relation to customer service, IT support, network operation and finance. These are primarily staff costs and administrative expenses incurred by CCLX that are relevant to servicing CCT and CCT Shanghai and the direct customers of CCT and CCT Shanghai. The amount to be reimbursed shall be determined by CCT or CCT Shanghai in their absolute discretion.
     Allocation of expenses according to service revenue received. Notwithstanding expenses to be reimbursed by CCT or CCT Shanghai as described above, any other expenses incurred by CCLX that are relevant to servicing CCT and CCT Shanghai and the direct customers of CCT and CCT Shanghai (including fees paid to lease transponder bandwidth) are apportioned between CCT and CCT Shanghai, on the one hand, and CCLX on the other, in accordance with the service revenue received by them for each fiscal year. CCT or CCT Shanghai shall determine conclusively the amount to be allocated at the end of each fiscal year in their absolute discretion.
Pledge Agreements in favor of CCT Shanghai
     As security for the prompt and complete performance of the obligations of CCL under the prior technical service agreement and CCLX under the Technical Service Agreement, and to induce CCT Shanghai to extend the services and use of equipment pursuant to the provision of services at no additional fee, the respective shareholders of CCL and CCLX have pledged all their rights and interests, including voting rights, in CCL and CCLX, respectively, in favor of CCT Shanghai. Each of the pledge agreements, respectively, terminates when CCL or CCLX becomes a wholly-owned subsidiary of ChinaCast. ChinaCast intends to acquire all shareholding interests in CCLX when and if the PRC laws allow foreign investors to wholly own companies engaged in telecommunication value-added businesses in the PRC.
Legal Advice on Group Structure
     At the time of ChinaCast listing on the Singapore Stock Exchange in 2004 it obtained legal advice that its business arrangements with CCL and CCLX, including the pledge agreements described in the previous section as well as ChinaCast’s group structure, are in compliance with applicable PRC laws and regulations. The structure of the group has not changed since that time.
Research and Development
     As most of ChinaCast’s satellite technology is procured from various technology vendors, ChinaCast does not conduct any research and development on the satellite technology used in its business. ChinaCast does, however, conduct extensive market research and product development on its education, training and enterprise networking programs to develop new services and ensure quality.
Trademarks
     On December 24, 2003, ChinaCast made a trademark application in the PRC for classes 35, 36, 37, 38, 41 and 42 which includes the provision of telecommunication, software and educational services. The trademark, originally held by CCL, was transferred to ChinaCast without charge in an agreement under which CCL obtained a non-exclusive license to use the trademark. This application is still pending.
Government Regulations
     ChinaCast’s business operations in the PRC and Hong Kong are not subject to any special legislation or regulatory controls other than those generally applicable to companies and businesses operating in the PRC. ChinaCast has obtained all the necessary licenses and permits for its business operations in the PRC and Hong Kong.
     ChinaCast provides technical services to CCLX and relies on CCLX to provide the satellite network infrastructure for its services. CCLX is licensed under PRC laws to provide value-added satellite broadband services in the PRC.

     Pursuant to the “Catalogue for the Guidance of Foreign Investment Industries” (Appendix II “Notes for Catalogue of Restricted Industries” 4.1), Value-added services and paging services in basic telecommunication services: Foreign investments are permitted no later than December 11, 2001 with the proportion of foreign investment not exceeding 30%. The proportion of foreign investment in a joint venture shall not exceed 49% after December 11, 2002, and shall be allowed to reach 50% no later than December 11, 2003.
     Article 6 of the “Provisions on Administration of Foreign-Invested Telecommunications Enterprises” prescribed that the proportion of foreign investment in a foreign invested telecommunications enterprise providing value-added telecommunications services (including radio paging in basic telecommunications services) shall not exceed 50% in the end. The proportion of the investment made by Chinese and foreign investors to a foreign-invested telecommunications enterprise in different phases shall be determined by the competent information industry department of the State Council in accordance with the relevant provisions. Currently CCLX is a domestic limited liability company that runs the value-added telecommunication business. Foreign capital is allowed to own no more than 49% of the total equity interests of CCLX before December 11, 2003. After December 11, 2003, foreign capital will be allowed to reach 50% of the total equity interests of CCLX, but the ultimate proportion of the foreign capital of CCLX shall not exceed 50% under current PRC regulations and WTO promises.
     ChinaCast has made inquiries about the possibility of taking an equity interest in CCLX. However, ChinaCast has not been able to identify an established company with a VSAT license that has successfully been allowed foreign ownership. Consequently, ChinaCast has not changed the legal structure and will wait until the guidance from the PRC government is more clear.
Competition
     In its business segments, ChinaCast competes with state-owned and private enterprises that provide IT/Telecom services as well as educational services. These include large, well-funded state owned telecom companies such as China Telecom, China Netcom, China Unicom, China Railcom, China Satcom, China Orient, Guangdong Satellite Telecom and China Educational TV, as well as private educational service companies such as ChinaEdu, Beida Online, Ambow, Tengtu and China-Training.com. Not all of these companies compete directly in all e-learning and educational content sectors ChinaCast services and may offer services that are comparable or superior to ChinaCast’s.
Seasonality
     Like many education services companies, a significant amount of ChinaCast’s sales occur in the second and fourth quarters, coinciding with enrollment periods of educational institutions. In addition, large enterprise and government customers usually allocate their capital expenditure budgets at the beginning of their fiscal year, which often coincides with the calendar year. The typical sales cycle is six to 12 months, which often results in the customer expenditure for hardware occurring towards the end of the year. Customers often seek to expend the budgeted funds prior to the end of the year and the next budget cycle. As a results, interim results are not indicative of the results to be expected for the full year.
Employees
     As of February 8, 2007, ChinaCast had approximately 200 full-time employees. ChinaCast believes its relationship with its employees to be good.
Facilities
     ChinaCast and the Satellite Operating Entities lease office and other space in Beijing, Shanghai, Hong Kong and Singapore. The facilities are rented at regular commercial rates, and management believes other facilities are available at competitive rates should it be required to change locations or add facilities. ChinaCast’s headquarters are located in Beijing, where it leases office space and its network operating center. Its headquarters lease of 2,000 sq.m. (approximately 21,000 sq.ft.) is for a two-

year term ending in February, 2007 at an annual rental of US$28,518, and its network operating center occupies 165 sq.m. (approximately 1,750 sq.ft.) under a two-year lease ending in December, 2007 at an annual rental of RMB 2 million ($250,138, at 1USD=7.9956RMB). In addition, ChinaCast currently leases 35 MHz of satellite Ku-band transponder bandwidth on the Asiasat 3S satellite at a cost of approximately US$34,029 per year per MHz. Together, the leased facilities are adequate to conduct the business operations of ChinaCast.
Legal Proceedings
     Neither we nor ChinaCast is currently a party to any pending material legal proceedings.

DIRECTORS AND MANAGEMENT
     Our Board of Directors, and executive officers are as follows:

Name	Age	Position
Ron Chan Tze Ngon	50	Chairman and Chief Executive Officer
Yin Jianping	45	Vice Chairman
Daniel Tseung	36	Director
Justin Tang	35	Director
Richard Xue	36	Director
Antonio Sena	51	Chief Financial Officer and Secretary
     On February 2, 2007, our Board of Directors increased the number of directors of the Company to six and appointed Ron Chan Tze Ngon, Yin Jianping, Daniel Tseung, Justin Tang and Richard Xue to fill in the new vacancies in the Company’s Board of Directors. In connection with the Company’s acquisition of ChinaCast, the Company and ChinaCast agreed that following the consummation of the acquisition, that the Company would appoint Messrs Chan, Jianping and Tang to serve as directors of the Company.
     Until February 2, 2007, Kin Shing Li was our Chief Executive Officer and sole director. Mr. Li resigned from these positions effective February 2, 2007. There were no disagreements between Mr. Li and the Company on any matter relating to the Company’s operations, policies or practices, that resulted in his resignation.
     The following is certain biographical information with respect to our current and former executive officers and directors. There are no family relationships among any of the executive officers or directors of the Company.
     Ron Chan Tze Ngon is our Chairman and Chief Executive Officer, responsible for ChinaCast’s strategic direction and shaping its various business models. Mr. Chan was appointed Chief Executive Officer of ChinaCast in 1999 at ChinaCast’s inception. Mr. Chan worked as a sales executive in Sun Hung Kai (China) Limited from 1983 to 1985, and from 1985 to 1986 was sales manager for Unisys China Limited. From 1987 to 1988, he was strategic account manager for Unisys Asia Limited, and thereafter joined Unisys Hong Kong Limited as a sales director until 1990. Mr. Chan then joined CL Computer China/Hong Kong Limited as its general manager prior to founding, in 1993, Technology Ventures Holdings, an information technology company currently listed on the Hong Kong Stock Exchange. Mr. Chan holds a Master of Science, Mathematics degree and a Master of Computer Science degree, both from Concordia University, Montreal, Canada.
     Yin Jianping is our Vice Chairman and is responsible for our overall management, operations and strategic direction. Mr. Yin has been the Chairman of ChinaCast since 2000. Mr. Yin graduated from the Southwest Finance and Economy University of China with a bachelor’s degree in finance. From 1984 to 1993, Mr. Yin worked in various PRC government departments, including heading the Economic Planning Department of the Tibet Municipal Government and serving as Economic Planning Officer of Naqu Region, Tibet Province. Mr. Yin left government service, and from 1993 to 1997 ran his own businesses in Sichuan Province, PRC. Prior to joining ChinaCast in 2000, he was the president of Lasha Beer Company Limited, in charge of its daily operations from 1997 to 2000.
     Justin Tang is a director of our Company and in 2001 led the buyout of eLong’s business from its parent company, Asia.com. Prior to the buyout, Mr. Tang was the founder and President of Asia.com. Mr. Tang was one of the co-founders of eLong.com, and he was responsible for eLong’s US$68 million merger with Mail.com and the formation of Asia.com. Prior to founding eLong.com, Mr. Tang was a Vice President at Oscar Gruss & Son Incorporated, a New York-based investment banking firm. He has also worked for Brookehill Equities, Inc., and Merrill Lynch & Co., and has seven years’ experience in venture investment and the financial service industry. Mr. Tang studied at Nanjing University in China and received his BS degree from Concordia College in the United States.
     Daniel Tseung is a director of our company and is currently the of Managing Director at Sun Hung Kai Properties Direct Investments Ltd., the private equity division of one of Asia’s largest conglomerates, as well as Director of Investments for SUNeVision Holdings Limited, an Asian Internet infrastructure and services provider. He was previously a Director in the Technology & Communications Group of GE Equity, the private equity arm of GE Capital. He also currently serves on the Board of Directors of RCN Corporation (NASDAQ: RCNI) and Owens Corning (NYSE: OC). Mr. Tseung holds a Bachelor’s degree from Princeton University and a Master’s Degree from Harvard University.

     Richard Xue is a director of our company and since July 2005 has been the Chief Financial Officer at Target Media, one of the largest out-of-home advertising network in China. Prior to joining Target Media he was Vice President of Strategy and Business Development at eLong, the 2nd largest online travel company in China. Prior to joining eLong in December 2003, Mr. Xue worked for eight years in investment banking in the United States and China. Mr. Xue studied at Tsinghua University in China and received a BS degree in Physics from University of Illinois and an MBA degree from University of Chicago in the United States.
     Antonio Sena is our Chief Financial Officer, overseeing and coordinating the operation of its finance department as well as managing the financial functions. Mr. Sena is an Australian Chartered Accountant and ran his own management consulting practice prior to joining ChinaCast in 2004. Before that, he was the Chief Financial Officer of Fujitsu PC Asia Pacific and worked with the Byron Richfield Group in Hong Kong as Finance Director. From 1985 to 1990, he was the General Manager of Imagineering Asia, a large Australian listed IT distributor. Mr. Sena holds a Bachelor of Economics from the University of Sydney (Australia) and a Master of Commerce from the University of New South Wales. He is a fellow of CPA Australia.
     Kin Shing Li served as our sole director and chief executive officer since September 2003 and its secretary since January 2004. Mr. Li has been the chairman of International Elite Limited, one of the largest centralized single-location outsourcing customer service call centers in the PRC, since he founded the business in 1999. Since March 2003, he has been a director and shareholder of PacificNet Communications Limited — Macao Commercial Offshore, a joint venture between International Elite and PacificNet Management Limited, a wholly-owned subsidiary of PacificNet Inc., a public Nasdaq-listed provider of information technology consulting, system integration and information technology solutions in Asia. From October 1997 to September 1999, Mr. Li was a member of the board of directors of UTStarcom, Inc., a public Nasdaq-listed company that designs, manufactures, and markets broadband, narrowband, wireless access technology, and was the chief executive officer of one of its subsidiaries, UTStarcom Hong Kong Limited. In January 1997, Mr. Li founded Directel Communications Limited, a GSM sales and service company and has acted as its chairman since that date. In 1994, he founded China-HongKong Telelink Company Limited, the first roaming paging service provider between Hong Kong and the PRC and acted as its chairman until he sold it to UTStarcom Inc. in 1997. Mr. Li founded his first call center in China in 1988 as the founder and general manager of the 81st Army Paging Company in Guangzhou, China.
Meetings and Committees of the Board of Directors of Great Wall
     Since Mr. Li was our sole director until February 2, 2007, our board held no formal meetings during the fiscal year ended December 31, 2006. Although we do not have any formal policy regarding director attendance at annual stockholder meetings, we attempt to schedule our annual meetings so that our director(s) can attend. In addition, we expect our directors to attend all Board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.
Independence of Directors
     In anticipation of being listed on the Nasdaq Global Market, we will elect to follow the rules of Nasdaq in determining whether a director is independent. Our Board of Directors will also consult with legal counsel to ensure that our Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Consistent with these considerations, our Board of Directors will, in accordance with the Company’s governing instruments and Delaware law, select and appoint or submit to stockholders for election candidates to the Board who will be independent directors of the combined company for the ensuing year.
Audit Committee
     In anticipation of being listed on the Nasdaq Global Market, we have established an audit committee consisting of Daniel Tseung, Justin Tang and Richard Xue, which, as required by Nasdaq listing standards, is comprised of at least three independent directors who are also “financially literate.” The listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Each of our audit committee members, is financially literate. The Board believes that each of them has an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles in connection with the company’s financial statements, including estimates, accruals and reserves, experience in analyzing or evaluating financial statements of similar breadth and complexity as the company’s, an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions.
     Audit Committee Financial Expert. In selecting candidates for the audit committee, the Board ensured that at least one committee member, Richard Xue, has appropriate educational credentials and expertise to qualify as an “audit committee financial expert” within the meaning of all applicable rules.
Compensation Committee
     In anticipation of being listed in the Nasdaq Global Market, we formed a compensation committee consisting of Daniel Tseung, Justin Tang and Richard Xue. All of the proposed members of our compensation committee are independent, as determined in accordance with Nasdaq rules and relevant federal securities laws and regulations. The compensation committee will oversee the compensation plans, policies and programs of our company and will have full authority to determine and approve the compensation of our chief executive officer, as well as to make recommendations with respect to compensation of our other executive officers. The compensation committee also will be responsible for producing an annual report on executive compensation for inclusion in our proxy statement.
Nominating and Corporate Governance Committee Information
     In anticipation of being listed on the Nasdaq Global Market, we formed a nominating and corporate governance committee consisting of Daniel Tseung, Justin Tang and Richard Xue, each of whom is independent under Nasdaq listing standards. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on our Board. The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others, as well as overseeing all the matters in relation to corporate governance.
     Other than the timing requirements of its by-laws described under “Description of Securities,” we do not have any restrictions on stockholder nominations under our charter or by-laws. The only restrictions are those applicable generally under Delaware corporate law and the federal proxy rules. Prior to February 2, 2007, we did not have a nominating committee or a formal means by which stockholders could nominate a director for election.
Compensation Committee Interlocks and Insider Participation
     We do not anticipate any interlocking relationships between any member of our compensation committee or our nominating and corporate governance committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.
Director Independence
     Our board of directors has determined that Messrs. Tseung, Tang and Xue are “independent directors” as defined under Rule 10A-3 of the Securities Exchange Act and the rules of the NASD, constituting a majority of independent directors of our board of directors as required by the rules of the Nasdaq.
Principal Accountant
     The firm of Goldstein Golub Kessler LLP (“GGK”) acts as our principal accountant. Through September 30, 2005, GGK had a continuing relationship with American Express Tax and Business Services Inc. (TBS), from which it leased auditing staff who were full time, permanent employees of TBS and through which its partners provide non-audit services. Subsequent to September 30, 2005, this relationship ceased and the firm established a similar relationship with RSM McGladrey, Inc. (RSM). GGK has no full-time employees and, therefore, none of the audit services performed were provided by permanent full-time employees of GGK. GGK manages and supervises the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination. The following is a summary of fees paid to GGK and RSM for services rendered.

     Audit Fees. We did not pay any audit fees to GGK and TBS during the fiscal year ended December 31, 2003. We have been billed $25,000 for the services GGK performed in connection with our IPO, including the financial statements included in its prospectus filed with the SEC on March 19, 2004. We paid GGK approximately $28,000 and $30,000, respectively, for the quarterly reports on Form 10-QSB for the quarters ended March 31, June 30, and September 30, and the year end audits during the years ended December 31, 2004 and 2005, respectively.
     Audit Related Fees. During the fiscal years ended December 31, 2004 and 2005, GGK billed us $3,150 and $5,675 for assurance and related services reasonably related to the performance of the audit or review of financial statements.
     Tax Fees. For the fiscal years ended December 31, 2004 and 2005, we paid TBS or RSM approximately $3,000 and $4,000, respectively, for tax compliance, tax advice and tax planning.
     All Other Fees. During the fiscal years ended December 31, 2004 and 2005, there were no fees billed for products and services provided by GGK, TBS or RSM other than those set forth above.
     Audit Committee Approval. Until February 2, 2007, we did not have an audit committee and as a result our sole director performed the duties of an audit committee. He evaluated and approved in advance the scope and cost of the engagement of an auditor before the auditor renders audit and non-audit services. We did not rely on pre-approval policies and procedures.
Code of Ethics
     We expect to adopt a code of ethics that will apply to our directors, officers and employees as well as those of our subsidiaries. Requests for copies of the combined company’s code of ethics, when adopted, should be sent in writing to ChinaCast Education Corporation, 660 Madison Avenue, 15th Floor, New York, New York 10021, Attention: Richard Xue.
Director Compensation
     We expect to compensate our independent directors in the form of cash and restricted stock. Each independent director shall receive $50,000 in cash for serving on the board. In addition to the foregoing, in 2007, we expect each member of the audit, nominating and corporate governance committees to receive a $5,000 cash payment for serving on each committee, except that the Chair of each committee shall receive $100,000. In addition, each independent director shall also receive 10,000 restricted shares of our common stock at prices per share that the board determines to be the fair market value of the stock on the dates of the grants and which shall vest over a three year period. The director compensation package is subject to the approval of our stockholders. We intend to reimburse the directors for their expenses incurred in attending meetings.
     Kin Shing Li, our sole director until February 2, 2007, did not receive any cash compensation for his service as a director of the Company.

EXECUTIVE COMPENSATION
     Kin Shing Li, our sole executive officer until February 2, 2007, did not receive any cash or non-cash compensation for services rendered to us.
     The following sets forth summary information concerning the compensation paid by ChinaCast to our current executive officers during the last three completed fiscal years.

		2005		2004		2003
		Cash	Non-Cash		Non-cash	Cash	Non-cash
		Compensation	Compensation	Cash Compensation	Compensation	Compensation	Compensation
			No. of Options		No. of Options		No. of Options
	Titles	RMB	Granted	RMB	Granted*	RMB	Granted
Yin Jianping	Chairman of the Board	1,647,360		1,679,040		559,680
Ron Chan	Director & CEO	1,110,720		1,268,820	10,010,000	559,680
Antonio Sena	CFO	748,800		—		—

*	the fair value of the options were valued at RMB1.012 per option as at the grant date

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     There have been no other transactions since January 1, 2006, or any currently proposed transaction, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved exceeds $120,000 and in which any current or former director of officer of the Company, any 5% or greater shareholder of the Company or any member of the immediate family of any such persons had, or will have, a direct or indirect material interest other than as disclosed below.
     Since the beginning of the Company’s last fiscal year, the Company has obtained five loans aggregating US$440,000 from Mr. Tang for the purpose of funding obligations incurred by the Company in connection with amending its certificate of incorporation and completing its acquisition of ChinaCast. These loans bore simple interest at the rate of 8% per annum and were due on December 31, 2006. The Company repaid these loans in full on January 26, 2007.
     ChinaCast provides its services and products to end users in the PRC through ChinaCast Li Xiang Co., Ltd. (CCLX) under the terms of a technical services agreement, dated August 11, 2003, between ChinaCast Technology (Shanghai) Limited (CCT Shanghai), ChinaCast Co., Ltd. (CCL), Li Wei and CCLX, as amended on March 29, 2004 (the “Technical Services Agreement”). Our Chairman Yin Jianping owns 20% of Tibet Tiantai Investment Management Co., Ltd., a company that owns 70% of CCL. CCL owns 90% of CCLX. Under the terms of the Technical Services Agreement, CCLX is obliged to pay ChinaCast, through its subsidiaries, a monthly service fee for the services rendered by ChinaCast. The service fee is an amount equivalent to the total revenue earned by CCLX, less operating expenses reasonably incurred in the course of conducting the business for which ChinaCast and its subsidiaries provide technical services. For more information about the terms of the Technical Services Agreement, see “The Business of ChinaCast — Technical Services Agreement between CCLX and CCT Shanghai.”
     In connection with the Technical Services Agreement ChinaCast Technology (BVI) Limited (CCT) and CCT Shanghai, on the one hand, and CCLX, CCL and Li Wei, on the other hand, have also entered the Revenue and Cost Allocation Agreement, effective as of October 1, 2003. Pursuant to this agreement ChinaCast’s customers may engage one of ChinaCast or its subsidiaries directly to provide the required satellite broadband services. If the customers appoint CCT or CCT Shanghai directly, ChinaCast will subcontract the performance of the service to CCLX and pay CCLX up to 10% of the revenue received from the engagement or such other amount as determined by CCT or CCT Shanghai, as the case may be, in its absolute discretion. CCT or CCT Shanghai will reimburse CCLX for expenses incurred by CCLX in relation to customer service, IT support, network operation and finance. For more information about the terms of the Revenue and Cost Allocation Agreement, see “The Business of ChinaCast — Revenue and Cost Allocation Agreement.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth as of February 12, 2007, certain information regarding beneficial ownership of our common stock by each person who is known by us to beneficially own more than 5% of our common stock. This table also identifies the stock ownership of each of our directors and officers and all directors and officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

		Percentage of
	Amount and Nature of	Outstanding Common
Name and Address of Beneficial Owner(3)	Beneficial Ownership(1)	Stock(2)
Ron Chan Tze Ngon(3)	2,021,945	9.0%
Yin Jianping	0	—
Daniel Tseung	0	—
Justin Tang(4)	730,000	3.3%
Richard Xue(5)	0	—
Antonio Sena	0
All directors and officers as a group (6 persons)	2,751,945	12.3%
Sapling LLC(6)	3,085,342	13.8%
Super Dynamic Consultancy Limited(7)	3,162,368	14.2%
Technology Venture Investments(7)	1,551,771	6.9%
Hughes Network Systems, LLC (8)	2,957,573	13.2%
Westcomb Securities Pte Ltd. (9)	1465,163	5.8%
HSBC (Singapore) Nominees Pte Ltd. (10)	1,265,143	5.0%

(1)	The foregoing information was derived from a Schedule 13G and Schedule 13D filings.

(2)	Based upon 25,294,525 shares outstanding as of February 8, 2007.

(3)	Unless otherwise indicated the address for the beneficial owner is 15 RUDY CHAI International Building, No.8 Yong An Dong Li, Jian Guo Mer Wai Avenue, Beijing 100022, P.R. China

(4)	Mr. Tang’s business address is c/o eLong, Inc., Union Plaza, Suite 604, 20 Chaoyang Men Wai Ave., Beijing 100020, China. Includes 300,000 shares of common stock issuable upon exercise of warrants that are currently exercisable.

(5)	Mr. Xue’s business address is #906-917, Central Plaza, 381 Huai Hai Middle Road, Shanghai, China 200020.

(6)	The business address of Sapling, LLC is 505 Fifth Avenue, 23rd Floor, New York, New York 10017. The business address of Fir Tree Recovery Master Fund, L.P. is c/o Admiral Administration Ltd., Admiral Financial Center, 5th Floor, 90 Fort Street, Box 32021 SMB, Grand Cayman, Cayman Islands. Fir Tree Value Master Fund, LP, a Cayman Island exempted limited partnership, is the sole member of Sapling, LLC, a Delaware limited liability company, and Fir Tree, Inc., a New York corporation, is the investment manager of Sapling LLC and Fir Tree Recovery Master Fund, L.P., a Cayman Islands exempted limited partnership. Fir Tree, Inc. may be deemed to beneficially own the shares held by Sapling, LLC and Fir Tree Recovery Master Fund, L.P. Sapling, LLC and Fir Tree Recovery Master Fund, L.P. are the beneficial owners of 784,259 and 216,071 shares of common stock, respectively. The foregoing information was derived from a Schedule 13G filed with the SEC on January 28, 2005 and amended September 22, 2006 and a Schedule 13D filed January 8, 2007.

(7)	The address of the beneficial owner is 9 Penang Road, #08-14, Park Mall, Singapore 238459

(8)	The address of the beneficial owner is 11717 Exploration Lane, Germantown, Maryland 20876.

(9)	The address of the beneficial owner is 5 Shenton Way, #09-08 UIC Building, Singapore 068808.

(10)	The address of the beneficial owner is 21 Collyer Quay, #13-01, HSBC Building, Singapore 049320.

DESCRIPTION OF SECURITIES
General
     Our authorized capital stock consists of 101,000,000 shares of all classes of capital stock, of which 100,000,000 are shares of common stock, par value US$0.0001 per share, and 1,000,000 are shares of preferred stock, par value US$0.0001 per share.
Common Stock
     Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to preferred stock, holders of common stock of are entitled to receive dividends if and when declared by the Board of Directors. Subject to the prior rights of the holders, if any, of preferred shares, holders of common stock are entitled to share ratably in any distribution of our assets upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.
Preferred Stock
     Shares of preferred stock may be issued from time to time in one or more series. Our Board of Directors, without approval of the stockholders, is authorized to designate series of preferred stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the common stock.
     There are no outstanding shares of preferred stock of any series.
Warrants
     We have 9,200,000 warrants currently outstanding, entitling the registered holder to purchase one share of common stock at US$5.00 per share. We also have one unit purchase option outstanding, entitling the holder to purchase 400,000 units, consisting of one share of common stock and two warrants to purchase one share of common stock at US$6.95 per share, at an exercise price of US$9.90 per unit. The warrants are each subject to adjustment as discussed below, and are exercisable at any time provided that there is a current prospectus relating to the shares of common stock to be issued upon exercise of the warrants. The warrants will expire at 5:00 p.m., New York City time on March 16, 2009.
     We may call the warrants for redemption in whole and not in part, at a price of US$.01 per warrant, at any time, upon not less than 30 days’ prior written notice of redemption to each warrant holder; and if, and only if, the reported last sale price of the common stock equals or exceeds US$8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.
     The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us.
     The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.
     The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. Warrant holders do not have the rights or privileges of holders of common stock, or any voting rights, until they exercise their warrants and receive common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to one vote for each common share held of record on all matters to be voted on by stockholders.
     The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon their exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. We are only required to use our best efforts to maintain the effectiveness of the registration statement covering the warrants. We will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such warrant shall not be entitled to exercise such warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will we be required to net cash settle the warrant exercise. Consequently, the warrants may expire unexercised and unredeemed and the Purchaser of the units would have paid the full unit purchase price solely for the share component of the units. We will have no obligation to net cash settle the exercise of the unit purchase option or the warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying warrants, the unit purchase option or warrants, as applicable, will expire worthless. No fractional shares will be issued upon exercise of the warrants. However, if a warrant holder exercises all warrants then owned of record by him, we will pay to the warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount for such fractional share in cash based on the market value of the common stock on the last trading day prior to the exercise date.
Change of Control Provisions
     A number of provisions in our charter and by-laws and under the Delaware General Corporation Law (the “DGCL”) may make it more difficult to acquire control of us. These provisions may have the effect of delaying, deferring, discouraging, preventing or rendering more difficult a future takeover attempt which is not approved by our Board, but which individual stockholders may deem to be in their best interests or in which they may receive a substantial premium over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions may also adversely affect the prevailing market price of the common stock. These provisions, which are described below, are intended to:
•	enhance the likelihood of continuity and stability in the Board;

•	discourage some types of transactions that may involve an actual or threatened change in control;

•	discourage certain tactics that may be used in proxy fights;

•	ensure that the Board will have sufficient time to act in what it believes to be in the best interests of the company and its stockholders; and

•	encourage persons seeking to acquire control to consult first with the Board to negotiate the terms of any proposed business combination or offer.
Unissued Shares of Capital Stock
     Common Stock. Currently there are outstanding 25,294,525 shares of common stock. The remaining authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances the combined company could use them to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control, by, for example, issuing shares in private placements to purchasers who might side with the Board in opposing a hostile takeover bid.

     Preferred Stock. Our Certificate of Incorporation grants the Board authority, without any further vote or action by stockholders, to issue preferred stock in one or more series, fix the number of shares constituting the series and establish the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares of the series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid, since we could, for example, issue preferred stock to parties who might oppose such a takeover bid, or issue shares with terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the common stock at a premium over the market price, and adversely affect the market price, and voting and other rights of holders of common stock.
Vacancies and Removal of Directors
     Stockholders may remove directors with or without cause. Vacancies in our Board, including a vacancy created by increasing the size of the Board, may be filled by a majority of the directors then in office or by a sole remaining director. Any director elected to fill a vacancy, including a vacancy created by increasing the size of the Board, will hold office until the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified. The by-laws also provide that the number of directors will be fixed at not less than one (1) nor more than nine (9) and may be increased or decreased from time to time by resolution of the Board.
Advance Notice Requirements for Nomination and Presentation of New Business; Action by Written Consent
     Our by-laws provide for advance notice requirements for stockholder proposals and nominations for director. Generally, to be timely, notice must be delivered to our secretary at our principal executive offices not fewer than 60 days nor more than 90 days prior to the date of the meeting. In addition, under the provisions of our by-laws, action may be taken by written consent of stockholders setting forth the action so taken and signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present. Special meetings may be called by the Board, by the Chief Executive Officer or by stockholders with a majority of the voting power then outstanding. These provisions may make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.
Business Combinations Under Delaware Law
     As a Delaware corporation, we are subject to Section 203 of the DGCL, unless we elect in our charter not to be governed by that Section, which we have not done. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:
     Before that date, the Board approved either the business combination or the transaction in which the stockholder became an interested stockholder;
     Upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares; or
     On or after that date, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
     A “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Except as otherwise described in the DGCL, an “interested stockholder” is any person owning 15% or more of the outstanding voting stock of the corporation, or who is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within three years immediately before the date of determination, and the affiliates and associates of that person.
Limitation of Liability of Directors
     Our charter provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent this limitation or exemption is not permitted by the DGCL. As currently enacted, the DGCL permits a corporation to provide in its charter that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.
     The principal effect of this provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed above applies. This provision, however, will not eliminate or limit liability arising under federal securities laws. Our charter does not eliminate our directors’ fiduciary duties. The inclusion of this provision in the charter may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the combined company and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of his or her fiduciary duties.
     The DGCL provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of an action brought by or in the right of the corporation (commonly known as “derivative suits”), except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Our charter and, with regard to our officers, our by-laws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Under these provisions and subject to the DGCL, we will be required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with the combined company or another entity that the director or officer serves as a director, officer, employee or agent at the combined company’s request, subject to various conditions, and to advance funds to the combined company’s directors and officers before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the best interest of the combined company. The by-laws also specifically authorize us to maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the combined company, or is or was serving at our request as a director, officer, employee or agent of another entity, against certain liabilities.
Quotation or Listing
     Our common stock, warrants and units are quoted on the OTC Bulletin Board. We are applying for listing of its securities on the Nasdaq Global Market. If our securities are not accepted for listing on Nasdaq, not so listed, we anticipate that our securities will continue to be quoted on the OTC Bulletin Board.
Transfer Agent and Registrar
     The Transfer Agent and Registrar for the shares of our common stock, warrants and units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, (212) 509-4000.

DETERMINATION OF OFFERING PRICE
     The offering price of the shares of common stock offered hereby is determined by reference to the exercise price of the warrants. The exercise price of the public warrants is $5.00 per share and the exercise price of the representative warrants is $6.95 per share. These prices, as well as the price of the representative units and the purchase price of the representative’s unit purchase option, were determined at the time of the IPO.
PLAN OF DISTRIBUTION
     Pursuant to the terms of the warrants, the shares of common stock will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company. We do not know if or when the warrants will be exercised. We also do not know whether any of the shares acquired upon exercise will be sold.
WHERE YOU CAN FIND MORE INFORMATION
     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file with the SEC at the SEC’s public reference room at 100 F Street, NE in Washington, D.C. 20549-1004. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.
     The financial statements of ChinaCast are prepared using Renminbi, the currency of the People’s Republic of China (“PRC”). For convenience, the Renminbi amounts have been converted throughout the text of this proxy statement/prospectus into United States dollars. Until recently, the Renminbi was a controlled currency, and the exchange rate maintained by the PRC was approximately 8.27 Renminbi to one United States dollar. This is the exchange rate used for the translated dollar amounts in the text of this proxy statement/prospectus. The Chinese government has recently altered its policy toward the rate of exchange of the Renminbi versus the US dollar. Changing from a previously fixed rate policy regarding the dollar, the Renminbi has recently been permitted to float within a fixed range against a basket of currencies, including the US dollar, Japanese Yen and European Euro, which has resulted in the Renminbi being allowed to appreciate 2% +/- 0.3% vs. the dollar. Since the company’s business is presently 100 percent domestic, this change will have no effect on the company’s business, but will result in a concomitant increase in its after-tax earnings when stated in dollar terms. In the future, the company’s earnings stated in US dollars will fluctuate in accordance with the change in exchange rate.
LEGAL MATTERS
     The validity of the securities offered in this prospectus was passed upon for us by Graubard Miller, New York, New York.
EXPERTS
     The financial statements of ChinaCast included in this prospectus have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of ChinaCast Education Corporation (formerly Great Wall Acquisition Corporation) included in this document have been audited by Goldstein Golub Kessler LLP, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon their report given on their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

ChinaCast Communication Holdings Limited:
Report of Independent Registered Public Accounting Firm and Financial Statements for the years ended December 31, 2003, 2004 and 2005 and for the nine-month period ended September 30, 2006	F-2
ChinaCast Education Corporation (formerly Great Wall Acquisition Corporation):
Condensed Financial Statements for the Three and Nine Months Ended September 30, 2006	F-33
Financial Statements for the Years Ended December 31, 2005 and 2004, and the Cumulative Period from August 20, 2003 (inception) to December 31, 2005	F-42

CHINACAST COMMUNICATION HOLDINGS LIMITED

Report of Independent Registered Public Accounting Firm and Financial Statements
For the years ended December 31, 2003, 2004 and 2005 and for the nine-month period ended September 30, 2006

CHINACAST COMMUNICATION HOLDINGS LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-4
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2003, 2004 AND 2005 AND AS OF SEPTEMBER 30, 2006 (UNAUDITED)	F-5
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005 AND FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 (UNAUDITED) AND 2006 (UNAUDITED)	F-6
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY AND COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005 AND FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2006 (UNAUDITED)
F-7
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005 AND FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 (UNAUDITED) AND 2006 (UNAUDITED)	F-8
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	F-9-32

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
CHINACAST COMMUNICATION HOLDINGS LIMITED

We have audited the accompanying consolidated balance sheets of Chinacast Communication Holdings Limited and its subsidiaries (the “Company”) as of December 31, 2003, 2004 and 2005, and the related consolidated statements of operations, shareholders’ (deficit) equity and comprehensive income and cash flows for the years then ended, all expressed in Renminbi. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003, 2004 and 2005 and the results of its operations and its cash flows for the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

Our audits also comprehended the translation of Renminbi amounts into United States dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2. Such United States dollar amounts are presented solely for the convenience of the readers.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, China
May 12, 2006, except for Note 2 and
comprehension of the translation of Renminbi
amounts into United States dollar amounts
which are dated November 26, 2006

CHINACAST COMMUNICATION HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	As of December 31,				As of September 30,
	2003	2004	2005	2005	2006	2006
	RMB	RMB	RMB	US$	RMB	US$
					(Unaudited)	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	46,682	54,425	120,368	15,046	39,780	4,973
Term deposits	64,313	323,901	273,798	34,225	430,271	53,784
Accounts receivable, net of allowance of RMBnil, RMBnil, RMB37 and RMB37 for 2003, 2004, 2005 and September 30, 2006 (unaudited), respectively	26,001	15,977	39,277	4,910	42,472	5,309
Inventory	—	338	3,276	410	4,166	521
Prepaid expenses and other current assets	10,271	11,308	16,489	2,060	15,339	1,917
Amounts due from related parties	11,848	6,911	8,605	1,076	1,403	175

Total current assets	159,115	412,860	461,813	57,727	533,431	66,679
Property, plant and equipment, net	17,186	11,523	20,264	2,533	15,749	1,969
Acquired intangible assets, net	—	—	19,378	2,422	15,370	1,921
Deposits for acquiring equipment	5,283	25,839	3,800	475	1,000	125
Deposit for business acquisition	—	—	—	—	10,000	1,250
Goodwill	1,488	1,943	3,538	442	3,538	442
Long-term investments	—	400	19,298	2,412	18,594	2,324
Deferred tax assets	690	517	345	43	215	27
Non-current advances to a related party	122,527	133,863	148,477	18,560	126,665	15,833

Total assets	306,289	586,945	676,913	84,614	724,562	90,570

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	1,716	3,209	10,627	1,328	16,222	2,028
Accrued expenses and other current liabilities	11,060	17,085	44,847	5,606	43,741	5,467
Amounts due to related parties	13,402	—	87	11	274	34
Income tax payable	12,886	21,182	28,280	3,535	35,774	4,472
Current portion of capital lease obligation	155	155	152	19	148	19
Current portion of long-term bank loan	60	60	—	—	—	—

Total current liabilities	39,279	41,691	83,993	10,499	96,159	12,020

Long-term liabilities:
Capital lease obligation — long term	502	348	190	24	74	9
Long-term bank loan — long term	140	80	—	—	—	—

Total long-term liabilities	642	428	190	24	74	9

Minority interest	19,063	19,063	23,216	2,902	25,506	3,188

Total liabilities	58,984	61,182	107,399	13,425	121,739	15,217

Commitments (Notes 10 & 17)
Mezzanine equity:
Series A redeemable convertible preference shares (US$0.08 par value; 500,000,000 shares authorized and 19,702,958, nil, nil and nil shares issued and outstanding in 2003, 2004, 2005 and as of September 30, 2006 (unaudited), respectively) (liquidation value US$nil)	183,764	—	—	—	—	—
Series B redeemable convertible preference shares (US$0.08 par value; 500,000,000 shares authorized and 18,058,580, nil, nil and nil shares issued and outstanding in 2003, 2004, 2005 and as of September 30, 2006 (unaudited), respectively) (liquidation value US$nil)	115,766	—	—	—	—	—
Shareholders’ (deficit) equity:
Ordinary shares (US$0.08 par value; 1,200,000, 750,000,000, 750,000,000 and 750,000,000 shares authorized in 2003, 2004, 2005 and as of September 30, 2006 (unaudited), respectively; 199,218,524, 441,816,501, 441,816,501, and 441,816,501 issued and outstanding in 2003, 2004, 2005 and as of September 30, 2006 (unaudited), respectively)	131,771	292,235	292,235	36,529	292,235	36,529
Additional paid-in capital	(92,205)	323,519	323,519	40,440	323,519	40,440
Deferred share-based compensation	—	(3,099)	(1,181)	(148)	—	—
Accumulated other comprehensive income (loss)	23	61	(1,568)	(196)	(3,002)	(375)
Accumulated deficit	(91,814)	(86,953)	(43,491)	(5,436)	(9,929)	(1,241)

Total shareholders’ (deficit) equity	(52,225)	525,763	569,514	71,189	602,823	75,353

Total liabilities, mezzanine equity and shareholders’ (deficit) equity	306,289	586,945	676,913	84,614	724,562	90,570

See notes to consolidated financial statements.

CHINACAST COMMUNICATION HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	For the Year Ended December 31,				For the Nine-Month Period Ended September 30,
	2003	2004	2005	2005	2005	2006	2006
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(Unaudited)	(Unaudited)	(Unaudited)

Revenues
Service	72,757	79,408	122,550	15,319	86,727	102,511	12,814
Equipment	—	1,163	29,797	3,724	8,450	27,442	3,430

	72,757	80,571	152,347	19,043	95,177	129,953	16,244

Cost of revenues
Service	(34,373)	(38,979)	(44,703)	(5,588)	(27,994)	(39,124)	(4,891)
Equipment	—	(734)	(29,054)	(3,632)	(8,204)	(27,115)	(3,389)

	(34,373)	(39,713)	(73,757)	(9,220)	(36,198)	(66,239)	(8,280)

Gross profit	38,384	40,858	78,590	9,823	58,979	63,714	7,964

Operating (expenses) income:
Selling and marketing expenses (including share-based compensation of RMBnil, RMB1,623, RMB148, RMB148 and RMBnil for 2003, 2004, 2005, and for the nine-month periods ended September 30, 2005 (unaudited) and 2006 (unaudited), respectively)	(2,584)	(3,613)	(3,543)	(443)	(2,328)	(2,796)	(349)
General and administrative expenses (including share-based compensation of RMBnil, RMB21,699, RMB1,770, RMB1,329 and RMB1,181 for 2003, 2004, 2005, and for the nine-month periods ended September 30, 2005 (unaudited) and 2006 (unaudited), respectively)	(19,727)	(49,893)	(36,065)	(4,508)	(25,514)	(28,929)	(3,616)
Foreign exchange loss	(73)	(78)	(2,361)	(295)	(1,688)	(1,068)	(134)
Management service fee	26,528	34,451	14,286	1,786	6,865	8,147	1,018

Total operating (expenses) income, net	4,144	(19,133)	(27,683)	(3,460)	(22,665)	(24,646)	(3,081)
Income from operations	42,528	21,725	50,907	6,363	36,314	39,068	4,883
Interest income	635	2,648	4,604	576	4,287	6,260	783
Other income	4	144	581	73	194	—	—
Interest expense	(1,050)	(391)	(19)	(2)	(14)	(14)	(2)

Income before income taxes	42,117	24,126	56,073	7,010	40,781	45,314	5,664
Provision for income taxes	(7,460)	(8,689)	(10,540)	(1,318)	(7,282)	(8,758)	(1,095)
Net income after income taxes before equity earnings of equity investments and minority interest	34,657	15,437	45,533	5,692	33,499	36,556	4,569
Equity earnings of equity investments	—	—	(402)	(50)	(165)	(704)	(88)
Minority interest	—	—	(1,669)	(209)	—	(2,290)	(286	) \

Net income	34,657	15,437	43,462	5,433	33,334	33,562	4,195
Deemed dividend on redeemable convertible preference shares	(22,609)	(10,576)	—	—	—	—	—

Income attributable to holders of ordinary shares	12,048	4,861	43,462	5,433	33,334	33,562	4,195

Income per share (in RMB cents or US$ cents)
Basic	6.05	1.36	9.84	1.23	7.54	7.60	0.95

Diluted	6.05	1.32	9.48	1.19	7.27	7.28	0.91

Shares used in computation:
Basic	199,218,524	356,346,342	441,816,501	441,816,501	441,816,501	441,816,501	441,816,501

Diluted	199,218,524	368,759,638	458,642,895	458,642,895	458,375,869	461,276,020	461,276,020

See notes to consolidated financial statements.

CHINACAST COMMUNICATION HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY AND
COMPREHENSIVE INCOME
(In thousands, except share data)

											Accumulated
				Additional		Deferred					Other	Total
	Ordinary			Paid-in		Share-Based			Accumulated		Comprehensive	Stockholders’		Comprehensive
	Shares	Amount		Capital		Compensation			Deficit		(Loss) Income	Equity		Income
		RMB		RMB		RMB			RMB		RMB	RMB		RMB

Balance at January 1, 2003	199,218,524		131,771		(105,325)		—		(103,862)		(28)		(77,444)		—
Capital contribution from loan forgiveness from a shareholder	—		—		13,120		—		—		—		13,120		—
Deemed dividend on redeemable convertible preference shares	—		—		—		—		(22,609)		—		(22,609)		—
Net income	—		—		—		—		34,657		—		34,657		34,657
Foreign currency translation adjustment	—		—		—		—		—		51		51		51

Balance at December 31, 2003	199,218,524		131,771		(92,205)		—		(91,814)		23		(52,225)		34,708

Issuance of ordinary shares in exchange for Series A redeemable convertible preference shares and Series B redeemable convertible preference shares	132,097,977		87,375		222,731		—		—		—		310,106		—
Issuance of ordinary shares upon initial public offering, net of issuance costs of RMB19,922	110,500,000		73,089		166,572		—		—		—		239,661		—
Deferred share-based compensation	—		—		26,421		(26,421)		—		—		—		—
Amortization of deferred share-based compensation	—		—		—		23,322		—		—		23,322		—
Deemed dividend on redeemable convertible preference shares	—		—		—		—		(10,576)		—		(10,576)		—
Net income	—		—		—		—		15,437		—		15,437		15,437
Foreign currency translation adjustment	—		—		—		—		—		38		38		38

Balance at December 31, 2004	441,816,501		292,235		323,519		(3,099)		(86,953)		61		525,763		15,475

Amortization of deferred share-based compensation	—		—		—		1,918		—		—		1,918		—
Net income	—		—		—		—		43,462		—		43,462		43,462
Foreign currency translation adjustment	—		—		—		—		—		(1,629)		(1,629)		(1,629)

Balance at December 31, 2005	441,816,501		292,235		323,519		(1,181)		(43,491)		(1,568)		569,514		41,833

Amortization of deferred share-based compensation (unaudited)	—		—		—		1,181		—		—		1,181		—
Net income (unaudited)	—		—		—		—		33,562		—		33,562		33,562
Foreign currency translation adjustment (unaudited)	—		—		—		—		—		(1,434)		(1,434)		(1,434)

Balance at September 30, 2006 (unaudited)	441,816,501		292,235		323,519		—		(9,929)		(3,002)		602,823		32,128

		US$	36,529	US$	40,440	US$	—	US$	(1,241)	US$	(375)	US$	75,353	US$	4,016

CHINACAST COMMUNICATION HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

					For the Nine-Month
	For the Year Ended December 31,				Period Ended September 30,
	2003	2004	2005	2005	2005	2006	2006
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(Unaudited)	(Unaudited)	(Unaudited)

Operating activities:
Net income attributable to holders of ordinary shares	12,048	4,861	43,462	5,433	33,334	33,562	4,195
Deemed dividend on redeemable convertible preference shares	22,609	10,576	—	—	—	—	—

Net income	34,657	15,437	43,462	5,433	33,334	33,562	4,195
Adjustments for:
Minority interest	—	—	1,669	209	—	2,290	286
Depreciation and amortization	3,946	5,740	8,745	1,093	5,329	9,261	1,158
Amortization of deferred share-based compensation	—	23,322	1,918	240	1,477	1,181	148
Allowance for accounts receivable	—	—	37	5	37	—	—
Loss on disposal of property, plant and equipment	—	229	3	—	—	7	1
Equity in earnings of equity investments	—	—	402	50	165	704	88
Changes in assets and liabilities:
Accounts receivable, net	11,661	10,055	(22,713)	(2,839)	(22,265)	(3,578)	(447)
Inventory	—	(338)	(508)	(64)	(2,781)	(747)	(93)
Prepaid expenses and other current assets	(10,271)	(1,037)	(5,345)	(668)	(14,846)	877	110
Amounts due from related parties	(6,848)	4,937	(1,694)	(212)	500	7,047	881
Accounts payable	(4,994)	1,493	7,418	927	3,571	5,595	700
Accrued expenses and other current liabilities	4,435	6,025	16,941	2,117	3,685	(2,024)	(254)
Amount due to a related party	—	—	87	11	—	187	23
Income tax payable	7,236	8,296	7,335	917	4,697	7,870	984
Deferred tax assets	172	173	172	22	129	130	16

Net cash provided by operating activities	39,994	74,332	57,929	7,241	13,032	62,362	7,796

Investing activities:
Purchase of equity investment	—	(400)	(4,300)	(538)	(4,300)	—	—
Purchase of cost investment	—	—	(15,000)	(1,875)	(15,000)	—	—
Advances to related parties	(64,415)	(11,336)	(15,182)	(1,898)	(5,759)	—	—
Repayment from advance to related parties	—	—	—	—	—	21,812	2,727
Deposits for acquiring equipment	(5,283)	(20,556)	(3,800)	(475)	(3,800)	—	—
Deposit for business acquisition	—	—	—	—	(14,700)	(10,000)	(1,250)
Return of deposit for acquiring equipment	—	—	9,004	1,126	—	2,800	350
Purchase of property, plant and equipment	(1,646)	(306)	(297)	(37)	(202)	(973)	(122)
Purchase of subsidiaries, net of cash acquired	—	—	(12,195)	(1,524)	—	—	—
Term deposits	(37,001)	(259,588)	50,103	6,263	28,525	(156,473)	(19,559)

Net cash (used in) provided by investing activities	(108,345)	(292,186)	8,333	1,042	(15,236)	(142,834)	(17,854)

Financing activities:
Proceeds from issuance of redeemable convertible preference shares, net of issuance cost	110,668	—	—	—	—	—	—
Capital contribution from minority shareholders	6,000	—	—	—	—	—	—
Cash paid for acquiring ordinary shares from minority shareholders	(1,488)	(455)	—	—	—	—	—
Proceeds from issuance of ordinary shares upon initial public offering, net of issuance cost	—	239,661	—	—	—	—	—
Bank loan raised	200	—	—	—	—	—	—
Repayment of capital lease obligation	(130)	(154)	(151)	(19)	(113)	(111)	(14)
Repayment of bank loan	—	(60)	(140)	(18)	(140)	—	—
Repayment of advances from related parities	(407)	(13,402)	—	—	—	—	—

Net cash provided by (used in) financing activities	114,843	225,590	(291)	(37)	(253)	(111)	(14)

Net increase (decrease) in cash and cash equivalents	46,492	7,736	65,971	8,246	(2,457)	(80,583)	(10,072)
Cash and cash equivalents at beginning of the period	126	46,682	54,425	6,804	54,425	120,368	15,046
Effect of foreign exchange rate changes	64	7	(28)	(4)	(28)	(5)	(1)

Cash and cash equivalents at end of the period	46,682	54,425	120,368	15,046	51,940	39,780	4,973

Non-cash financing activities:
Shareholder’s loan and interest payable forgiveness	13,120	—	—	—	—	—	—
Inception of capital lease	787	—	—	—	—	—	—
Non-cash capital contribution from minority shareholders	13,063	—	—	—	—	—	—
Conversion of Series A redeemable convertible preference shares and Series B redeemable convertible preference shares into ordinary shares	—	310,106	—	—	—	—	—
Supplemental cash flow information:
Interest paid	1,050	391	19	2	14	14	2

Income taxes paid	62	220	3,270	409	2,693	1,134	142

Acquisition of subsidiaries:
Cash consideration			21,000	2,625	—	—	—

Assets acquired (including cash and cash equivalent of RMB2,505, intangible assets of RMB20,736 and goodwill of RMB1,595)			27,597	3,450	—	—	—
Liabilities assumed			(4,113)	(514)	—	—	—
Minority interest			(2,484)	(311)	—	—	—

			21,000	2,625	—	—	—

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
AND FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 (UNAUDITED)
AND 2006 (UNAUDITED)
(In thousands, except share and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

ChinaCast Communication Holdings Limited (the “Company” or “CCH”) was incorporated in Bermuda on November 20, 2003 under the Companies Act 1981 of Bermuda as an exempted company with limited liability. CCH and all of its subsidiaries and variable interest entity are collectively referred to as the “Group”.

Details of the Company’s subsidiaries and variable interest entity are as follows:

	Date of Incorporation	Place of Incorporation (or	Proportion of Issued Share/Registered Capital Held by the Company
Name	or Establishment	Establishment)/Operation	Direct	Indirect	Principal Activity

Subsidiary:
ChinaCast Communication Network Company Ltd. (“CCN”)	April 8, 2003	British Virgin Islands	100%	—	Investment holdings
Held by CCN

ChinaCast Technology (BVI) Limited (“CCT BVI”)	June 18, 1999	British Virgin Islands	—	98.5%	Acts as technology enablers in the satellite communication industry and investment holding company
Held by CCT BVI

ChinaCast Technology (HK) Limited (“CCT HK”)	October 4, 1999	Hong Kong/ Hong Kong and other regions of the People’s Republic of China (“PRC”)	—	98.5%	Acts as a liaison office for the Group’s operation
ChinaCast Technology (Shanghai) Limited (“CCT Shanghai”)	December 20, 2000	PRC	—	98.5%	Provision of technical services to related parties
Held by CCT Shanghai

Beijing Tongfang Digital Education Technology Limited (“Tongfang”)	April 29, 2005	PRC	—	49.3%	Investment holdings

Held by Tongfang
Beijing Tongfang Chuangxin Technology Limited (“Tongfang Chuangxin”)
(Note)	August 13, 2003	PRC	—	25.1%	Provision of network service for distance learning
Variable interest entity:
ChinaCast Li Xiang Co., Ltd. (“CCLX”)	May 7, 2003	PRC	—	—	Provision of satellite broad band services

Note:	The Group considers Tongfang and Tongfang Chuangxin as subsidiaries due to the fact that the Group controls the entities through its representation of board of directors mandated by the Articles of Association of Tongfang which directly owns a majority stake in Tongfang Chuangxin.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On April 29, 2004, all issued shares of CCN held by a controlling shareholders group were converted into ordinary shares of the Company, who then became the holding company of the Group.

On July 16, 2003, all issued shares of CCT BVI held by a controlling shareholders group were converted into ordinary shares of CCN who then became the holding company for the period between July 16, 2003 through April 29, 2004.

In preparing the consolidated statements of stockholders’ (deficit) equity and comprehensive income for all periods presented, the balances of ordinary shares represents the ordinary shares of the Company, including all shares issued under share exchanges involving entities under common control. The differences between the amounts of the ordinary shares presented and the amounts of ordinary shares of the relevant entities outstanding before the share exchanges are included as part of the additional paid-in capital. In addition, on April 29, 2004, the shareholders of the Group approved an 8-for-1 reverse stock split of the Group’s ordinary shares with immediate effect. The 8-for-1 reverse share split has been retroactively applied to all periods presented.

The Group primarily acts as a service provider in the distance learning market in the PRC, mainly utilizing satellite communication and network access technology.

On May 14, 2004, the Company was listed on the Main Board of Singapore Exchange Securities Trading Limited (“SGX-ST”).

PRC regulations restrict direct foreign ownership of business entities providing telecommunications services, Internet access and the distribution of news and information in the PRC where certain licenses are required. To comply with these regulations, a substantial portion of the Group’s satellite broadband business activities is conducted through CCLX, a variable interest entity established on May 7, 2003. The Company’s subsidiaries does not have legal ownership of CCLX which is licensed to provide value-added satellite broadband services in the PRC. CCLX is legally owned by ChinaCast Co., Ltd. (“CCL”) and Li Wei, who is a PRC citizen. The investment by these two parties in an aggregate amount of RMB19,063 has been done through their own funds with no loans provided by the Company or its subsidiaries. Accordingly, the investment has been included as minority interest in the accompanying financial statements. Each of these investors is the related party of the Company acting as de facto agent of the Company. The Company is deemed to be primary beneficiary and has a 100% share of the earnings or losses from CCLX. CCLX entered into various contractual arrangements with CCT Shanghai, including a technical services agreement to engage CCLX to provide the required satellite broadband services. In return, CCLX is required to pay CCT Shanghai fees for assistance to CCLX in the implementation of CCLX’s businesses and the supply for CCLX’s use, ancillary equipment together with certain associated software and technical documentation. As such, CCT Shanghai is entitled to receive fees in amount up to all of the net income of CCLX. CCT BVI, CCT HK and CCT Shanghai have also provided funds to CCLX in an amount up to RMB180,573 as of September 30, 2006 (unaudited), to finance the development of CCLX’s business.

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation (“FIN”) No. 46 “Consolidation of Variable Interest Entities”, which requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the ownership interest held by the equity investors in the entity does not have characteristics of a controlling financial interest or does not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 was effective for all new variable interest entities created or acquired after January 31, 2003. FASB issued FIN 46 (Revised 2003) (“FIN 46(R)”) “Consolidation of Variable Interest Entities”, which provides for the deferral of the implementation date to the end of the first reporting period after March 15, 2004, unless the Group has a special purpose entity, in which case the provisions must be applied for fiscal years ended December 31, 2003. However, in preparing the accompanying consolidated financial statements, the Group has elected to retroactively apply FIN 46(R) and has consolidated CCLX as its variable interest entity since its establishment in May 2003. As of December 31, 2005, the total assets in CCLX is approximately RMB313 million and the associated liabilities is

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approximately RMB282 million. There are no assets of the Company and its subsidiaries that serve as collateral for CCLX and the creditors of CCLX have no recource to the general credit of the Company and its subsidiaries.

Unaudited

As of September 30, 2006, the total assets in CCLX is approximately RMB277 million and the associated liabilities is approximately RMB258 million. There are no assets of the Company and its subsidiaries that serve as collateral for CCLX and the creditors of CCLX have no recource to the general credit of the Company and its subsidiaries.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

(b)	Basis of consolidation

The consolidated financial statements include the financial statements of the Company, its majority owned subsidiaries and its variable interest entity, CCLX.

All inter-company transactions and balances have been eliminated upon consolidation. An affiliated company over which the Company has the ability to exert significant influence, but does not have a controlling interest (generally 20% to 50% owned), is accounted for using the equity method. Significant influence is generally deemed to exist when the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s Board of Directors, voting rights and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate. The Company’s share of earnings of the affiliate is included in the accompanying consolidated statements of operations.

(c)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased.

(d)	Term deposits

Term deposits consist of deposits placed with financial institutions with original maturity terms of greater than three months but less than one year.

(e)	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses in the financial statements and accompanying notes. Significant accounting estimates reflected in the Company’s consolidated financial statements include allowance for doubtful amounts, the useful lives of and impairment for property, plant and equipment, valuation allowance for deferred tax assets, impairment of goodwill and stock-based compensation. Actual results could differ from those estimates.

(f)	Significant risks and uncertainties

The Group participates in a young and dynamic industry and believes that changes in any of the following areas could have a material adverse effect on the Group’s future financial position, results of operations or cash flows: the

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Group’s limited operating history; advances and trends in new technologies and industry standards; share market performance and public interest in companies operating in PRC that are listed on share market in the United States; competition from other competitors; regulatory or other PRC related factors; and risks associated with the Group’s ability to attract and retain employees necessary to support its growth, risks associated with the Group’s growth strategies; and general risks associated with the industry.

(g)	Inventories

Inventories are stated at the lower of cost or market value. Cost is determined by the weighted average method.

(h)	Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives of property, plant and equipment are as follows:

Satellite hub equipment	7 years
Computer equipment	5 years
Furniture and fixtures	5 years
Motor vehicles	5 years

Assets recorded under capital leases are amortized using the straight-line method over the term of the lease, or in accordance with practices established for similar owned assets. Amortization is included with depreciation expense.

(i)	Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the fair value of the assets.

(j)	Goodwill

Beginning in 2002, with the adoption of Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets,” goodwill is no longer amortized, but instead tested for impairment upon first adoption and annually thereafter, or more frequently if events or changes in circumstances indicate that it might be impaired. SFAS No. 142 requires the Group to complete a two-step goodwill impairment test. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. SFAS No. 142 requires completion of this first step within the first six months of initial adoption and annually thereafter. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The change in the carrying amount of goodwill for the year ended December 31, 2005 is as follows:

RMB

Balance as of January 1, 2005	1,943
Goodwill acquired during the year	1,595

Balance as of December 31, 2005	3,538

There are no changes in the balance of goodwill during the nine-month period ended September 30, 2006 (unaudited).

(k)	Long-term investment

For investments in an investee over which the Group does not have significant influence, the Group carries the investment at cost and recognizes as income any dividends received from distribution of investee’s earnings. The Group reviews the cost investments for impairment whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable.

(l)	Revenue recognition

The Group’s principal sources of revenues are from provision of satellite bandwidth and network access services in distance learning, broadcasting multimedia educational content through broadband satellite network and to a lesser extent, sales of satellite communication related equipment and accessories. The Group recognizes revenue when (1) there is persuasive evidence of an agreement with the customer, (2) product is shipped and title has passed, (3) the amount due from the customer is fixed and determinable, (4) collectibility is reasonably assured, and (5) the Group has no significant future performance obligation. At the time of the transaction, the Group assess whether the amount due from the customer is fixed and determinable and collection of the resulting receivable is reasonably assured. The Group assess whether the amount due from the customer is fixed and determinable based on the terms of the agreement with the customer, including, but not limited to, the payment terms associated with the transaction. The Group assesses collection based on a number of factors, including past transaction history with the customer and credit-worthiness of the customer. Accordingly, the revenues from provision of satellite bandwidth and network access services in distance learning are recognized monthly as the services are provided for recurring management fee and usage fee under transaction-based arrangement. Subscription fee received from the multimedia educational content broadcasting service is recognized as revenue over the subscription period during which the services are delivered. Revenue from satellite communication related equipment and accessories are recognized once the equipment and accessories are delivered and accepted by the customers.

Certain agreements also include multiple deliverables or elements for products and services. Agreements with multiple deliverables are reviewed and the deliverables are separated into units of accounting under the provisions of Emerging Issue Task Force (“EITF”) No. 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables”. The total arrangement fee is allocated over the relative fair value of the units of accounting. The Group recognizes revenue from these agreements based on the relative fair value of the products and services. The determination of the fair value of the elements, which is based on a variety of factors, including the amount the Group charges other customers for the products or services, price lists or other relevant information, requires judgment by management. Revenue is recognized as the elements are delivered, assuming all the other conditions for recognition of revenue discussed in the preceding paragraph have been met.

Certain equipment sales contracts provide for customer warranty after the equipment is delivered and tested by the customer on delivery of the equipment. The acceptance provisions state that if the equipment does not perform to the specifications provided by the Group, then the customer has a warranty right which provides the customer with the right to return the equipment for a full refund or a replacement unit, or may require the Group to repair the equipment so that it performs up to the agreed specifications. The warrant provision expires within one year from the date of delivery. The Group recognizes the revenue upon delivery of the equipment and accrues for the expected

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

warranty claims based on historical return figures and accrues those costs at the time the revenue is recognized. The warranty claims have been insignificant for 2003, 2004, 2005 and the nine-month period ended September 30, 2006 (unaudited).

Prepayments for the satellite bandwidth and network access services and multimedia educational content broadcasting services are deferred and recognized as revenue when the services are rendered.

The Group presents revenue exclusive of value added tax and business tax incurred, which amount to RMB3,829, RMB4,243 and RMB11,864 for the years ended December 31, 2003, 2004 and 2005, respectively, and RMB6,074 and RMB10,068 for the nine-month periods ended September 30, 2005 (unaudited) and 2006 (unaudited).

(m)	Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease period.

(n)	Foreign currency translation

The functional and reporting currency of the Group is the Renminbi (“RMB”). Transactions in other currencies are recorded in RMB at the rates of exchange prevailing when the transactions occur. Monetary assets and liabilities denominated in other currencies are translated into RMB at rates of exchange in effect at the balance sheet dates. Exchange gains and losses are recorded in the consolidated statements of operations.

(o)	Translation into United States Dollars

The financial statements of the Group are stated in RMB. The translation of RMB amounts at and for the year ended December 31, 2005 and the nine-month period ended September 30, 2006 into United States dollar (“US$”) is included solely for the convenience of readers and has been made at the rate of RMB8 to US$1, the approximate free rate of exchange at September 30, 2006. Such translations should not be construed as representations that RMB amounts could be converted into US$ at that rate or any other rate.

(p)	Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of Renminbi into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The cash and cash equivalents and term deposits of the Group included aggregate amounts of RMB404 and RMB37,000 at December 31, 2003 and RMB52,782 and RMB114,500 at December 31, 2004, RMB119,934 and RMB124,500 at December 31, 2005, and RMB39,389 and RMB283,960 at September 30, 2006 (unaudited), respectively, which were denominated in RMB.

The PRC subsidiaries conduct their business substantially in the PRC, and their financial performance and position are measured in terms of RMB. Any devaluation of the RMB against the United States dollar would consequently have an adverse effect on the financial performance and asset values of the Group when measured in terms of United States dollars. The PRC subsidiaries’ products and services are primarily sold and delivered in the PRC for RMB. Thus, their revenues and profits are predominantly denominated in RMB, and will have to be converted by the Group to pay dividends to the Company in Hong Kong or United States dollar. Should the RMB devalue against the Hong Kong or United States dollars, such devaluation could have a material adverse effect on the Group’s profits and the foreign currency equivalent of such profits repatriated by the PRC entities to the Company.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(q)	Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable. The Group places its cash and cash equivalents with financial institutions with high-credit ratings and quality.

The Group conducts credit evaluations of customers and generally does not require collateral or other security from its customers. The Group evaluates allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

(r)	Fair value of financial instruments

The carrying amounts of cash and cash equivalents approximate their fair value due to the short-term maturity of these instruments.

(s)	Income taxes

Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, net operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

(t)	Comprehensive income

Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances except for transactions resulting from investments by shareholders and distributions to shareholders.

(u)	Segment reporting

The Group’s revenue and net income are substantially derived from provision of satellite bandwidth and network access services throughout the PRC. Most of the assets and capital expenditure of the Group are employed in the PRC. Accordingly, all financial segment information is as presented in the accompanying consolidated financial statements.

(v)	Net income per share

Basic net income per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted net income per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised into ordinary shares. Ordinary share equivalents are excluded from the computation of the diluted net income per share in periods when their effect would be anti-dilutive. Basic and diluted net income per share for all periods presented is adjusted to reflect the reverse stock split of eight ordinary shares into one ordinary share of the Company occurred in April 2004.

(w)	Share-based compensation

In December 2004, FASB issued SFAS No. 123(R), “Share-based Payment ”, which requires that share-based payment transactions with employees, such as share options, be measured based on the grant-date fair value of the equity instrument issued and recognized as compensation expense over the requisite service period, with a corresponding addition to paid-in capital. Under this method, compensation cost related to employee share options or similar equity instruments is measured at the grant date based on the fair value of the award and is recognized

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

over the period during which an employee is required to provide service in exchange for the award, which generally is the vesting period. The Group has early adopted the measurement provisions of SFAS No. 123(R) in the consolidated financial statements beginning March 2004 using the prospective method. The prospective method involves recognizing expense for the fair value for all awards granted or modified in the year of adoption and thereafter with no expense recognition for previous award. The Group has applied the fair value recognition provisions to all stock based awards granted, modified or settled on or after March 2004.

The Group accounts for equity instruments issued to non-employee vendors in accordance with the provisions of EITF Issue No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. All transactions in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counterparty’s performance is completed. For the periods presented, the Group did not issue any equity instruments to non-employee vendors.

(x)	Recently issued accounting pronouncements

On November 3, 2005, the FASB issued FASB Staff Position (“FSP”) FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. This FSP addresses the determination as to when an investment is considered impaired, whether the impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting consideration subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” and SFAS No. 124 “Accounting for Certain Investments Held by Not-for-Profit Organizations” and APB Opinion No. 18 “The Equity Method of Accounting for Investments in Common Stock”. The Group does not expect the adoption of this FSP will have a material effect on the Group’s financial position or results of operations.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB No. 107”) to provide guidance on SFAS No. 123(R). SAB No. 107 provides the staff’s view regarding the valuation of share-based payment arrangements for public companies. In particular, this SAB provides guidance related to share-based payment transactions with non-employees, the transition from non public to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first time adoption of SFAS No. 123(R), the modification of employee share options prior to the adoption of SFAS No. 123(R) and disclosure in Management’s Discussion and Analysis subsequent to adoption of SFAS No. 123(R). SAB No. 107 was effective March 29, 2005. The Group does not expect the adoption of this guidance will have a material effect on the Group’s financial position or results of operations.

In November 2004, FASB issued SFAS No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4”. This Statement amends the guidance in Accounting Research Board No. 43, Chapter 4, “Inventory Pricing” to clarify the accounting for abnormal amounts of idle facility expenses, freight, handling costs, and wasted material (spoilage). This Statement requires that those items be recognized as current period charges. In addition, this Statement requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Group does not expect the adoption of this Statement will have a material effect on the Group’s financial position or results of operations.

In March 2004, the EITF reached a consensus on Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”. EITF No. 03-01 provides guidance on recording other-than-temporary impairments of cost method investments and requires additional disclosures for those investments. The recognition and measurement guidance in EITF No. 03-01 should be applied to

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. The disclosure requirements are effective for fiscal years ending after June 15, 2004 and are required only for annual periods. The Group does not expect the adoption of this EITF will have a material effect on the Group’s financial position or results of operations.

(y)	Unaudited interim financial information

The financial information with respect to the nine-month periods ended September 30, 2005 and 2006 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information contains all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of such periods. The results of operations for the nine-month period ended September 30, 2006 are not necessarily indicative of results to be expected for the full year.

3.	ACQUISITION

In October 2005, CCT Shanghai acquired 50% of the outstanding registered capital of Tongfang, in exchange for cash of RMB21,000, of which RMB14,700 was paid in 2005 and the remaining balance of RMB6,300 will be paid in 2006. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The purchase price was allocated as follows:

		Amortization
	RMB	Period

Net tangible assets acquired (including cash and cash equivalents of RMB2,505)	1,153
Intangible assets:
Agreements with universities	20,465	46 months
Training school operating right (Note)	271	10 years
Minority interest	(2,484)
Goodwill	1,595

Total	21,000

The intangible asset valuation for the acquisition described above was based on a valuation analysis provided by Sallmanns (Far East) Limited, a third party valuation firm. The valuation analysis utilizes and considers generally accepted valuation methodologies such as the income, market and cost approach. The Group has incorporated certain assumptions which include projected cash flows.

Note:	Through the acquisition of Tongfang the Group acquired the exclusive operating right of Tsinghua Tongfang Education Training School (“ETS”) for a period of 10 years. ETS is a government agency which has the right to enroll students and offer training services. With the exclusive operating right, the Group can provide, exclusively, distance learning services to ETS to train the students enrolled by ETS and as consideration, ETS will pay a distance learning service fee to the Group. The Group has not commenced providing distance learning services to ETS as of December 31, 2005 and September 30, 2006 (unaudited) and accordingly no distance learning service revenue was recorded.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pro forma

The following summarized unaudited pro forma results of operations for the year ended December 31, 2005 assuming that the above acquisition during the year ended December 31, 2005 occurred as of January 1, 2004 and 2005. These pro forma results have been prepared for comparative purposes only and do not purport to be indications of the results of operations which actually would have resulted had the significant acquisitions occurred as of January 1, 2004 and 2005.

	For the Year Ended
	December 31,
	2004	2005
	RMB	RMB
	(Unaudited)	(Unaudited)

Revenues	96,261	166,205
Income attributable to holders of ordinary shares	2,574	40,548
Income per share — basic (in RMB cents)	0.72	9.18
Income per share — diluted (in RMB cents)	0.70	8.84

4.	INVENTORY

Inventory consists of the following:

				As of
	As of December 31,			September 30,
	2003	2004	2005	2006
	RMB	RMB	RMB	RMB
				(Unaudited)

Satellite communication related equipment and equipment accessories	—	338	3,276	4,166

5.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

				As of
	As of December 31,			September 30,
	2003	2004	2005	2006
	RMB	RMB	RMB	RMB
				(Unaudited)

Advances to suppliers	3,260	8,412	10,036	10,503
Prepaid expenses for initial public offering	1,761	—	—	—
Deposit for project development	5,106	2,606	455	580
Fees receivable (Note)	—	—	4,094	1,188
Others	144	290	1,904	3,068

	10,271	11,308	16,489	15,339

Note:	Fees receivable represent professional service fees paid by the Company in connection with an unsolicited voluntary conditional offer, to acquire all the issued ordinary shares in the capital of the Company, as announced by the offeror on September 14, 2005. The completion of the offer is subject to the satisfaction or waiver for certain pre-conditions. The offeror has undertaken that it will bear certain professional fees paid by the Company in relation to the conditional offer. The Company paid such professional fees of RMB2,430 and RMB5,282 in 2005 and 2006 (unaudited), respectively, which have been fully reimbursed by the offeror.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consist of the following:

				As of
	As of December 31,			September 30,
	2003	2004	2005	2006
	RMB	RMB	RMB	RMB
				(Unaudited)

Satellite hub equipment	24,384	24,384	33,461	33,781
Computer equipment	11,017	8,946	15,434	15,580
Furniture and fixtures	128	216	372	629
Motor vehicles	1,051	1,232	1,624	1,605

	36,580	34,778	50,891	51,595
Less: accumulated depreciation	19,394	23,255	30,627	35,846

	17,186	11,523	20,264	15,749

The Group leases a motor vehicle under an agreement that is classified as a capital lease (see Note 10). The cost of the asset under the capital lease is included in property, plant, and equipment and was RMB787, RMB787 and RMB787 as of December 31, 2003, 2004 and 2005, respectively, and RMB787 as of September 30, 2006 (unaudited). Accumulated depreciation of the leased asset as of December 31, 2003, 2004 and 2005, was approximately RMB52, RMB210 and RMB360, respectively and as of September 30, 2006 (unaudited) was approximately RMB465.

7.	ACQUIRED INTANGIBLE ASSETS, NET

Acquired intangible assets, net consist of the following:

	As of	As of
	December 31,	September 30,
	2005	2006
	RMB	RMB
		(Unaudited)

Agreements with universities	20,465	20,465
Training school operating right	271	271
Less: accumulated amortization	(1,358)	(5,366)

	19,378	15,370

In 2005, the Group acquired certain agreements with universities and a training school operating right through an acquisition (see Note 3). The Group also recorded amortization expenses in respect of agreements with universities and a training school operating right amounting to RMB1,351 and RMB7, respectively, for the year ended December 31, 2005, and RMB3,988 and RMB20, respectively, for the nine-month period ended September 30, 2006 (unaudited). The Group will record amortization expenses of RMB5,366, RMB5,366, RMB5,366, RMB3,124 and RMB27, for 2006, 2007, 2008, 2009 and 2010, respectively.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	LONG-TERM INVESTMENTS

Long-term investments consist of the following:

							As of
			Percentage	As of December 31,			September 30,
Name of Investment	Notes		of Ownership	2003	2004	2005	2006
				RMB	RMB	RMB	RMB
							(Unaudited)

Equity investments:
ChongQing ChinaCast Distance Learning Service Limited	(a	)	20%	—	400	348	224
Guo You Communication Network Limited	(b	)	43%	—	—	3,950	3,370

				—	400	4,298	3,594

Cost investment:
Beijing Dongshi-ChinaCast Education Technology Co., Ltd.	(c	)	20%	—	—	15,000	15,000

Total				—	400	19,298	18,594

Notes:

(a)	In February 2004, the Group established ChongQing ChinaCast Distance Learning Service Limited (“ChongQing ChinaCast”) and invested a 20% stake of ChongQing ChinaCast for RMB400. The Group has accounted for its investment in ChongQing ChinaCast under the equity method of accounting. The carrying amount of RMB224 as of September 30, 2006 (unaudited) is equal to the underlying equity in net assets of ChongQing ChinaCast.

(b)	In March 2005, the Group established Guo You Communication Network Limited (“Guo You”) and invested a 43% stake in Guo You for RMB4,300. The Group has accounted for its investment in Guo You under the equity method of accounting. The carrying amount of RMB3,370 as of September 30, 2006 (unaudited) is equal to the underlying equity in net assets of Guo You.

(c)	In June 2005, the Group acquired a 20% stake in Beijing Dongshi-ChinaCast Education Technology Co., Ltd. (“Dongshi ChinaCast”) from CCL (see Note 19 (a)(ix))for RMB15,000. In view of its limited representation on the board of directors, the concentration of majority ownership among a group of other investors who operates Dongshi ChinaCast and the Group has assigned all of its voting rights to one of the other shareholders of Dongshi ChinaCast under certain circumstances, the Group has concluded that it does not exert significant influence over the operating and financial activities of Dongshi ChinaCast. Accordingly, the Group has accounted for its investment in Dongshi ChinaCast under the cost method of accounting.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	As of December 31,			As of September 30,
	2003	2004	2005	2006
	RMB	RMB	RMB	RMB
				(Unaudited)

Accrued professional fees	401	1,428	6,307	2,313
Accrued employee payroll and other compensation	796	839	1,885	2,779
Advances from customers	693	100	8,166	4,858
Payable for acquired property, plant and equipment	—	—	392	593
Payable related to the acquisition (Note 3)	—	—	6,300	6,300
Rental payable	—	—	—	997
Others accrued expenses	13	70	173	442
Value-added taxes	77	—	—	10
Business tax payable	9,080	14,591	21,355	25,072
Other tax payables	—	57	269	377

Total	11,060	17,085	44,847	43,741

10.	CAPITAL LEASE OBLIGATION

	As of December 31,			As of September 30,
	2003	2004	2005	2006
	RMB	RMB	RMB	RMB
				(Unaudited)

Capital lease obligation bearing an average interest rate of 5.5% per annum	657	503	342	222

Total	657	503	342	222
Current portion of capital lease obligation	(155)	(155)	(152)	(148)

Capital lease obligation, less current portion	502	348	190	74

Future minimum lease payments required under the capital lease and the present value of the net minimum lease payments as of December 31, 2005 are as follows:

RMB

Year ending December 31,
2006	169
2007	169
2008	43

Total minimum lease payments	381
Less: amount representing interest	(39)

Present value of net minimum lease payments	342
Less: current maturities of capital lease obligation	(152)

Long-term capital lease obligation	190

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The term of the capital lease is 5 years expiring in 2008. Interest rate is fixed at the contract date.

11.	LONG-TERM BANK LOAN

	As of December 31,			As of September 30,
	2003	2004	2005	2006
	RMB	RMB	RMB	RMB
				(Unaudited)

Bank loan bearing an average interest rate of 5.49% per annum repayable by yearly installments of RMB60	200	140	—	—

Total	200	140	—	—
Less: current portion of long-term bank loan	60	60	—	—

Long-term bank loan, less current portion	140	80	—	—

The bank loan is a three-year loan repayable by yearly installments commencing March 21, 2003 and is secured by a motor vehicle of the Group. In advance of the repayment schedule, the Group fully repaid the bank loan in 2005. The carrying amount of the long-term bank loan approximates to its fair value.

12.	REDEEMABLE CONVERTIBLE PREFERENCE SHARES

On September 11, 2000, CCT BVI’s Board of Directors authorized the issuance of 28,640,000 shares of the Series A CCT BVI Preference Shares at a price of the US$1.00 per share. In December 2000 and June 2001, CCT BVI received the initial and second tranches of subscription in respect of total 17,184,000 shares for RMB141,488.

The holders of the Series A CCT BVI Preference Shares (“Series A Investors”) are entitled to the same voting rights as that of ordinary shareholders, and are entitled to participate in all dividends paid to the ordinary shareholders, on an as converted basis. The Series A Investors have dividend distribution and liquidation preferences to the ordinary shareholders.

The Series A Investors have the right at any time on or after the third anniversary of the issuance of the shares or prior to that date if certain conditions or events occur, at the investor’s option, to convert the Series A CCT BVI Preference Shares to ordinary shares by the applicable conversion price which is defined initially as the original issue price of the Series A CCT BVI Preference Shares, adjusted to a price reflecting the effect of stock dividends, stock splits, subdivisions, or other similar transactions. The Series A CCT BVI Preference Shares will automatically convert into shares of ordinary shares upon the closing of an initial public offering provided that certain valuation and other requirements are met.

The Series A Investors also have the right to require CCT BVI to redeem all outstanding Series A CCT BVI Preference Shares at 100% of the amount subscribed, plus any accumulated and unpaid dividends thereon, plus interest calculated at 10% per annum of the proceeds and accumulated and unpaid dividends. The redemption right commences from the earlier of September 11, 2003 or date of any material breaches of the subscription agreement.

Pursuant to the group reorganisation as discussed in Note 1, the CCN entered into a preference share swap agreement with the Series A investors. CCN allotted and issued 19,702,958 Series A CCN Preference Shares in exchange of the total 17,184,000 Series A CCT BVI Preference Shares, which caused the decrease of conversion price from US$1.00 to US$0.87.

The terms of the Series A CCN Preference Shares are the same as the Series A CCT BVI Preference Shares, except that the redemption right commences from the earlier of July 16, 2005 or any material breaches of the subscription agreement. The investors’ entitlements of interest and interest on declared but unpaid dividend, if any, is calculated at 10% per annum thereon compounded annually and accrued from the original issuance of the Series A CCT BVI Preference Shares.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On July 28, 2003, CCN has allotted and issued 18,058,580 Series B CCN Preference Shares at the price of approximately US$0.75 per share for a total consideration of RMB111,618 to investors. The terms of the Series B CCN Preference Shares are similar to those in Series A CCN Preference Shares, except that the redemption right commences from the earlier of July 28, 2005 or any material breaches of the subscription agreement.

The Group recorded a deemed dividend of RMB22,609 and RMB10,576 in 2003 and 2004 respectively, which resulted from the amortization of the 10% redemption premium and issuance costs associated with Series A and Series B redeemable convertible preference shares.

The significant terms of the Series A and Series B convertible redeemable preference shares are as follows:

Redemption

The holders of the preference shares have the right at any time on or after a pre-determined date or prior to that date if certain conditions or events occur, at the holder’s option, to redeem all of the redeemable convertible preference shares at the price they subscribed for the preference shares plus interest at 10% per annum.

Conversion

Each Series A and Series B convertible redeemable preference share is, at the discretion of the holder, convertible into ordinary shares at an initial conversion ratio of 1:1, based on an initial conversion price of US$0.87 and US$0.75, respectively, which represents the original issuance price of the Series A and Series B convertible redeemable preference shares. Upon a qualified initial public offering, each preference share shall automatically be converted into ordinary shares.

Voting rights

The holders of the preference shares shall be entitled to vote on all matters that are submitted to a vote of holders of ordinary shares. Each preference share shall carry a number of votes equal to the number of ordinary shares issuable upon its conversion into ordinary shares.

Dividends

No dividend shall be paid on any other class of shares unless and until a dividend in like amount is first paid in full on the preference shares.

Liquidation preference

In the event of any liquidation, dissolution or winding up of the company, the holders of the preference shares shall be entitled to receive the price they subscribed for the preference shares plus all declared but unpaid dividends, plus interest at 10% per annum.

Upon the completion of the Group’s initial public offering on May 14, 2004, all of the issued and outstanding Series A and Series B convertible redeemable preference shares were converted into ordinary shares.

13.	SHARE OPTION PLANS

2001 Stock Incentive Plan

In April 2000, the Group adopted 2001 Stock Incentive Plan, under which CCT BVI may grant options to purchase up to 11,111,542 ordinary shares of CCT BVI to its employees, directors and consultants at price not less than the fair market value at the date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for non-qualified options.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

These options will expire ten years from the date of grant and vest at a rate of 25% on the first anniversary of the grant date and 1/48 per month thereafter. Accordingly, there are 11,111,542 options available for future grant. However, the Group has not granted any options under this plan and does not anticipate to grant any additional options under this plan in the future.

2003 Employee Share Option Scheme

In July 2003, the Group adopted another stock option plan, under which CCN may grant options to purchase up to 7,907,982 ordinary shares of US$0.01 each to its employees and directors at a price of US$0.15 per share.

These options will expire ten years from the date of grant and vest at a rate of 25% on the first anniversary of the grant date and 1/48 per month thereafter. However, the Group has not granted any options under this plan and does not anticipate to grant any additional options under this plan in the future.

Pre-IPO Share Option Plan

Under the Pre-IPO Plan adopted in March of 2004, the Company may grant options to purchase up to 26,110,000 ordinary shares to employees and directors at an exercise price of Singapore dollar (“S$”)0.073 (US$0.043). The Pre-IPO Plan will remain in effect for 10 years starting from the date of adoption. New shares are to be issued by the Group upon option exercise.

On March 29, 2004, the Company granted, under the Pre-IPO Plan, 26,110,000 options to purchase 26,110,000 ordinary shares to certain employees and directors at an exercise price of S$0.073 (US$0.043) per share. For every year of employment the grantee has completed, 25% of the options granted to such grantee would become vested over 4 years. All the options granted, which have not been exercised, will expire on March 28, 2014. There are no options remaining for future grant.

A summary of the share option activity under Pre-IPO Share Option Plan is as follows:

Weighted Average
	Number of	Exercise Price
	Option	S$	US$

Options outstanding at January 1, 2004	—	—	—
Granted	26,110,000	0.073	0.043
Exercised	—	—	—
Cancelled	—	—	—

Options outstanding at December 31, 2004	26,110,000	0.073	0.043
Granted	—	—	—
Exercised	—	—	—
Cancelled	—	—	—

Options outstanding at December 31, 2005	26,110,000	0.073	0.043
Granted (unaudited)	—	—	—
Exercised (unaudited)	—	—	—
Cancelled (unaudited)	—	—	—

Options outstanding at September 30, 2006 (unaudited)	26,110,000	0.073	0.043

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The per share fair value of options as of March 29, 2004, the grant date was as follows:

	S$	0.2075
Ordinary shares	(US$	0.123)

The following table summarizes information with respect to share options outstanding at September 30, 2006 (unaudited):

	Options Outstanding						Options Exercisable
Weighted
Average
	Number	Remaining	Weighted Average		Aggregate		Number	Weighted Average		Aggregate
	Outstanding	Contractual Life	Exercise Price		Intrinsic Value		Exercisable	Exercise Price		Intrinsic Value
			S$	US$	S$	US$		S$	US$	S$	US$

Ordinary shares:
S$0.073 (equivalent to
US$0.043)	26,110,000	7.50 years	0.073	0.043	5,144	3,030	26,110,000	0.073	0.043	5,144	3,030

Total share-based compensation costs recognized in income were RMBnil, RMB23,322, RMB1,918 for the years ended December 31, 2003, 2004, 2005 and RMB1,477, RMB1,181 for the nine-month periods ended September 30, 2005 (unaudited) and 2006 (unaudited). There were no share-based compensation costs capitalized for the years ended December 31, 2003, 2004, 2005 and the nine-month periods ended September 30, 2005 (unaudited) and 2006 (unaudited).

As of September 30, 2006 (unaudited), there is no outstanding share-based compensation cost related to nonvested awards not yet recognized.

The fair value of each option granted is estimated on the date of grant using the Binomial method.

Option grants

Average risk-free rate of return	3.14%
Weighted average expected option life	10 years
Volatility rate	54%
Dividend yield	0%

Post-IPO Share Option Plan

Under the Post-IPO Plan adopted in March of 2004, the Company may grant options to purchase up to 15% of the issued ordinary shares on the day preceding the date of the relevant grant to employees and directors.

The options that are granted under the Post-IPO Plan may have exercise prices that are at the discretion of a committee comprising of directors, (a) set a discount to a price (the “Market Price”) equal to the average of the last dealt prices for the shares on the Main Board of the SGX-ST for the 5 consecutive market days immediately preceding the grant date (subject to a maximum discount of 20%), in which event, such options may be exercised after the second anniversary from the grant date; (b) fixed at the Market Price, which may be exercised after the first anniversary of the grant date. Options granted under the Post-IPO Plan will have a life-span of 5 years. The Company has not granted any options under the Post-IPO Plan. Accordingly, there are 66,272,475 options available for future grant.

14.	MANAGEMENT SERVICE FEE

On November 15, 2000, CCT Shanghai, CCL and the investors of CCL entered into a technical service agreement (“CCL Technical Service Agreement”) pursuant to which CCT Shanghai provided CCL with certain technical services and ancillary equipment in connection with CCL’s satellite communication business, which was

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

operated by a branch of CCL. As compensation, CCT Shanghai received a service fee that equaled the difference between CCL total revenue less expenses as approved by CCT Shanghai.

Furthermore, the investors of CCL have pledged all the shares in CCL and, if certain events occurred, the entitlement to dividends and appropriations to CCT Shanghai to ensure the delivery of the service pursuant to the CCL Technical Service Agreement.

15.	INCOME TAXES

The Company, CCN and CCT BVI are exempted from income tax in Bermuda and British Virgin Islands where they are incorporated. In the opinion of management, the Company and CCN did not derive any income that was subject to income tax of the PRC and Hong Kong. CCT BVI’s deemed profit generated in the PRC is subject to the PRC income tax, which is calculated at 33% of such deemed profit.

CCT Shanghai is incorporated in the PRC and is governed by the Income Tax Law of the PRC concerning foreign investment enterprises (“FIE”) and various local income tax laws. Under such income tax laws, a FIE is generally subject to an income tax rate of 15% on income as reported in its statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions or cities for which more favorable effective rates apply.

CCLX is incorporated in the PRC and is governed by the Income Tax Law of the PRC concerning domestic enterprises and various local income tax laws. Pursuant to a tax incentive policy granted by the local authority in Shanghai, CCLX is subject to an income tax rate up to 4% on revenues derived from Shanghai. The Beijing branch of CCLX is subject to an income tax rate of 33% on income as reported in its statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions or cities for which more favorable tax rates apply.

Tongfang and Tongfang Chuangxin are incorporated in the PRC and are governed by the income tax law of the PRC concerning domestic enterprises and various local income tax laws. Each of Tongfang and Tongfang Chuangxin is subject to an income tax rate of 33% on income as reported in its statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions or cities for which more favorable tax rates apply. As approved by State Administration Taxation Bureau of Beijing Haidian District, Tongfang Chuangxin is exempted from income tax for the period from January 1, 2004 to December 31, 2006.

CCT HK, excluding its representative office in Beijing, is subject to Hong Kong Profits Tax on its activities conducted in Hong Kong. No provision for Hong Kong Profits Tax has been made in the financial statements as CCT HK has no assessable profits for the periods presented.

The income taxes mainly represents the PRC income taxes calculated at the applicable rate on CCT BVI’s deemed profit generated in the PRC, the profit of CCT Shanghai, CCLX, Tongfang and Tongfang Chuangxin and the deemed profit of CCT HK’s representative office in Beijing, the PRC.

The income tax provision is summarized as follows:

	For the Year Ended			For the Nine-Month
	December 31,			Period Ended September 30,
	2003	2004	2005	2005	2006
	RMB	RMB	RMB	RMB	RMB
				(Unaudited)	(Unaudited)

Current tax:
PRC income tax	7,288	8,516	10,368	7,153	8,628
Deferred tax:
Subsidiary operating in PRC	172	173	172	129	130

Total provision for income taxes	7,460	8,689	10,540	7,282	8,758

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The principal components of the Group’s deferred tax assets are as follows:

	As of December 31,			As of September 30,
	2003	2004	2005	2006
	RMB	RMB	RMB	RMB
				(Unaudited)

Deferred tax assets:
Net operating loss carry forwards	6,590	7,991	8,897	9,108
Pre-operating expenses	690	517	345	215

Total deferred tax assets	7,280	8,508	9,242	9,323
Valuation allowance on deferred tax assets	(6,590)	(7,991)	(8,897)	(9,108)

Net deferred tax assets	690	517	345	215

The Group operates through multiple subsidiaries and a variable interest entity and the valuation allowance is considered on each individual subsidiary and variable interest entity basis. Where a valuation allowance was not recorded, the Group believes that it was more likely than not that the deferred taxes would be realized as it expects to generate sufficient taxable income in future. The net deferred tax assets represent the tax effect of temporary differences arising from the pre-operating expenses available for a subsidiary of the Company to offset against future profits over a period of five years till 2007.

The Group did not have any significant temporary differences relating to deferred tax liabilities as of December 31, 2003, 2004, 2005, and as of September 30, 2006 (unaudited).

The valuation allowance from 2003 to 2004, from 2004 to 2005 and from 2005 to 2006 have increased. The increase relates to the net operating losses which the Group believes cannot generate future taxable income to recognize the income tax benefit.

A reconciliation between total income tax expense and the Group’s effective tax rate is as follows:

				For the Nine-Month
	For the Year Ended December 31,			Period Ended September 30,
	2003	2004	2005	2005	2006
				(Unaudited)	(Unaudited)

Statutory tax rate (Note)	15.0%	15.0%	15.0%	15.0%	15.0%
Effect of non-deductible expenses	0.7%	8.8%	2.2%	1.3%	3.0%
Effect of tax exemption granted to a PRC subsidiary	—	—	(0.6)%	—	(0.7)%
Effect of different tax rates of subsidiaries operating with difference tax regulations in PRC	0.7%	6.4%	1.1%	0.7%	1.5%
Changes in valuation allowance	1.3%	5.8%	1.1%	0.9%	0.5%

Tax charge for the year/period	17.7%	36.0%	18.8%	17.9%	19.3%

Note:	The domestic tax rate in the jurisdiction where the operation of the Group is substantially based is used.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	NET INCOME PER SHARE

Reconciliation of the basic and diluted net income per share is as follows:

				For the Nine-Month
	For the Year Ended December 31,			Period Ended September 30,
	2003	2004	2005	2005	2006
				(Unaudited)	(Unaudited)

Income attributable to holders of ordinary shares (numerator)	RMB12,048	RMB4,861	RMB43,462	RMB33,334	RMB33,562

Shares (denominator):
Weighted average ordinary shares outstanding used in computing basic income per share	199,218,524	356,346,342	441,816,501	441,816,501	441,816,501

Plus incremental ordinary shares from assumed conversions of stock options using treasury stock method	—	12,413,296	16,826,394	16,559,368	19,459,519

Weighted average ordinary shares outstanding used in computing diluted income per share	199,218,524	368,759,638	458,642,895	458,375,869	461,276,020

Net income per share (in RMB cents) Basic	6.05	1.36	9.84	7.54	7.60

Diluted	6.05	1.32	9.48	7.27	7.28

For the above mentioned periods, the Group had securities outstanding which could potentially dilute basic earning per share, but which were excluded from the computation of diluted net income per share in the periods presented, as their effects would have been antidilutive. If converted into ordinary shares of the Company using the same basis of the ordinary shares of the Company exchanged involving entities under common control, such outstanding securities consist of the following:

	As of December 31,			As of September 30,
	2003	2004	2005	2005	2006
				(Unaudited)	(Unaudited)

Series A redeemable convertible preference shares	68,925,182	—	—	—	—
Series B redeemable convertible preference shares	63,172,795	—	—	—	—

	132,097,977	—	—	—	—

17.	COMMITMENTS

a)  Information usage and satellite platform usage operating lease commitment

The Group has entered into certain operating lease arrangements relating to the information usage and satellite platform usage services. Rental expense related to these operating lease arrangements for the years ended December 31, 2003, 2004 and 2005 were RMB19,659, RMB18,981 and RMB18,516, respectively and for the nine-month periods ended September 30, 2005 (unaudited) and 2006 (unaudited) were RMB13,835 and

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

RMB13,772, respectively. Operating lease for information usage is negotiated for one year and rentals are fixed for one year. The Group had no fixed commitment on satellite platform usage fee as the amount was payable to CCL calculated at 10% of the CCT BVI’s revenue generated during the period, net of business tax.

b)  Office premises operating lease commitment

Rental expense related to the Group’s office premises operating leases for the years ended December 31, 2003, 2004 and 2005 were RMB1,403, RMB1,611 and RMB2,670, respectively, and for the nine-month periods ended September 30, 2005 (unaudited) and 2006 (unaudited) were RMB1,845 and RMB3,025, respectively.

As of December 31, 2005, the Group had outstanding lease commitments under the lease of the office premises of RMB2,454 and RMB303 under non-cancelable operating leases which fall due in 2006 and 2007 respectively.

18.	MAINLAND CHINA CONTRIBUTION PLAN AND PROFIT APPROPRIATION

Full time employees of the Group in the PRC participate in a government-mandated multiemployer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Group to accrue for these benefits based on certain percentages of the employees’ salaries. The total contributions for such employee benefits were RMBnil, RMB469 and RMB1,380 for the years ended December 31, 2003, 2004, 2005 and RMB978 and RMB1,278 for the nine-month periods ended September 30, 2005 (unaudited) and 2006 (unaudited), respectively.

Pursuant to laws applicable to entities incorporated in the PRC, the Group’s subsidiaries in the PRC must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve and (ii) an enterprise expansion fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the other fund appropriations are at the Group’s discretion. These reserve funds can only be used for specific purposes of enterprise expansion and are not distributable as cash dividends. In 2003, 2004, 2005 and the nine-month periods ended September 30, 2005 (unaudited) and 2006 (unaudited), the Group made total appropriations of RMB1,361, RMB3,049, RMB8,139, RMBnil and RMBnil, respectively, which are set aside as part of the accumulated deficit at the relevant balance sheet dates.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	RELATED PARTY TRANSACTIONS

The Group has entered into a number of transactions with related parties. The balances and transactions with these related parties for the years ended December 31, 2003, 2004 and 2005, and for the nine-month periods ended September 30, 2005 (unaudited) and 2006 (unaudited) are as follows:

(a)	Transactions

The Group entered into the following transactions with related parties:

			For the Year			For the Nine-Month
			Ended December 31,			Period Ended September 30,
Transactions	Notes		2003	2004	2005	2005	2006
			RMB	RMB	RMB	RMB	RMB
						(Unaudited)	(Unaudited)

Service fee earned from CCL	(i	)	26,528	34,451	14,286	6,865	8,147

Costs and expenses reimbursed to CCL	(ii	)	9,709	6,483	1,583	1,302	924

Satellite platform usage fee to CCL	(iii	)	7,238	6,597	6,264	4,735	4,673

Transponder utilisation fee from (to) CCL	(iv	)	4,529	(6,265)	—	—	—

Interest expenses to a principal shareholder	(v	)	992	351	—	—	—

Purchase of inventory from CCL	(vi	)	—	1,816	—	—	—

Sales to
Beijing ChinaCast Qidi Distance Learning Consultancy Limited (“ChinaCast Qidi”)	(vii	)	—	436	—	—	—
Chongqing ChinaCast	(viii	)	—	—	1,125	900	900
Guo You	(viii	)	—	—	1,777	1,777	284

			—	436	2,902	2,677	1,184

Purchase of investment from CCL	(ix	)	—	—	15,000	15,000	—

Notes

(i)	The service fee was made at the agreed term of the CCL Technical Service Agreement (see Note 14). CCL is a company in which a principal shareholder and director of the Company, Mr. Yin Jian Ping, has over 10% interest.

(ii)	The costs and expenses were allocated from the Beijing branch of CCL based on the proportion of revenue generated and the agreement entered by the branch and the Group.

(iii)	The satellite platform usage fee was charged to CCT BVI.

(iv)	Both the Group and CCL provided satellite transmission service by utilizing the same transponder on a satellite which was owned by an outside supplier. Firstly, utilization fee was payable to the outside supplier either by the Group or CCL. Then, the allocation was made by reference to the proportion of the revenue generated by the respective parties. As such, reimbursed utilization fee was paid by the Group to CCL or by CCL to the Group depending on portion shared by the respective parties.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(v)	The interest was related to a shareholder loan (see Note 19 (b) (2)) and charged at a rate equal to the Hong Kong dollar prime-lending rate of the Hong Kong and Shanghai Banking Corporation plus 2 percent per annum.

(vi)	Inventory was purchased by CCLX from CCL at negotiated prices.

(vii)	CCLX provided satellite related service or sold equipment and accessories to ChinaCast Qidi, a subsidiary of CCL.

(viii)	CCLX provided satellite related service or sold equipment and accessories to Chongqing ChinaCast and Guo You, which are the associates of the Group (see Note 8).

(ix)	In June 2005, the Group purchased a 20% stake in Dongshi ChinaCast from CCL. (see Note 8).

(x)	On September 11, 2000, the Group and a holder of the Series A CCT BVI Preference Shares, Hughes Network Systems (“HNS”) entered into an agreement, pursuant to which HNS granted the Group a non-exclusive license to use the trademarks of HNS at no charge for a three-year period commencing on that date.

(xi)	On September 11, 2000, the Group granted CCL a non-exclusive license for a three-year period to use the trademarks of HNS at no charge in connection with CCL’s business. In addition, CCT HK granted CCL a non-exclusive license for the usage of certain domain names owned by CCT HK for 10 years at no charge.

(b) The Group had the following balances with related parties:

		Amounts Due from Related Parties				Amounts Due to Related Parties
		As of December 31,			As of September 30,	As of December 31,			As of September 30,
	Notes	2003	2004	2005	2006	2003	2004	2005	2006
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
					(Unaudited)				(Unaudited)

Current amounts
Sequent China/ Hong Kong Ltd.	(1)	6,764	—	—	—	—	—	—	—
Technology Venture Holdings Limited (“TVH”)	(2)	—	88	—	—	13,402	—	87	223
TopAsia Computer Co., Ltd. (“TopAsia”)	(3)	—	323	—	—	—	—	—	—
ChinaCast Qidi	(4)	—	510	—	—	—	—	—	—
Mr. Yin Jian Ping	(5)	—	100	25	22	—	—	—	—
Mr. Cliff Chow Siu Lam	(6)	84	—	—	—	—	—	—	—
ChongQing ChinaCast	(7)	—	—	225	600	—	—	—	—
Guo You	(7)	—	—	1,526	781	—	—	—	—
HNS	(8)	—	—	480	—	—	—	—	—
Wuhan Huashiyi ChinaCast Tele-Education Co., Ltd. (“Huashiyi”)	(9)	5,000	5,890	6,349	—	—	—	—	—
Mr. Chan Tze Ngon	(10)	—	—	—	—	—	—	—	51

		11,848	6,911	8,605	1,403	13,402	—	87	274

Non-current advances
CCL	(11)	122,527	133,863	148,477	126,665	—	—	—	—

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Notes:

(1)	Sequent China/Hong Kong Ltd. was a subsidiary of TVH (see Note 19 (b) (2) below). The amount represented deposit for equipment purchase.

(2)	TVH is a principal shareholder of the Group. The balances due from TVH represent the reimbursed expenses. The balance due to TVH mainly represents a shareholder loan which bears interest at a rate equal to the Hong Kong dollar prime-lending rate of the Hong Kong and Shanghai Banking Corporation plus 2 percent per annum, is unsecured and payable on demand (see Note 19 (a) (v)).

(3)	TopAsia was a subsidiary of TVH. The amount represented a loan advance, which was non-interest bearing, unsecured and subsequently settled in 2005.

(4)	The balance primarily represented trade receivable from provision of satellite related service and equipment.

(5)	The balance relates to an advance to Mr. Yin Jian Ping, which is non-interest bearing, unsecured and payable on demand.

(6)	Mr. Cliff Chow Siu Lam was the Chief Financial Officer of the Company until he resigned in 2005. The balance related to an advance, which was non-interest bearing, unsecured and subsequently settled in 2004.

(7)	ChongQing ChinaCast and Guo You are the associates of the Group (see Note 8). The balance arose from the provision of satellite related service.

(8)	HNS is a principal shareholder of the Group. The balance due from HNS represents an loan advance, which is non-interest bearing, unsecured and payable on demand.

(9)	Huashiyi is an associate of CCL. The amount due from Huashiyi represents an loan advance, which is non-interest bearing, unsecured and payable on demand.

(10)	The balance relates to an disbursement due to Mr. Chan Tze Ngon, which is non-interest bearing, unsecured and payable on demand.

(11)	The advances by the Group to CCL are for money spent on asset and expenses to build up the satellite business of CCL over the years. CCL has undertaken that when regulation allows, the ownership of CCLX and all the relevant assets attributable to the satellite business operations in the books of CCL and its Beijing branch will be transferred to the Group, the consideration of which will be settled against the above advances to CCL in the books of the Group at the sole discretion of the Group.

The above non-current advances are non-interest bearing and unsecured. As there are no fixed repayment terms, management considers that it is impracticable to disclose the fair value of the advances by using any of the appropriate valuation methods.

20.	SUBSEQUENT EVENT

The Group signed a Memorandum of Understanding (“MOU”) with Henan Zuocheng Technology Development Limited in February 2006 to acquire a 51% interest in Modern English Language Training LLC. As of September 30, 2006 (unaudited), the Group has paid a deposit amounting to RMB10 million in respect of the potential acquisition. The MOU is non-binding and is subject to further negotiation and agreements between the parties concerned including the approval from its directors and shareholders.

CHINACAST EDUCATION CORPORATION
(FORMERLY GREAT WALL ACQUISITION CORPORATION)
(A DEVELOPMENT STAGE COMPANY)
CONDENSED BALANCE SHEETS
(RESTATED)

	September 30,	December 31,
	2006	2005
	(Unaudited)

ASSETS
Current assets:
Cash	$39,821	$130,059
Money market funds	554	348
Investment in Treasury Bills — held in trust	24,849,534	24,040,374
Prepaid expenses	1,720	720

Total current asset	24,891,629	24,171,501
Deferred tax assets, net	363,050	126,978

Total assets	$25,254,679	$24,298,479

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$533,940	$431,700
Due to ChinaCast	150,000	507,000
Notes payable, stockholder	440,000	—
Income taxes payable	493,926	229,421
Deferred interest	335,795	175,733

Total current liabilities	1,953,661	1,343,854

Common stock subject to possible redemption — 902,744 shares at redemption value	4,629,887	4,629,887

Commitments
Stockholders’ equity
Preferred stock, $0.0001 par value; authorized 1,000,000 shares; issued — none Common stock, $0.0001 par value; authorized 100,000,000 shares; issued and outstanding — 5,515,975 shares (which including 902,744 shares of common stock subject to possible redemption)	552	552
Additional paid-in capital	20,383,593	19,681,508
Deficit accumulated during development stage	(1,713,014)	(1,357,322)

Total stockholders’ equity	18,671,131	18,324,738

Total liabilities and stockholders’ equity	$25,254,679	$24,298,479

The accompanying notes should be read in conjunction with the financial statements.

CHINACAST EDUCATION CORPORATION
(FORMERLY GREAT WALL ACQUISITION CORPORATION)
(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

	Period from
	August 20, 2003
	(inception) to
	September 30,	Three Months Ended		Nine Months Ended
	2006	September 30,		September 30,
	(cumulative)	2006		2006
	(Restated)	(Restated)	2005	(Restated)	2005

Operating expenses:
Travel	$134,087	$22,187	$26,979	$47,915	$45,245
Capital based taxes	158,641	6,000	25,249	18,000	75,818
Professional fees	2,586,954	324,083	120,840	829,572	380,792
Rent	15,000	1,500	1,500	4,500	4,500
Transfer agent fees	44,213	3,178	6,260	18,929	12,333
Other operating costs	4,872	126	260	1,018	810

Loss from operations	(2,943,767)	(357,074)	(181,088)	(919,934)	(519,498)
Interest income	1,353,779	239,422	155,264	649,555	373,430
Interest expense	(11,259)	(6,411)	—	(10,148)	—

Loss before provision for income taxes	(1,601,247)	(124,063)	(25,824)	(280,527)	(146,068)
Provision (benefit) for income taxes	111,767	(9,324)	—	75,165	—

Net loss	$(1,713,014)	$(114,739)	$(25,824)	$(355,692)	$(146,068)

Net loss per common share — basic and diluted		$(0.02)	$(0.00)	$(0.06)	$(0.03)

Weighted average number of common shares outstanding — basic and diluted		5,515,975	5,515,975	5,515,975	5,515,975

The accompanying notes should be read in conjunction with the financial statements.

CHINACAST EDUCATION CORPORATION
(FORMERLY GREAT WALL ACQUISITION CORPORATION)
(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Deficit
				Accumulated
				During	Total
	Common Stock		Additional	Development	Stockholders’
	Shares	Amount	Paid-In Capital	Stage	Equity

Balance, August 20, 2003 (inception)	—	$—	$—	$—	$—
Sale of 1,000,000 shares of common stock to founding stockholders at $.025 per share	1,000,000	100	24,900	—	25,000
Net loss	—	—	—	(1,213)	(1,213)

Balance, December 31, 2003	1,000,000	$100	$24,900	$(1,213)	$23,787
Sale of 4,515,975 units (including 902,744 shares of common stock subject to possible redemption), net of underwriters discount and offering expenses	4,515,975	452	23,985,395	—	23,985,847
Reclassification as a result of 902,744 shares of common stock being subject to possible redemption	—	—	(4,629,887)	—	(4,629,887)
Proceeds from issuance of stock option to underwriter			100		100
Net loss	—	—	—	(141,152)	(141,152)

Balance, December 31, 2004	5,515,975	$552	$19,380,508	$(142,365)	$19,238,695
Additional capital contributed through payment of expense	—	—	301,000	—	301,000
Net loss	—	—	—	(1,214,957)	(1,214,957)

Balance, December 31, 2005 (Restated)	5,515,975	$552	$19,681,508	$(1,357,322)	$18,324,738
Unaudited:
Additional capital contributed through payment of expense and settlement of amount due to ChinaCast	—	—	702,085	—	702,085
Net loss	—	—	—	(355,692)	(355,692)

Balance, September 30, 2006 (Restated)	5,515,975	$552	$20,383,593	$(1,713,014)	$18,671,131

The accompanying notes should be read in conjunction with the financial statements.

CHINACAST EDUCATION CORPORATION
(FORMERLY GREAT WALL ACQUISITION CORPORATION)
(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Period from
	August 20, 2003
	(inception) to
	September 30, 2006	Nine Months Ended September 30,
	(cumulative)	2006
	(Restated)	(Restated)	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,713,014)	$(355,692)	$(146,068)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash professional fee expense	1,153,085	345,085	—
Deferred taxes	(363,050)	(236,072)	—
Interest on Treasury Bills	(1,679,817)	(800,713)	(466,702)
Changes in operating assets and liabilities:
(Increase) decrease in —
Prepaid expenses	(1,720)	(1,000)	2,534
Increase in —
Accrued expenses	533,940	102,240	63,992
Income tax payable	493,926	264,505	1,018
Deferred interest	335,795	160,062	93,294

Net cash used in operating activities	(1,240,855)	(521,585)	(451,932)

CASH FLOWS FROM INVESTING ACTIVITIES
(Increase) decrease in money market funds	(554)	(206)	632
Purchase of Treasury Bills	(342,787,717)	(92,602,447)	(169,746,404)
Maturity of Treasury Bills	319,618,000	92,594,000	169,746,000

Net cash provided by (used in) investing activities	(23,170,271)	(8,653)	228

CASH FLOWS FROM FINANCING ACTIVITIES
Gross proceeds from public offering	27,095,850	—	—
Proceeds from issuance of stock option	100	—	—
Payment of costs of public offering	(3,110,003)	—	—
Proceeds from sale of shares of common stock	25,000	—	—
Proceeds from notes payable, stockholders	475,000	440,000	—
Repayment of note payable, stockholders	(35,000)	—	—

Net cash provided by financing activities	24,450,947	440,000	—

CASH
Net increase (decrease)	39,821	(90,238)	(451,704)
Balance at beginning of period	—	130,059	688,542

Balance at end of period	$39,821	$39,821	$236,838

The accompanying notes should be read in conjunction with the financial statements.

ChinaCast Education Corporation
(formerly Great Wall Acquisition Corporation)
(a corporation in the development stage)

Notes to Financial Statements (Unaudited)
Three Months and Nine Months ended September 30, 2006

1.	Basis of Presentation

The financial statements of ChinaCast Eduction Corporation (formerly Great Wall Acquisition Corporation) (the “Company”) at September 30, 2006, for the three months and nine months ended September 30, 2006 and 2005, and for the period from August 20, 2003 (inception) to September 30, 2006 (cumulative), are unaudited. In the opinion of management, all adjustments (consisting of normal accruals) have been made that are necessary to present fairly the financial position of the Company as of September 30, 2006 and the results of its operations for the three months and nine months ended September 30, 2006, and for the period from August 20, 2003 (inception) to September 30, 2006 (cumulative), its cash flows for the nine months ended September 30, 2006 and 2005, and for the period from August 20, 2003 (inception) to September 30, 2006 (cumulative). Operating results for the interim periods presented are not necessarily indicative of the results to be expected for a full fiscal year.

The statements and related notes have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the financial statements that were included in the Company’s Annual Report on Form 10-KSB/A, as restated, for the year ended December 31, 2005, as filed with the U.S. Securities and Exchange Commission. The December 31, 2005 financial statements are derived from the audited financial statements.

2.	Organization and Business Operations

The Company was incorporated in August 20, 2003 as a blank check company whose objective is to acquire an operating business having its primary operations in the People’s Republic of China.

All activity from August 20, 2003 (inception) through September 30, 2006 relates to the Company’s formation, initial public offering and operations as described below. The Company has selected December 31 as its fiscal year-end.

The registration statement for the Company’s initial public offering (“Offering”) was declared effective March 17, 2004.

The Company consummated the offering on March 23, 2004 and on that date, the underwriters exercised their over-allotment option and the Company received net proceeds of approximately $23,986,000 (See Note 3). The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business in the People’s Republic of China (“Business Combination”). An amount of approximately $23,161,000 of the net proceeds was placed in an interest-bearing trust account (“Trust Fund”) until the earlier of (i) the consummation of the Company’s first Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Fund, funds will only be invested in United States government securities (Treasury Bills) with a maturity of 180 days or less. This amount has been invested in a Treasury Bill. The Treasury Bill has been accounted for as a trading security, which is recorded at its market value of $24,849,534 at September 30, 2006. The excess of market value over cost, exclusive of the deferred interest described below, is included in interest income in the accompanying Statement of Operations. The remaining net proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. If stockholders (“Public Stockholders”) owning 20% or more of stock issued in the Initial Public Offering, vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. With respect to a Business Combination that is

ChinaCast Education Corporation
(formerly Great Wall Acquisition Corporation)
(a corporation in the development stage)

Notes to Financial Statements (Unaudited) — (Continued)

approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company redeem his shares. Accordingly, a portion of the net proceeds from the Initial Public Offering (19.99% of the amount originally held in the Trust Fund) has been classified as common stock subject to possible redemption and 19.99% of the related interest earned on the Treasury Bills has been recorded as deferred interest in the accompanying September 30, 2006 balance sheet.

With respect to the Business Combination, all of the Company’s stockholders prior to the Initial Public Offering, including the Company’s chairman of the board and chief executive officer and other former members of the Company’s board of directors (“Initial Stockholders”), have agreed to vote their 1,000,000 founding shares of common stock in accordance with the vote of the Public Stockholders holding a majority of the shares sold in the Initial Public Offering. After consummation of the Business Combination, all of these voting safeguards terminate.

The Company’s Amended and Restated Certificate of Incorporation provided for mandatory liquidation of the Company, without stockholder approval, if the Company did not consummate a Business Combination by September 23, 2005 (18 months from the date of the consummation of the Initial Public Offering), or by March 23, 2006 (24 months from the consummation of the Initial Public Offering) if certain extension criteria were satisfied. On September 13, 2005, the Company satisfied the criteria for the six month extension by entering into Letters of Undertaking with shareholders of ChinaCast Communication Holdings Limited (“ChinaCast”) who hold in the aggregate 51.2% of ChinaCast’s issued and outstanding ordinary shares (the “Majority Shareholders”), pursuant to which the Majority Shareholders agreed to accept a pre-conditional voluntary tender offer (the “Offer”) made by the Company (See Note 6).

On March 21, 2006, after approval thereof at its special meeting of stockholders held that day, the Company filed with the Secretary of State of the State of Delaware a certificate of amendment to its certificate of incorporation, the effect of which was to (i) eliminate the provision of its certificate of incorporation that purported to prohibit amending its “business combination” provisions; (ii) extend the date before which the registrant must complete a business combination, to avoid being required to liquidate, from March 23, 2006 to December 31, 2006; and (iii) allow holders of up to 20% of the shares issued in the registrant’s initial public offering (“Public Shares”) who vote against the proposals considered at the meeting and elect conversion to convert their Public Shares into cash held in the registrant’s IPO trust account. There is no assurance that the Company will be able to successfully effect a Business Combination during this period. This factor raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements are prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, an interpretation of FASB Statement No. 109 (“FIN 48”), which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. We do not expect FIN 48 will have a material effect on our financial condition or results of operations.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

3.  Initial Public Offering

On March 23, 2004, the Company sold 4,000,000 units (“Units”) in the Offering. On March 30, 2004, the Company sold an additional 515,975 Units pursuant to the underwriters’ over-allotment option. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two redeemable common stock purchase

ChinaCast Education Corporation
(formerly Great Wall Acquisition Corporation)
(a corporation in the development stage)

Notes to Financial Statements (Unaudited) — (Continued)

warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination with a target business or one year from the effective date of the Offering and expiring five years from the date of the prospectus. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In no event will the registered holder of the warrant be entitled to receive a net-cash settlement or other consideration in lieu of physical settlement in shares of common stock if the common stock underlying the warrants is not covered by an effective registration statement at the time of their exercise or thereafter.

In connection with the Offering, the Company issued, for $100, an option to the representative of the underwriters to purchase 400,000 Units of an exercise price of $9.90 per Unit. The warrants underlying such Units are exercisable at $6.95 per share.

The Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed and the Purchaser of the units would have paid the full unit purchase price solely for the share component of the units. The Company will have no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

If the proposed ChinaCast Offer is not consummated by December 31, 2006, the Company will be forced to liquidate. There is no assurance that the Company will be able to successfully effect the Offer during this period. This factor raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements are prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the price per share in the Initial Public Offering due to costs related to the Initial Public Offering and Company operations and since no value would be realized on the Warrants.

4.  Commitments

The Company presently occupies office space provided by an affiliate of an Initial Stockholder. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $500 per month for such services commencing on the effective date of the Offering. The statements of operations for the three and nine months ended September 30, 2006 includes $1,500 and $4,500 respectively, related to this agreement.

The Company entered a consulting agreement as of April 1, 2005 with a third party to assist it with a finding a target business and consummating a Business Combination. The initial term of the consulting agreement was October 1, 2005, which was extended to September 30, 2006 by mutual agreement of both parties. This consulting agreement expired on September 30, 2006 and has not been renewed. Under this consulting agreement, the consultant was entitled to fees of $10,000 per month before December 1, 2005 and $5,000 per month after

ChinaCast Education Corporation
(formerly Great Wall Acquisition Corporation)
(a corporation in the development stage)

Notes to Financial Statements (Unaudited) — (Continued)

December 1, 2005 and reasonable travel and out-of-pocket expenses. During the three and nine months ended September 30, 2006, the Company paid this consultant $15,000 and $45,000 respectively in fees, which are included in professional fees for these periods.

Since the extension of the period during which the Company could consummate a business acquisition, as described in Note 2, was not contemplated in the Offering, stockholders may have securities law claims against the Company for rescission (under which a successful claimant has the right to receive the total amount paid for his or her shares pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the shares, in exchange for surrender of the shares) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of the security). Such claims may entitle stockholders asserting them to more than the pro rata shares of the Trust Account to which they are entitled on conversion or liquidation. Holders of such claims, who may include all stockholders who own shares issued in the Company’s Offering, might seek to have the claims satisfied from funds in the Trust Account. The Company believes that shareholder claims for rescission or damages are remote. As such, the Company has not recorded a liability for such possible rescission. However, the Company cannot definitively predict whether stockholders will bring such claims, how many might bring them or the extent to which they might be successful.

5.  Notes Payable to Stockholder

During 2006, the Company has obtained five loans aggregating $440,000 from a stockholder. These loans bear simple interest at the rate of 8% per annum, payable on December 31, 2006, are repayable in whole or in part at any time, and are subject to acceleration upon the occurrence of certain bankruptcy-related and default events.

6.  Tender Offer for Proposed Business Combination

On September 13, 2005, the Company entered Letters of Undertaking with the ChinaCast Majority Shareholders. On July 13, 2006, the letters of undertaking previously executed lapsed in accordance with Singapore law and Great Wall has obtained new letters of undertaking from shareholders of ChinaCast holding in the aggregate 50.85% of its outstanding shares. These new undertakings were the same as those previously executed in all material respects. Pursuant to the terms of the Offer, each shareholder of ChinaCast will have the option to receive for the tender of such shareholder’s ChinaCast ordinary shares (the “ChinaCast Shares”) (i) one share of the Company’s common stock for every 21.29 shares of ChinaCast Shares tendered (the “Stock Offer”), or (ii) a cash payment of 0.28 Singapore dollars (US$0.167, based on the exchange rate of 1.6810 on September 13, 2005) for each of the ChinaCast Shares tendered. The Majority Shareholders irrevocably and unconditionally agreed to accept the Stock Offer. If the Offer is consummated, ChinaCast and its subsidiaries will become subsidiaries of the Company. The Offer and the related transactions require approval by the holders of a majority of the shares sold in the Initial Public Offering (See Note 3). The Company will amend its charter in connection with the Tender Offer to increase the number of authorized shares of common stock to 100,000,000 to accommodate the Stock Offer.

In connection with the Stock Offer, a stockholder of the Company has agreed to reimburse ChinaCast for certain professional fees paid by ChinaCast relating to the Stock Offer. This stockholder reimbursed ChinaCast for approximately $301,000 during 2005. This amount, as well as an additional amount of approximately $507,000 which was due to ChinaCast (as reimbursement for further expenses that had not been reimbursed by the stockholder prior to December 31, 2005), was recorded as professional fees by the Company during 2005. The Company recorded additional professional fee expense of approximately $195,000 and $150,000 during the second and third quarter, respectively, of 2006. Additional amounts of approximately $385,000 and $317,000 were reimbursed by the stockholder during the first quarter and second quarter of 2006, respectively. All reimbursements of ChinaCast by the stockholder were recorded as additional capital contributions by this stockholder.

The additional amount of approximately $150,000 which is due to ChinaCast as reimbursement for further expenses that have not been reimbursed by the stockholder prior to September 30, 2006 has been recorded as

ChinaCast Education Corporation
(formerly Great Wall Acquisition Corporation)
(a corporation in the development stage)

Notes to Financial Statements (Unaudited) — (Continued)

professional fees by the Company and a liability due to ChinaCast. Upon payment of these additional charges by the stockholder, this liability to ChinaCast will have deemed to have been paid through an additional capital contribution by the stockholder. The September 30, 2006 financial statements have been restated to expense these professional fees. The changes to the September 30, 2006 financial statements were as follows:

Restatement of Prior Financial Statements

	Three Months Ended
	September 30, 2006
	As Reported	As Restated

Statement of Operations
Total operating expenses	$207,074	$357,074
Loss from operations	(207,074)	(357,074)
Income (loss) before provision for income taxes	25,937	(124,063)
Net income (loss)	35,261	(114,739)
Net income (loss) per common share — basic and diluted	$0.01	(0.02)

	Nine Months Ended September 30, 2006
	As Reported	As Restated

Statement of Operations
Total operating expenses	$769,934	$919,934
Loss from operations	(769,934)	(919,934)
Loss before provision for income taxes	(130,527)	(280,527)
Net loss	(205,692)	(355,692)
Net loss per common share — basic and diluted	(0.04)	(0.06)

	Nine Months Ended September 30, 2006
	As Reported	As Restated

Balance Sheet
Due to ChinaCast	$—	$150,000
Total current liabilities	1,803,661	1,953,661
Deficit accumulated during the development stage	(1,563,014)	(1,713,014)
Total stockholders’ equity	$18,821,131	18,671,131

ChinaCast was incorporated under the laws of Bermuda on November 20, 2003 as an exempted company with limited liability, and as the holding company for a public flotation in Singapore of ChinaCast’s business. ChinaCast’s principal subsidiary, ChinaCast Technology (BVI) Limited (“ChinaCast Technology”), was founded in 1999 to provide ChinaCast Co., a company founded by ChinaCast’s Executive Director, with funding for its satellite broadband Internet services. ChinaCast is one of the leading providers of e-learning services to address the needs of K-12 schools, universities, government agencies and corporate enterprises in the People’s Republic of China and has been listed on the Main Board of the Singapore Exchange Securities Trading Limited since May 2004. ChinaCast is headquartered in Beijing with offices in Shanghai, Hong Kong and Singapore, and currently employs more than 160 employees throughout these locations.

7. Subsequent Event:

On January 4, 2007, the Company filed an amendment to its certificate of incoproation to change its name to ChinaCast Education Corporation and to increase the number of authorized shares of Common stock to 100,000,000. The accompanying financial statements have been retroactivley amended for this share increase.

ChinaCast Education Corporation
(formerly Great Wall Acquisition Corporation)
(a corporation in the development stage)

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

ChinaCast Education Corporation

We have audited the accompanying balance sheets of ChinaCast Education Corporation (formerly Great Wall Acquisition Corporation) (the “Company”) (a corporation in the development stage) as of December 31, 2005, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2005 and 2004 and the cumulative period from August 20, 2003 (inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, and the cumulative period from August 20, 2003 (inception) to December 31, 2005, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company will face a mandatory liquidation by December 31, 2006 if a business combination is not consummated, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 8, in September 2005, the Company entered into Letters of Understanding with the majority shareholders of ChinaCast Communications Holdings Limited.

As described in Note 8, the accompanying 2005 financial statements have been restated to record additional professional fees.

/s/  Goldstein Golub Kessler LLP

Goldstein Golub Kessler LLP
New York, New York
April 11, 2006, except for Note 8,
as to which the date is August 11, 2006,
Note 9, as to which the date is
April 24, 2006 and Note 10,
as to which the date is January 4, 2007

CHINACAST EDUCATION CORPORATION
(FORMERLY GREAT WALL ACQUISITION CORPORATION)
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET
(Restated)

December 31,
2005

ASSETS
Current assets:
Cash	$130,059
Money market funds	348
Investment in Treasury Bills — held in trust	24,040,374
Prepaid expenses	720

Total current assets	24,171,501

Deferred tax assets	126,978

Total assets	$24,298,479

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$431,700
Due to ChinaCast	507,000
Income taxes payable	229,421
Deferred interest	175,733

Total current liabilities	1,343,854

Common stock subject to possible redemption — 902,744 shares at redemption value	4,629,887

Commitments and contingencies
Stockholders’ equity
Preferred stock $0.0001 par value; authorized 1,000,000 shares; issued — none
Common stock, $0.0001 par value; authorized 100,000,000 shares; issued and outstanding — 5,515,975 shares (which including 902,744 shares of common stock subject to possible redemption)	552
Additional paid-in capital	19,681,508
Deficit accumulated during development stage	(1,357,322)

Total stockholders’ equity	18,324,738

Total liabilities and stockholders’ equity	$24,298,479

The accompanying notes should be read in conjunction with the financial statements.

CHINACAST EDUCATION CORPORATION
(FORMERLY GREAT WALL ACQUISITION CORPORATION)
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS
(RESTATED)

	Period from
	August 20, 2003
	(Inception) to
	December 31,	Year Ended	Year Ended
	2005	December 31,	December 31,
	(Cumulative)	2005	2004

Operating expenses:
Travel	$86,172	$50,783	$35,389
Capital based taxes	140,641	73,329	67,312
Professional fees	1,757,382	1,572,791	184,591
Rent	10,500	6,000	4,500
Transfer agent fees	25,284	14,686	10,598
Other operating costs	$3,854	$1,030	$1,941

Loss from operations	(2,023,833)	(1,718,619)	(304,331)

Interest income	704,224	540,264	163,960
Interest expense	(1,111)	—	(781)

Loss before provisions for income taxes	$(1,320,720)	$(1,178,355)	$(141,152)
Provision for income taxes	36,602	36,602	—

Net Loss	(1,357,322)	(1,214,957)	(141,152)

Net loss per common share — basic and diluted		$(0.22)	$(0.03)

Weighted average number of common shares outstanding —
Basic and diluted:		5,515,975	4,590,900

The accompanying notes should be read in conjunction with the financial statements.

CHINACAST EDUCATION CORPORATION
(FORMERLY GREAT WALL ACQUISITION CORPORATION)
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS’ EQUITY
(RESTATED)

				Deficit
				Accumulated
			Additional	During	Total
	Common Stock		Paid-In	Development	Stockholders’
	Shares	Amount	Capital	Stage	Equity

Balance August 20, 2003 (inception)	—	$—	$—	$—	$—
Sale of 1,000,000 shares of common stock to founding stockholders at $0.25 per share	1,000,000	100	24,900		25,000
Net loss	—	—	—	(1,213)	(1,213)

Balance, December 31, 2003	1,000,000	$100	$24,900	$(1,213)	$23,787
Sale of 4,515,975 units (including 902,744 shares of common stock subject to possible redemption), net of underwriters discount and offering expenses	4,515,975	452	23,985,395	—	23,985,847
Reclassification as a result of 902,744 shares of common stock being subject to possible redemption	—	—	(4,629,887)	—	(4,629,887)
Proceeds from issuance of stock option to underwriter	—	—	100		100
Net loss	—	—	—	(141,152)	(141,152)

Balance, December 31, 2004	5,515,975	$552	$19,380,508	$(142,365)	$19,238,695

Additional capital contributed through payment of expenses	—	—	301,000	—	301,000
Net loss	—	—	—	(1,214,957)	(1,214,957)

Balance, December 31, 2005	5,515,975	$552	$19,681,508	$(1,357,322)	$18,324,738

The accompanying notes should be read in conjunction with the financial statements.

CHINACAST EDUCATION CORPORATION
(FORMERLY GREAT WALL ACQUISITION CORPORATION)
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS
(RESTATED)

	August 20, 2003
	(Inception) to	Year Ended	Year Ended
	December 31, 2005	December 31,	December 31,
	(Cumulative)	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,357,322)	$(1,214,957)	$(141,152)
Adjustments to reconcile net loss to net cash used in operating activities:
Noncash professional fee expense	808,000	808,000	—
Deferred taxes	(126,978)	(126,978)	—
Interest on Treasury Bills	(879,104)	(675,214)	(203,890)
Changes in operating assets and liabilities:
(Increase) decrease in —
Prepaid expenses	(720)	2,283	(3,003)
Increase (decrease) in —
Accrued expenses	431,700	351,074	79,413
Income tax payable	229,421	162,109	67,312
Deferred interest	175,733	134,976	40,757

Net cash used in operating activities	(719,270)	(558,707)	(160,563)

CASH FLOWS FROM INVESTING ACTIVITIES
(Increase) decrease in money market funds	(348)	980	(1,328)
Purchase of Treasury Bills	(250,185,270)	(193,732,756)	(56,452,514)
Maturity of Treasury Bills	227,024,000	193,732,000	33,292,000

Net cash provided by (used in) investing activities	(23,161,618)	224	(23,161,842)

CASH FLOWS FROM FINANCING ACTIVITIES
Gross proceeds from public offering	27,095,850	—	27,095,850
Proceeds from issuance of stock option	100	—	100
Payment of costs of public offering	(3,110,003)		(3,068,343)
Proceeds from sale of shares of common stock	25,000	—	—
Proceeds from notes payable, stockholders	35,000	—	—
Repayment of note payable, stockholders	(35,000)	—	(35,000)

Net cash provided by financing activities	24,010,947	—	23,992,607

CASH
Net increase (decrease)	130,059	(558,483)	670,202
Balance at beginning of period	—	688,542	18,340

Balance at end of period	$130,059	$130,059	$688,542

The accompanying notes should be read in conjunction with the financial statements.

ChinaCast Education Corporation
(formerly Great Wall Acquisition Corporation)
(a corporation in the development stage)

Notes to Financial Statements

1.	Organization and Business Operations

ChinaCast Education Corporation (formerly Great Wall Acquisition Corporation) (the “Company”) was incorporated in August 20, 2003 as a blank check company whose objective is to acquire an operating business having its primary operations in the People’s Republic of China.

All activity from August 20, 2003 (inception) through December 31, 2005 relates to the Company’s formation, initial public offering and operations as described below. The Company has selected December 31 as its fiscal year-end.

The registration statement for the Company’s initial public offering (“Offering”) was declared effective March 17, 2004.

The Company consummated the offering on March 23, 2004 and on March 30, 2004, the underwriters exercised their over-allotment option and the Company received net proceeds of approximately $23,986,000 (See Note 2). The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business in the People’s Republic of China (“Business Combination”). An amount of approximately $23,161,000 of the net proceeds was placed in an interest-bearing trust account (“Trust Fund”) until the earlier of (i) the consummation of the Company’s first Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Fund, funds will only be invested in United States government securities (Treasury Bills) with a maturity of 180 days or less. This amount has been invested in a Treasury Bill. The Treasury Bill has been accounted for as a trading security, which is recorded at its market value of approximately $24,040,374 at December 31, 2005. The excess of market value over cost, exclusive of the deferred interest described below, is included in interest income in the accompanying Statement of Operations. The remaining net proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. If stockholders (“Public Stockholders”) owning 20% or more of stock issued in the Initial Public Offering, vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. With respect to a Business Combination that is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company redeem his shares. Accordingly, a portion of the net proceeds from the Initial Public Offering (19.99% of the amount originally held in the Trust Fund) has been classified as common stock subject to possible redemption and 19.99% of the related interest earned on the Treasury Bills has been recorded as deferred interest in the accompanying December 31, 2005 balance sheet.

With respect to the Business Combination, all of the Company’s stockholders prior to the Initial Public Offering, including the Company’s chairman of the board and chief executive officer and other former members of the Company’s board of directors (“Initial Stockholders”), have agreed to vote their 1,000,000 founding shares of common stock in accordance with the vote of the Public Stockholders holding a majority of the shares sold in the Initial Public Offering. After consummation of the Business Combination, all of these voting safeguards terminate.

The Company’s Amended and Restated Certificate of Incorporation provided for mandatory liquidation of the Company, without stockholder approval, if the Company did not consummate a Business Combination by September 23, 2005 (18 months from the date of the consummation of the Initial Public Offering), or by March 23, 2006 (24 months from the consummation of the Initial Public Offering) if certain extension criteria were satisfied. On September 13, 2005, the Company satisfied the criteria for the six month extension by entering into Letters of Undertaking with shareholders of ChinaCast Communication Holdings Limited (“ChinaCast”) who hold in the aggregate 51.2% of ChinaCast’s issued and outstanding ordinary shares (the “Majority Shareholders”), pursuant to

ChinaCast Education Corporation
(formerly Great Wall Acquisition Corporation)
(a corporation in the development stage)

Notes to Financial Statements — (Continued)

which the Majority Shareholders agreed to accept a pre-conditional voluntary tender offer (the “Tender Offer”) made by the Company (See Note 8).

On March 21, 2006, after approval thereof at its special meeting of stockholders held that day, the Company filed with the Secretary of State of the State of Delaware a certificate of amendment to its certificate of incorporation, the effect of which was to (i) eliminate the provision of its certificate of incorporation that purported to prohibit amending its “business combination” provisions; (ii) extend the date before which the registrant must complete a business combination, to avoid being required to liquidate, from March 23, 2006 to December 31, 2006; and (iii) allow holders of up to 20% of the shares issued in the registrant’s initial public offering (“Public Shares”) who vote against the proposals considered at the meeting and elect conversion to convert their Public Shares into cash held in the registrant’s IPO trust account. There is no assurance that the Company will be able to successfully effect a Business Combination during this period. This factor raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements are prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses on these accounts.

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123(R)”), “Share Based Payment”. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financials statements based on their fair values. The Company is required to adopt SFAS 123(R)effective January 1, 2006. The Company does not believe that the adoption of SFAS 123(R) will have a significant impact on its financial condition or results of operations.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2.	Initial Public Offering

On March 23, 2004, the Company sold 4,000,000 units (“Units”) in the Offering. On March 30, 2004, the Company sold an additional 515,975 Units pursuant to the underwriters’ over-allotment option. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two redeemable common stock purchase warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination with a target business or one year from the effective date of the Offering and expiring five years from the date of the prospectus. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

ChinaCast Education Corporation
(formerly Great Wall Acquisition Corporation)
(a corporation in the development stage)

Notes to Financial Statements — (Continued)

In connection with this Offering, the Company issued, for $100, an option to the representative of the underwriters to purchase 400,000 Units at an exercise price of $9.90 per Unit. In addition, the warrants underlying such Units are exercisable at $6.95 per share.

The Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed and the Purchaser of the units would have paid the full unit purchase price solely for the share component of the units. The Company will have no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

If the Tender Offer is not consummated by December 31, 2006, the Company will be forced to liquidate. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the price per share in the Initial Public Offering due to costs related to the Initial Public Offering and Company operations and since no value would be realized on the Warrants.

3.	Income taxes

Components of income taxes are as follows:

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2005	2004

Current
Federal	$126,978	$—
State	36,602	—

Total Current	163,580	—

Deferred		—
Federal	(126,978)	—
State	—	—

Total deferred	(126,978)	—

Total income taxes	$36,602	—

ChinaCast Education Corporation
(formerly Great Wall Acquisition Corporation)
(a corporation in the development stage)

Notes to Financial Statements — (Continued)

The effective tax rate differs from the statutory rate due to the following:

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2005	2004

Statutory rate	(34.0)	(34.0)%
State and local taxes	(11.8)	(11.8)
Non deductible professional fees	31.4	—
Increase in valuation allowance	17.5	45.8

Effective tax rate	3.1%	—%

The Deferred tax asset consists of the following:

December 31,
2005

Deferred interest income	80,487
Deferred operating costs	295,620

376,107
Less valuation allowance	(249,129)

Net deferred tax asset	$126,978

4.	Commitment and Contingencies

The Company presently occupies office space provided by an affiliate of an Initial Stockholder. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $500 per month for such services commencing on the effective date of the Offering. The statements of operations for the year ended December 31, 2005 includes $6,000 related to this agreement.

The Company entered a consulting agreement as of April 1, 2005 with a third party to assist it with a finding a target business and consummating a Business Combination. The initial term of the consulting agreement was October 1, 2005, which was extended to March 23, 2006 by mutual agreement of both parties. This consulting agreement may be terminated by one party in connection with a material violation of the agreement by the other party, or by either party for any reason upon 30 days prior written notice. Under this consulting agreement, the consultant is entitled to fees of $10,000 per month before December 1, 2005 and $5,000 per month after December 1, 2005 and reasonable travel and out-of-pocket expenses. During the year ended December 31, 2005, the Company paid this consultant $85,000 in fees, which are included in professional fees for this year.

If a Business Combination is completed, WR Hambrecht + Co. will be entitled to receive from the Company a transaction fee of $750,000 and a warrant conversion fee equal to 2.5% of the proceeds the Company receives from exercise of warrants within four years of consummation of such Business Combination. WR Hambrecht + Co. is also entitled to be reimbursed by the Company for certain out of pocket expenses. The Company’s underwriter, Broadband Capital Management LLC, will also be entitled to receive from the Company a warrant conversion fee equal to 2.5% of such warrant proceeds.

Since the extension of the period during which the Company could consummate a business acquisition, as described in Note 1, was not contemplated in the Offering, stockholders may have securities law claims against the Company for rescission (under which a successful claimant has the right to receive the total amount paid for his or her shares pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the shares, in

ChinaCast Education Corporation
(formerly Great Wall Acquisition Corporation)
(a corporation in the development stage)

Notes to Financial Statements — (Continued)

exchange for surrender of the shares) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of the security). Such claims may entitle stockholders asserting them to more than the pro rata shares of the Trust Account to which they are entitled on conversion or liquidation. Holders of such claims, who may include all stockholders who own shares issued in the Company’s Offering, might seek to have the claims satisfied from funds in the Trust Account. The Company believes the shareholder claims for rescission or damages are remote. As such, the Company has not recorded a liability for such possible rescission. However, the Company cannot definitively predict whether stockholders will bring such claims, how many might bring them or the extent to which they might be successful.

5.	Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

6.	Common Stock

On January 7, 2004, the Company’s Board of Directors authorized a two for one forward stock split of its common stock. All references in the accompanying financial statements to the numbers of shares have been retroactively restated to reflect the stock split. At December 31, 2005, 10,231,950 shares of common stock were reserved for issuance upon exercise of redeemable warrants and underwriters’ unit purchase option.

7.	Loss Per Share

Basic loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the relevant year.

At December 31, 2005 and 2004, 10,231,950 shares of common stock were reserved for issuance upon exercise of the Warrants and the underwriter’s unit purchase option. Since the Company incurred a net loss during the years ended December 31, 2004 and 2005, the loss per share calculation for such periods excludes the effect of the warrants and option, since their effect would have been anti-dilutive.

8.	Tender Offer for Proposed Business Combination

On September 13, 2005, the Company entered Letters of Undertaking with the ChinaCast Majority Shareholders. Pursuant to the terms of the Tender Offer, each shareholder of ChinaCast will have the option to receive for the tender of such shareholder’s ChinaCast ordinary shares (the “ChinaCast Shares”) (i) one share of the Company’s common stock for every 21.29 shares of ChinaCast Shares tendered (the “Stock Offer”), or (ii) a cash payment of 0.28 Singapore dollars (US$0.167, based on the exchange rate of 1.6810 on September  13, 2005) for each of the ChinaCast Shares tendered. The Majority Shareholders irrevocably and unconditionally agreed to accept the Stock Offer. If the Tender Offer is consummated, ChinaCast and its subsidiaries will become subsidiaries of the Company. The Tender Offer and the related transactions, including an increase in the number of authorized shares of the Company, require approval by the holders of a majority of the shares sold in the Initial Public Offering (See Note 2). The Company will amend its charter in connection with the Tender Offer to increase the number of authorized shares of common stock to 100,000,000 to accommodate the Stock Offer.

In connection with this Tender Offer, a stockholder of the Company has agreed to reimburse ChinaCast for certain professional fees paid by ChinaCast relating to the Tender Offer. This stockholder reimbursed ChinaCast for approximately $301,000 during 2005. This amount was recorded as professional fees by the Company as well as a capital contribution by the stockholder.

An additional amount of approximately $507,000 which is due to ChinaCast as reimbursement for further expenses that had not been reimbursed by the stockholder prior to December 31, 2005, has been recorded as professional fees by the Company and a liability due to ChinaCast. Upon payment of these additional charges by the stockholder, this liability to ChinaCast will be deemed to have been paid through an additional capital contribution

ChinaCast Education Corporation
(formerly Great Wall Acquisition Corporation)
(a corporation in the development stage)

Notes to Financial Statements — (Continued)

by the stockholder. The December 31, 2005 financial statements have been restated to expense these professional fees. The changes to the December 31, 2005 financial statements were as follows:

Restatement of Prior Financial Statements

	Year Ended December 31, 2005
	As Reported	As Restated

Statement of Operations
Total operating expenses	$910,619	$1,718,619
Loss from operations	(910,619)	(1,718,619)
Loss before provision for income taxes	(370,355)	(1,178,355)
Net loss	(406,957)	(1,214,957)
Net loss per common share — basic and diluted	$(0.07)	$(0.22)

	Year Ended December 31, 2005
	As Reported	As Restated

Balance Sheet
Due to ChinaCast	$—	$507,000
Total current liabilities	836,854	1,343,854
Additional paid-in capital	19,380,508	19,681,508
Deficit accumulated during the development stage	(549,322)	(1,357,322)
Total stockholders’ equity	$18,831,738	$18,324,738

ChinaCast was incorporated under the laws of Bermuda on November 20, 2003 as an exempted company with limited liability, and as the holding company for a public flotation in Singapore of ChinaCast’s business. ChinaCast’s principal subsidiary, ChinaCast Technology (BVI) Limited (“ChinaCast Technology”), was founded in 1999 to provide ChinaCast Co., a company founded by ChinaCast’s Executive Director, with funding for its satellite broadband Internet services. ChinaCast is one of the leading providers of e-learning services to address the needs of K-12 schools, universities, government agencies and corporate enterprises in the People’s Republic of China and has been listed on the Main Board of the Singapore Exchange Securities Trading Limited since May 2004. ChinaCast is headquartered in Beijing with offices in Shanghai, Hong Kong and Singapore, and currently employs more than 160 employees throughout these locations.

9.	Post Balance Sheet Loans

On March 8, 2006, the Company obtained a US$50,000 loan from Justin Tang, a stockholder of the Company, for the purpose of funding obligations incurred by the Company in connection with proposing to amend its certificate of incorporation as detailed in its proxy statement, dated that date, relating to its special meeting of stockholders. Mr. Tang made an additional loan of $150,000 to the Company on April 24, 2006, on identical terms and for the same purpose. Mr. Tang has also agreed to indemnify the Company to the extent necessary to ensure that certain liabilities do not reduce funds in the Company’s IPO Trust Account, which indemnification obligation remains in effect.

The loans bear simple interest at the rate of 8% per annum, payable December 31, 2006, are prepayable in whole or in part at any time, and are subject to acceleration upon the occurrence of certain bankruptcy-related and default events set forth in the promissory notes evidencing them.

10. Subsequent Events:

On January 4, 2007, the Company filed an amendment to its articles of incorporation to change its name to ChinaCast Education Corporation and to increase the number of authorized shares of common stock to 100,000,000. The accompanying financial statements have been retroactively amended for this share increase.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
     The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions and the Representative’s non-accountable expense allowance) will be as follows:

Initial Trustees’ fee	$1,000.00	(1)
SEC Registration Fee	6,786.86
NASD filing fee	8,812.01
Printing and engraving expenses	25,000.00
Accounting fees and expenses	20,000.00
Directors & Officers liability insurance premiums	125,000.00	(2)
Legal fees and expenses (including blue sky services and expenses)	175,000.00
Miscellaneous	33,401.13
Total	$395,000.00	*
* Fees previously paid.

(1)	In addition to the initial acceptance fee that is charged by Continental Stock Transfer & Trust Company, as trustee, the registrant will be required to pay to Continental Stock Transfer & Trust Company annual fees of $3,000 for acting as trustee, $4,800 for acting as transfer agent of the registrant’s common stock, $2,400 for acting as warrant agent for the registrant’s warrants and $1,800 for acting as escrow agent.

(2)	This amount represents the approximate amount of Director and Officer liability insurance premiums the registrant anticipates paying following the consummation of its initial public offering and until it consummate a business combination.
Item 14. Indemnification of Officers and Directors
     Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.
     Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.
     “Section 145. Indemnification of officers, directors, employees and agents; insurance.
     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     (e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
     (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     Paragraph B of Article Eighth of our certificate of incorporation provides:
     “The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”
     Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriter and the Underwriter has agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.
Item 15. Recent Sales of Unregistered Securities.
     On December 22, 2006, we consummated the acquisition of ChinaCast. On that date, shareholders of ChinaCast that had previously executed Letters of Undertaking with us with respect to the sale of their shares and that collectively held 239,648,953 shares of ChinaCast or 51.22% of ChinaCast’s outstanding shares accepted the voluntary conditional Offer made in Singapore by DBS Bank, for and on our behalf, to acquire all of the outstanding ordinary shares of ChinaCast. As a result of this acceptance of the Offer by the ChinaCast shareholders that previously executed the Letters of Undertaking, ChinaCast become our subsidiary and such acquisition qualified as a “business combination” under our amended and restated certificate of incorporation. Each of the ChinaCast shareholders who accepted the Offer received 0.04697048 new share of our common stock in exchange for each share of ChinaCast tendered by such shareholder. As of January 18, 2007 we had issued to the former ChinaCast shareholders in connection with the Offer, a total of 17,624,727 shares of our common stock in offshore transactions in reliance on Regulation S of the Securities Act. As of February 12, 2007, we issued to Hughes Network System, LLC, a former ChinaCast share holder, 2,957,573 shares of our common stock in exchange for 62,966,736 shares of ChinaCast held by such share holder. These shares were issued to Hughes, as “accredited investor”, in an exempted transaction under Section 4(2) of the Securities Act.

Item 16. Exhibits

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement (1)

4.2	Specimen Common Stock Certificate (1)

4.3	Specimen Warrant Certificate (1)

5.1	Opinion of Graubard Miller as to the legality of the securities being registered. (1)

23.1	Consent of Graubard Miller (included in Exhibit 5.1).

23.2	Consent of Goldstein Golub Kessler LLP, independent registered public accounting firm.

23.3	Consent of Deloitte Touche Tohmatsu CPA Ltd., independent registered public accountants

(1)	Incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 4, 2003, and subsequently amended on January 13, 2004, February 25, 2004 and March 9, 2004.
Item 17. Undertakings.
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided, however, that
     (A) subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by these subparagraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (B) subparagraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by these subparagraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, People’s Republic of China, on the 12th day of February, 2007.

CHINACAST EDUCATION CORPORATION
By:	/s/ Ron Chan Tze Ngon
Ron Chan Tze Ngon
Chairman and Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Ron Chan Tze Ngon
Ron Chan Tze Ngon	Chairman and Chief Executive Officer (Principal Executive Officer)	February 12, 2007

/s/ Antonio Sena
Antonio Sena	Chief Financial Officer (Principal Accounting Officer)	February 12, 2007

/s/ Richard Xue
Richard Xue	Director	February 12, 2007

/s/ Justin Tang
Justin Tang	Director	February 12, 2007

/s/ Yin Jianping
Yin Jianping	Directors	February 12, 2007

/s/ Daniel Tseung
Daniel Tseung	Director	February 12, 2007